FILED PURSUANT TO RULE 424(B)(5)
                                                REGISTRATION NO. 333-12257
================================================================================

                  SUBJECT TO COMPLETION, DATED MARCH 17, 1998

P R O S P E C T U S S U P P L E M E N T
(TO COMPANY PROSPECTUS AND RESALE PROSPECTUS,
EACH DATED MARCH 17, 1998)

                                8,032,563 SHARES

                                 [SINCLAIR LOGO]

                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                                   -----------
     Of the 8,032,563 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Sinclair Broadcast Group, Inc. ("Sinclair" or the "Company") offered hereby, 6,000,000 shares are being offered by the Company (the "Offering") and 2,032,563 shares are being offered by certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. The Class A Common Stock is traded on the Nasdaq National Market System under the symbol "SBGI." On March 16, 1998, the last reported sale price of the Class A Common Stock as reported by Nasdaq was $55 15/16 per share.

     The Company's outstanding capital stock consists of shares of Class A Common Stock, shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), shares of Series B Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), shares of Series C Preferred Stock, par value $.01 per share (the "Series C Preferred Stock") and shares of Series D Convertible Exchangeable Preferred Stock, par value $.01 per share (the "Series D Preferred Stock"). The rights of the Class A Common Stock and the Class B Common Stock (collectively, the "Common Stock") are identical, except that each share of Class A Common Stock entitles the holder thereof to one vote in respect of matters submitted for the vote of holders of Common Stock, whereas each share of Class B Common Stock entitles the holder thereof to one vote on "going private" and certain other transactions and to ten votes on other matters. Immediately after the sale of all shares covered by this Prospectus Supplement, the Controlling Stockholders (as defined in the accompanying Prospectuses) and their Permitted Transferees (generally, related parties of a Controlling Stockholder) will have the power to vote 100% of the outstanding shares of Class B Common Stock representing, together with the Class A Common Stock held by the Controlling Stockholders, approximately 91.3% of the aggregate voting power of the Company's capital stock, assuming no exercise of the Underwriters' over-allotment option. Each share of Class B Common Stock converts automatically into one share of Class A Common Stock upon sale or other transfer to a party other than a Permitted Transferee. Each share of Series B Preferred Stock has a liquidation preference of $100, is convertible into approximately 3.64 shares of Class A Common Stock (subject to adjustment), and has 3.64 votes on all matters on which holders of shares of Common Stock have a vote. Except as described in the accompanying Prospectuses, the Series C and Series D Preferred Stock do not have rights to vote on matters on which holders of shares of Common Stock have a vote. See "Description of Capital Stock" in the accompanying Prospectuses.

                                   -----------

   SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUSES FOR
    A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE
             PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

                                   -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EX-
   CHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUSES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================

               PRICE TO     UNDERWRITING DISCOUNTS     PROCEEDS TO         PROCEEDS TO
                PUBLIC        AND COMMISSIONS (1)      COMPANY (2)     SELLING STOCKHOLDERS
Per Share     $            $                          $               $
Total(3)      $            $                          $               $

================================================================================
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company estimated at $800,000.
(3) The Company and the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an additional 900,000 and 304,884 shares, respectively, of Class A Common Stock on the same terms as set forth above solely to cover over-allotments, if any. If all such 1,204,884 shares are purchased, the total Price to the Public, Underwriting Discounts and Commissions, Proceeds to the Company and Proceeds to the Selling Stockholders will be $ , $ , $ and $ , respectively. See "Underwriting." The Company will not receive any of the proceeds from the sale of shares of Class A Common Stock by Selling Stockholders pursuant to the over-allotment option.

                                  -----------

The shares of Class A Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the Class A Common Stock will be available for delivery on or about March , 1998 at the offices of Smith Barney Inc., 333 W. 34th Street, New York, New York 10001.

                                  -----------
SALOMON SMITH BARNEY
     BT ALEX. BROWN

          CREDIT SUISSE FIRST BOSTON
                BEAR, STEARNS & CO. INC.

                     FURMAN SELZ
                           GOLDMAN, SACHS & CO.

                                  LEHMAN BROTHERS

March  , 1998                             NATIONSBANC MONTGOMERY SECURITIES LLC



Information contained herein is subject to completion or amendment. This Prospectus Supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                 [SINCLAIR LOGO]






CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF CLASS A COMMON STOCK, INCLUDING OVERALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THOSE ACTIVITIES, SEE "UNDERWRITING."

     [MAP OF UNITED STATES DEPICTING TELEVISION AND RADIO STATION LOCATIONS]













          TELEVISION AND RADIO STATIONS THAT WILL BE OWNED OR PROVIDED
      PROGRAMMING SERVICES BY THE COMPANY PURSUANT TO LMAS UPON COMPLETION
        OF ALL PENDING ACQUISITIONS AND DISPOSITIONS, AND EXERCISE OF ALL
         OPTIONS TO ACQUIRE (OTHER THAN THE OPTION TO ACQUIRE WSYX-TV IN
                  COLUMBUS, OHIO). SEE "BUSINESS OF SINCLAIR."

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary should be read in conjunction with the more detailed information, financial statements and notes thereto appearing elsewhere in or incorporated by reference into this Prospectus Supplement and the accompanying Prospectuses. Unless the context requires otherwise, this Prospectus Supplement and the accompanying Prospectuses assume no exercise of the Underwriters' over-allotment option. Unless the context otherwise indicates or unless specifically defined otherwise, as used herein, the "Company" or "Sinclair" means Sinclair Broadcast Group, Inc. and its direct and indirect wholly-owned subsidiaries (collectively, the "Subsidiaries"). See "Glossary" beginning on page S-73 for the definition of certain capitalized terms used herein.

                                    SINCLAIR

     The Company is a diversified broadcasting company that currently owns or programs pursuant to Local Marketing Agreements ("LMAs") 35 television stations and, upon consummation of all pending acquisitions and dispositions, will own or program pursuant to LMAs 56 television stations. The Company owns or programs pursuant to LMAs 52 radio stations and upon consummation of all pending acquisitions and dispositions, the Company will own or program pursuant to LMAs 51 radio stations. The Company also has options to acquire two additional radio stations. The Company believes that upon completion of all pending acquisitions and dispositions it will be one of the top 10 radio groups in the United States, when measured by the total number of radio stations owned or programmed pursuant to LMAs.

     The 35 television stations the Company currently owns or programs pursuant to LMAs are located in 24 geographically diverse markets, with 23 of the stations in the top 51 television designated market areas ("DMAs") in the United States. Upon consummation of all pending acquisitions and dispositions, the Company will own or program television stations in 37 geographically diverse markets (with 30 of such stations in the top 51 DMAs) and will reach approximately 22.5% of the television households in the United States. The Company currently owns or programs 11 stations affiliated with Fox Broadcasting Company ("Fox"), 10 with The WB Television Network ("WB"), four with ABC, two with NBC, two with United Paramount Television Network Partnership ("UPN") and one with CBS. Five stations operate as independents. Upon consummation of all pending acquisitions and dispositions and the transfer of affiliations pursuant to existing agreements, 23 of the Company's owned or programmed television stations will be Fox affiliates, 11 will be WB affiliates, seven will be UPN affiliates, five will be ABC affiliates, three will be NBC affiliates, one will be a CBS affiliate and six will be operated as independents. Upon consummation of all pending acquisitions and dispositions and transfers of affiliations pursuant to existing agreements, the Company will own or program more stations affiliated with Fox than any other broadcaster.

     The Company's radio station group is geographically diverse with a variety of programming formats including country, urban, news/talk/sports, rock and adult contemporary. Of the 52 stations owned or provided programming services by the Company, 19 broadcast on the AM band and 33 on the FM band. The Company owns between three and eight stations in all but one of the 12 radio markets it serves.

     The Company has undergone rapid and significant growth over the course of the last seven years. Since 1991, the Company has increased the number of stations it owns or provides programming services to from three television stations to 35 television stations and 52 radio stations. From 1991 to 1997, net broadcast revenues and Adjusted EBITDA (as defined herein) increased from $39.7 million to $471.2 million, and from $15.5 million to $229.0 million, respectively. Pro forma for pending acquisitions and dispositions described below (except the Montecito Acquisition, the Lakeland Acquisition and the execution of an LMA with respect to WSYX-TV), net broadcast revenue and Adjusted EBITDA would have been $715.1 million and $344.7 million, respectively.

     The Company is a Maryland corporation formed in 1986. The Company's principal offices are located at 2000 West 41st Street, Baltimore, Maryland 21211, and its telephone number is (410) 467-5005.


                               RECENT DEVELOPMENTS

PENDING ACQUISITIONS AND DISPOSITIONS

     Certain information about pending acquisitions and dispositions of television and radio stations is set forth below. There can be no assurance that any of the pending acquisitions or dispositions will be completed. Additional information regarding acquisitions and dispositions is set forth in "Business of Sinclair -- Broadcasting Acquisition Strategy," "-- 1998 Acquisitions" and "-- 1997 Acquisitions."

     Sullivan Acquisition. In February 1998, the Company entered into an agreement to acquire all of the capital stock of Sullivan Broadcast Holdings, Inc. ("Sullivan Holdings") and Sullivan Broadcasting Company II, Inc. ("Sullivan II" and, together with Sullivan Holdings, "Sullivan") for a purchase price expected to be approximately $950 million to $1 billion, less the amount of certain outstanding indebtedness of Sullivan Holdings assumed by the Company (the "Sullivan Acquisition"). Upon the closing of all aspects of the Sullivan Acquisition, the Company will own or provide programming services to 13 additional television stations in 11 separate markets. The final purchase price will be based on a multiple of Sullivan's projected 1998 cash flow calculated at the initial closing of the Sullivan Acquisition. As part of the total consideration, the Company, at its option, may issue to the sellers up to $100 million of Class A Common Stock based on an average closing price of the Class A Common Stock. Among other conditions, the Sullivan Acquisition is subject to approval by the Federal Communications Commission ("FCC") and termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). An initial closing, at which the Company will acquire control of operating assets (excluding the License Assets) of, and acquire the right to program, the 13 television stations, is expected to occur in the second quarter of 1998. A second closing, at which the Company will acquire control of the License Assets of six of the stations, is expected to occur in the third quarter of 1998.

     Montecito Acquisition. In February 1998, the Company entered into an agreement to acquire all of the capital stock of Montecito Broadcasting Corporation ("Montecito") for approximately $33 million (the "Montecito Acquisition"). Montecito owns all of the issued and outstanding stock of Channel 33, Inc. which owns and operates KFBT-TV in Las Vegas, Nevada. Sinclair cannot acquire Montecito unless and until FCC rules permit Sinclair to own the broadcast license for more than one station in the Las Vegas market, or unless Sinclair no longer owns the broadcast license for KUPN-TV in Las Vegas. The Company will operate KFBT-TV through an LMA upon expiration of the applicable HSR Act waiting period. The Company expects to be able to enter into the LMA in the second quarter of 1998.

     Max Media Acquisition. In December 1997, the Company entered into agreements to acquire all of the equity interests of Max Media Properties, LLC ("Max Media") for approximately $255 million (the "Max Media Acquisition"). Upon the closing of the Max Media Acquisition, the Company will own or provide programming services to nine additional television stations in six separate markets and eight radio stations in two separate markets. Due to FCC restrictions, the Company will be required to divest certain of the radio stations it owns or proposes to acquire in the Norfolk, Virginia market prior to or simultaneously with the Max Media Acquisition. The Max Media Acquisition is subject to, among other conditions, approval by the FCC and termination of the applicable waiting period under the HSR Act and is expected to occur in the second quarter of 1998.

     Lakeland Acquisition. In November 1997, the Company entered into an agreement to acquire 100% of the stock of Lakeland Group Television Inc. ("Lakeland") for a purchase price of approximately $50 million (the "Lakeland Acquisition"), plus the assumption of certain indebtedness of Lakeland not to exceed $2.5 million. Upon the closing of the Lakeland Acquisition, the Company will own television station KLGT-TV in Minneapolis/St. Paul, Minnesota. The Lakeland Acquisition is subject to, among other conditions, approval by the FCC and termination of the applicable waiting period under the HSR Act and is expected to close in the first or second quarter of 1998.

     Heritage Acquisition. In July 1997, the Company entered into a purchase agreement to acquire certain assets of the radio and television stations of Heritage Media Group, Inc. ("Heritage") for approximately $630 million (the "Heritage Acquisition"). Pursuant to the Heritage Acquisition, and after giving effect to the dispositions described below and a third party's exercise of its option to acquire radio station KCAZ in Kansas City, Missouri, the Company has acquired or is providing programming services to three television stations in two separate markets and 13 radio stations in four separate markets. The Company also has the right to acquire three radio stations in the New Orleans, Louisiana market. Acquisition of the Heritage radio stations in the New Orleans market is subject to approval by the FCC and termination of the applicable waiting period under the HSR Act. The Company has reached an agreement to divest certain radio stations it owns or has the right to acquire in the New Orleans market and expects to receive FCC approval and clearance under the HSR Act in connection with such disposition.

     The Company has entered into agreements to sell to STC Broadcasting of Vermont, Inc. ("STC") two television stations and the Non-License Assets and rights to program a third television station, all of which were acquired in the Heritage Acquisition. The three television stations are in the Burlington, Vermont and Plattsburgh, New York market and will be sold for aggregate consideration of approximately $72 million. The Company expects to close the sale to STC during the second quarter of 1998 subject to, among other conditions, approval by the FCC and termination of the applicable waiting period under the HSR Act.

     The Company has also agreed to sell to Entertainment Communications, Inc. ("Entercom") seven radio stations it acquired in the Heritage Acquisition. The seven stations are located in the Portland, Oregon and Rochester, New York markets and will be sold for aggregate consideration of approximately $126.5 million. Subject to approval by the FCC and termination of the applicable waiting period under the HSR Act, the Company anticipates it will close on the sale of the Portland and Rochester radio stations to Entercom during the second quarter of 1998. Entercom is operating these stations pursuant to an LMA pending closing of the sale.

     Columbus Option. In connection with the Company's 1996 acquisition of the radio and television broadcasting assets of River City Broadcasting, L.P. ("River City"), the Company acquired a three-year option to purchase the assets of WSYX-TV in Columbus, Ohio (the "Columbus Option"). The exercise price for the Columbus Option is approximately $100 million, plus an amount of indebtedness relating to the WSYX-TV assets on the date of exercise (such indebtedness not to exceed $135 million). Due to the Company's ownership of another television station in the Columbus, Ohio market, the Antitrust Division of the Department of Justice (the "DOJ") is currently reviewing the Company's acquisition of and the right to operate WSYX-TV pursuant to an LMA. The Company has entered into an agreement with the DOJ pursuant to which the Company is required to notify the DOJ 10 business days before it begins programming WSYX-TV pursuant to an LMA or exercises the Columbus Option, which will give the DOJ the opportunity to seek to enjoin the Company's action if it chooses to do so.

     Other Dispositions. The Company has entered into an agreement to sell three radio stations in the Nashville, Tennessee market for approximately $35 million. The Company expects the closing to occur by the end of 1998.

     Ongoing Discussions. In furtherance of its acquisition strategy, the Company routinely reviews and conducts investigations of potential television, radio station and related businesses acquisitions. When the Company believes a favorable opportunity exists, the Company seeks to enter into discussions with the owners of such businesses regarding the possibility of an acquisition, disposition or station swap. At any given time, the Company may be in discussions with one or more of such business owners. The Company is in serious negotiations with various parties relating to the disposition and acquisition of television, radio and related properties which would be disposed of and acquired for aggregate consideration of approximately $75 million and $60 million, respectively. There can be no assurance that any of these or other negotiations will lead to definitive agreements or, if agreements are reached, that any transactions would be consummated.

     Acquisition Financing. The aggregate cash consideration needed to complete the purchase of the remaining stations under the Heritage Acquisition and to complete the Lakeland Acquisition, the Max Media Acquisition and the Sullivan Acquisition and to exercise the Columbus Option is expected to be approximately $1.6 billion (net of anticipated proceeds from sales of stations involved in these acquisitions). The Company intends to finance the acquisitions through a combination of available cash, the net proceeds of this Offering, $100 million of Class A Common Stock to be provided to Sullivan shareholders and available borrowings under its bank credit facility governed by the Third Amended and Restated Credit Agreement dated as of May 20, 1997 with The Chase Manhattan Bank, as agent (as amended from time to time, the "Bank Credit Agreement"). The current terms of the Company's Bank Credit Agreement do not allow the Company to borrow an amount sufficient to finance all of the pending acquisitions. The Company intends to begin discussions with its banks to refinance the Bank Credit Agreement promptly upon the completion of the Offering. The Company believes that such a refinancing can be accomplished on terms reasonably satisfactory to the Company, but there can be no assurance that the Company will be able to obtain such a refinancing on satisfactory terms. The indentures relating to the Company's 8 3/4% Senior Subordinated Notes due 2007, 9% Senior Subordinated Notes due 2007 and 10% Senior Subordinated Notes due 2005 restrict the incurrence of additional indebtedness and the use of proceeds of an equity issuance, but these restrictions are not expected to restrict the incurrence of indebtedness or use of proceeds of an equity issuance to finance the pending acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

AGREEMENT WITH THE WB NETWORK

     On July 4, 1997, the Company entered into an agreement with WB (the "WB Agreement"), pursuant to which the Company agreed that (i) certain stations currently affiliated with UPN would terminate their affiliations with UPN at the end of the affiliation term in January 1998 and would enter into 10-year affiliation agreements with WB effective as of that date, (ii) certain stations currently affiliated with WB would extend their affiliation agreements with WB,
(iii) certain stations currently affiliated with Fox would enter into affiliation agreements with WB when their affiliation expires, and (iv) certain other stations would become affiliated with WB. Under the terms of the WB Agreement, WB has agreed to pay the Company $64 million aggregate amount in monthly installments during the eight years commencing on January 16, 1998 in consideration for entering into the affiliation agreements with WB. In addition, WB will be obligated to pay an additional $10 million aggregate amount in monthly installments in each of the following two years provided that WB is in the business of supplying programming as a television network during each of those years.

     In connection with the change of affiliation, UPN has asserted that the Company did not effectively terminate the Company's affiliations with UPN. The Company has obtained a judicial declaration that it gave timely and proper notice of termination, and that decision has been upheld on initial appeal. UPN is seeking further appeal, and has also filed a separate action challenging Sinclair's termination. The court hearing UPN's separate action has stayed that action pending completion of appeals in the action brought by the Company. See "Risk Factors -- Certain Network Affiliation Agreements" in the accompanying Prospectuses and "Business of Sinclair -- Legal Proceedings."

                                  THE OFFERING

CLASS A COMMON STOCK OFFERED:
  Company................   6,000,000 shares(a)

  Selling Stockholders...   2,032,563 shares(a)(b)
                            ---------

    Total................   8,032,563 shares(a)(b)

COMMON STOCK TO BE OUTSTAND-
 ING AFTER THE OFFERING..   22,413,333  shares  of  Class A  Common  Stock(a)(c)
                            25,166,432 shares of Class B Common Stock
                            ----------
                            47,579,765 total shares of Common Stock(a)(c)

USE OF PROCEEDS..........   The net  proceeds to the Company  from the  Offering
                            will be used to repay amounts outstanding under the Company's Bank Credit Agreement. The Company may reborrow all of the amounts to be repaid and expects to do so to pay a portion of the costs of its pending acquisitions. See "Use of Proceeds."

VOTING RIGHTS............   The holders of the Class A Common Stock, the Class B
                            Common  Stock and the Series B Preferred  Stock vote
                            together  as  a  single  class  (except  as  may  be
                            otherwise  required by Maryland  law) on all matters
                            submitted to a vote of stockholders, with each share
                            of Class A Common Stock  entitled to one vote,  each
                            share of Class B Common  Stock  entitled to one vote
                            on "going  private" and certain  other  transactions
                            and to ten  votes  on all  other  matters,  and each
                            share of Series B Preferred  Stock  entitled to 3.64
                            votes (subject to adjustment). The holders of Series
                            C Preferred  Stock and the Series D Preferred  Stock
                            are not  entitled to vote on matters  submitted to a
                            vote of  stockholders  except  on  matters  that may
                            adversely   affect  their  rights  and  except  that
                            holders of each such  series have the right to elect
                            two    directors   of   the   Company   in   certain
                            circumstances.  See "Description of Capital Stock --
                            Preferred Stock" in the  accompanying  Prospectuses.
                            Each  share  of  Class  B  Common   Stock   converts
                            automatically into one share of Class A Common Stock
                            upon  the sale or other  transfer  of such  share of
                            Class B Common  Stock to a person  or  entity  other
                            than  a  Permitted  Transferee  (generally,  related
                            parties of a Controlling  Stockholder (as defined in
                            the  accompanying  Prospectuses)).   Each  share  of
                            Series B  Preferred  Stock may be  converted  at any
                            time,  at the  option of the  holder  thereof,  into
                            approximately  3.64  shares of Class A Common  Stock
                            (subject to adjustment).  Each class of Common Stock
                            otherwise has identical rights.  After giving effect
                            to the Offering  contemplated hereby,  approximately
                            91.3% of the total voting power of the capital stock
                            of the  Company  will be  owned  by the  Controlling
                            Stockholders  and their Permitted  Transferees.  See
                            "Risk   Factors   --  Voting   Rights;   Control  by
                            Controlling  Stockholders;  Potential  Anti-Takeover
                            Effect of Disproportionate Voting Rights" in the accompanying Prospectuses.

-----------
(a) Excludes up to 900,000 and 304,884 shares of Class A Common Stock that may be sold by the Company and the Selling Stockholders, respectively, upon exercise of the over-allotment option granted to the Underwriters. See "Underwriting."
(b) Shares sold by the Selling Stockholders will be issued by the Company upon conversion of approximately 558,955 shares of Series B Preferred Stock currently held by the Selling Stockholders. See "Selling Stockholders."
(c) Excludes 1,517,909 shares of Class A Common Stock that may be issued upon conversion of shares of Series B Preferred Stock outstanding after the Offering (of which 304,884 shares of Class A Common Stock may be issued and sold pursuant to the overallotment option granted to the Underwriters by the Selling Stockholders) and up to 3,504,786 shares of Class A Common Stock reserved for issuance pursuant to the Company's Incentive Stock Option Plan, Designated Participants Stock Option Plan, Long-Term Incentive Plan, Employee Stock Purchase Plan and the 401(k) Profit Sharing Plan. Also excludes 3,780,822 shares of Class A Common Stock that may be issued upon conversion of shares of the Series D Preferred Stock (based on the conversion price at date of issuance). See "Risk Factors -- Potential Effect on the Market Price Resulting from Shares Eligible for Future Sale" in the accompanying Prospectuses.

NASDAQ NATIONAL MARKET SYSTEM
 SYMBOL..................   SBGI

DIVIDEND POLICY..........   The Company generally has not paid a dividend on its
                            Common  Stock  and  does  not  expect  to  pay  cash
                            dividends  on its  Common  Stock in the  foreseeable
                            future.  The Company's ability to pay cash dividends
                            in  the  future  is  subject  to   limitations   and
                            prohibitions  contained in certain debt  instruments
                            to which the Company is a party.  See "Risk  Factors
                            --  Dividend   Restrictions"   in  the  accompanying
                            Prospectuses.

SINCLAIR BROADCAST GROUP, INC. -- SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED
                                FINANCIAL DATA

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The summary historical consolidated financial data for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 have been derived from the Company's audited Consolidated Financial Statements (the "Consolidated Financial Statements"). The Consolidated Financial Statements for the years ended December 31, 1995, 1996 and 1997 are included in Sinclair's Annual Report on Form 10-K for the period ended December 31, 1997 (the "1997 Form 10-K"), which is incorporated herein by reference. The summary pro forma statement of operations data and other data of the Company reflect (i) completion of the Heritage Acquisition, the Max Media Acquisition and the Sullivan Acquisition (the "Significant Acquisitions"), (ii) the issuance of $200,000,000 in principal amount of the Company's 9% Senior Subordinated Notes due 2007 (the "July 1997 Notes") issued on July 2, 1997 (the "July 1997 Notes Issuance"), (iii) the issuance of $200,000,000 in liquidation amount of the Company's 11 5/8% High Yield Trust Offered Preferred Securities (the "HYTOPS") issued on March 14, 1997 (the "HYTOPS Issuance"), (iv) the issuance of 5,645,000 shares of Class A Common Stock in September 1997 (the "1997 Common Stock Issuance"); (v) the issuance of 3,450,000 shares of Series D Preferred Stock in September 1997 (the "1997 Preferred Stock Issuance"); (vi) the issuance of $250,000,000 in principal amount of the Company's 8 3/4% Senior Subordinated Notes due 2007 (the "December 1997 Notes Issuance") and the December 1997 repurchase of $98.1 million in principal amount of the Company's 10% Senior Subordinated Notes due 2003 (the "Debt Repurchase" and, together with the July 1997 Notes Issuance, the HYTOPS Issuance, the 1997 Common Stock Issuance, the 1997 Preferred Stock Issuance and the December 1997 Notes Issuance, the "1997 Financings"); and (vii) the Offering (assuming a price to the public of $57 per share) and the application of the proceeds therefrom as set forth in "Use of Proceeds, " as though each occurred at the beginning of the periods presented and are derived from the pro forma consolidated financial statements of the Company included elsewhere in this Prospectus Supplement. See "Pro Forma Consolidated Financial Information of Sinclair." The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Sinclair" included herein, Sinclair's Consolidated Financial Statements, included in the 1997 Form 10-K and the historical financial statements of Heritage, Max Media and Sullivan included in the Company's Current Report on Form 8-K filed March 17, 1998 (the "March 17, 1998 Form 8-K").

                                                                               YEARS ENDED DECEMBER 31,
                                                         --------------------------------------------------------------------
                                                             1993        1994(A)       1995(A)       1996(A)       1997(A)
                                                         ------------ ------------- ------------- ------------- -------------
STATEMENT OF OPERATIONS DATA:
 Net broadcast revenues(c) .............................   $69,532       $118,611     $187,934      $ 346,459     $471,228
 Barter revenues .......................................     6,892        10,743        18,200         32,029       45,207
                                                           -------       --------     --------      ---------     --------
   Total revenues ......................................    76,424       129,354       206,134        378,488      516,435
                                                           -------       --------     --------      ---------     --------
 Operating expenses, excluding depreciation and
   amortization, deferred compensation and special
   bonuses paid to executive officers ..................    32,295        50,545        80,446        167,765      236,376
 Depreciation and amortization(d) ......................    22,486        55,587        80,410        121,081      152,170
 Amortization of deferred compensation .................        --            --            --            739        1,636
 Special bonuses paid to executive officers ............    10,000         3,638            --             --           --
                                                           -------       --------     --------      ---------     --------
 Broadcast operating income ............................    11,643        19,584        45,278         88,903      126,253
                                                           -------       --------     --------      ---------     --------
 Interest and amortization of debt discount expense         12,852        25,418        39,253         84,314       98,393
 Interest and other income .............................     2,131         2,447         4,163          3,478        2,228
 Subsidiary trust minority interest expense(e) .........        --            --            --             --       18,600
                                                           -------       --------     --------      ---------     --------
 Income (loss) before (provision) benefit for in-
   come taxes and extraordinary item ...................   $   922       $(3,387)     $ 10,188      $   8,067     $ 11,488
                                                           =======       ========     ========      =========     ========
 Net income (loss) available to common share-
   holders .............................................   $(7,945)      $(2,740)     $     76      $   1,131     $(13,329)
                                                           =======       ========     ========      =========     ========
 Diluted Earnings per share:
   Net income (loss) before extraordinary item .........   $    --       $ (0.09)     $   0.15      $   0.03      $  (0.11)
                                                           =======       ========     ========      =========     ========
   Extraordinary item ..................................   $ (0.27)      $    --      $  (0.15)     $      --     $  (0.15)
                                                           =======       ========     ========      =========     ========
   Net income (loss) ...................................   $ (0.27)      $ (0.09)     $     --      $   0.03      $  (0.33)
                                                           =======       ========     ========      =========     ========
   Weighted average shares outstanding (in thou-
    sands) .............................................    29,000        29,000        32,205         37,381       40,078
                                                           =======       ========     ========      =========     ========
OTHER DATA:
 Broadcast cash flow(f) ................................   $37,498       $67,519      $111,124      $ 189,216     $243,406
 Broadcast cash flow margin(g) .........................    53.9 %        56.9 %        59.1 %         54.6 %       51.7  %
 Adjusted EBITDA(h) ....................................   $35,406       $64,547      $105,750       $180,272     $229,000
 Adjusted EBITDA margin(g) .............................    50.9 %        54.4 %        56.3 %         52.0 %       48.6  %
 After tax cash flow(i) ................................   $20,850       $24,948      $ 54,645       $ 77,484     $104,884
 Program contract payments .............................     8,723        14,262        19,938         30,451       51,059
 Capital expenditures ..................................       528         2,352         1,702         12,609       19,425
 Corporate overhead expense ............................     2,092         2,972         5,374          8,944       14,406



                                                                                                CONSOLIDATED
                                                                              CONSOLIDATED      HISTORICAL,
                                                                              HISTORICAL,     1997 FINANCINGS,
                                                            CONSOLIDATED    1997 FINANCINGS     SIGNIFICANT
                                                           HISTORICAL AND   AND SIGNIFICANT     ACQUISITIONS
                                                          1997 FINANCINGS     ACQUISITIONS      AND OFFERING
                                                         ----------------- ----------------- -----------------
                                                               PRO FORMA YEAR ENDED DECEMBER 31, 1997(B)
                                                         -----------------------------------------------------
STATEMENT OF OPERATIONS DATA:
 Net broadcast revenues(c) .............................     $471,228          $715,086          $715,086
 Barter revenues .......................................       45,207            72,215            72,215
                                                             --------          --------          --------
   Total revenues ......................................      516,435           787,301           787,301
                                                             --------          --------          --------
 Operating expenses, excluding depreciation and
   amortization, deferred compensation and special
   bonuses paid to executive officers ..................      236,376           374,867           374,867
 Depreciation and amortization(d) ......................      152,552           263,185           263,185
 Amortization of deferred compensation .................        1,636             1,636             1,636
 Special bonuses paid to executive officers ............           --                --                --
                                                             --------          --------          --------
 Broadcast operating income ............................      125,871           147,613           147,613
                                                             --------          --------          --------
 Interest and amortization of debt discount expense            83,428           195,634           172,818
 Interest and other income .............................        2,228            19,391            19,391
 Subsidiary trust minority interest expense(e) .........       23,250            23,250            23,250
                                                             --------          --------          --------
 Income (loss) before (provision) benefit for in-
   come taxes and extraordinary item ...................     $ 21,421          $(51,880)         $(29,064)
                                                             ========          ========          ========
 Net income (loss) available to common share-
   holders .............................................     $(15,026)         $(64,030)         $(50,340)
                                                             ========          ========          ========
 Diluted Earnings per share:
   Net income (loss) before extraordinary item..........     $   0.03          $  (1.07)         $  (0.67)
                                                             ========          ========          ========
   Extraordinary item ..................................     $  (0.14)         $  (0.14)         $  (0.12)
                                                             ========          ========          ========
   Net income (loss) ...................................     $  (0.35)         $  (1.44)         $  (1.00)
                                                             ========          ========          ========
   Weighted average shares outstanding (in thou-
    sands) .............................................       42,583            44,337            50,337
                                                             ========          ========          ========
OTHER DATA:
 Broadcast cash flow(f) ................................     $243,406          $361,448          $361,448
 Broadcast cash flow margin(g) .........................        51.7  %           50.5  %           50.5  %
 Adjusted EBITDA(h) ....................................     $229,000          $344,738           344,738
 Adjusted EBITDA margin(g) .............................        48.6  %           48.2  %           48.2  %
 After tax cash flow(i) ................................     $103,685          $129,342          $143,032
 Program contract payments .............................       51,059            67,696            67,696
 Capital expenditures ..................................       19,425            32,558            32,558
 Corporate overhead expense ............................       14,406            16,710            16,710

                                                   (Continued on following page)

                                                                                                                       PRO FORMA
                                                                        AS OF DECEMBER 31,                               AS OF
                                              ----------------------------------------------------------------------  DECEMBER 31,
                                                  1993        1994(A)       1995(A)        1996(A)        1997(A)       1997(B)
                                              ------------ ------------- ------------- --------------- ------------- -------------
                                                                                                                      (UNAUDITED)
BALANCE SHEET AND CASH
 FLOW DATA:
 Cash and cash equivalents .................. $18,036      $  2,446      $112,450      $    2,341      $139,327              --
 Total assets ............................... 242,917       399,328       605,272       1,707,297      2,034,234     $3,702,511
 Total debt(j) .............................. 224,646       346,270       418,171       1,288,103      1,080,722      2,090,348
 Company Obligated Mandatorily Re-
  deemable Security of Subsidiary
  Trust Holding Solely KDSM Senior
  Debentures(k) .............................      --            --            --              --       200,000         200,000
 Total stockholders' equity (deficit) ....... (11,024)      (13,723)       96,374         237,253       543,288         972,518
 Cash flows from operating activities(l).      11,230        20,781        55,986          69,298        96,625              --
 Cash flows from investing activities(l).....   1,521      (249,781)     (119,320)     (1,012,225)     (218,990)             --
 Cash flows from financing activities(l).....   3,462       213,410       173,338         832,818       259,351              --


      NOTES TO SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

(a) The Company made acquisitions in 1994, 1995, 1996 and 1997 as described in the footnotes to the Consolidated Financial Statements incorporated herein by reference. The statement of operations data and other data presented for periods preceding the dates of acquisitions do not include amounts for these acquisitions and therefore are not comparable to subsequent periods. Additionally, the years in which the specific acquisitions occurred may not be comparable to subsequent periods depending on when during the year the acquisition occurred.

(b) The pro forma statement of operations information in this table reflects the pro forma effect of the 1997 Financings, the completion of the Significant Acquisitions, and the completion of the Offering and the application of the net proceeds thereof as set forth in "Use of Proceeds" as if such transactions occurred on January 1, 1997. The pro forma balance sheet information gives effect to the Significant Acquisitions and the completion of the Offering and the application of the net proceeds thereof as set forth in "Use of Proceeds" as if such transactions occurred on December 31, 1997. See "Pro Forma Consolidated Financial Information of Sinclair" included elsewhere herein.

(c) Net broadcast revenues are defined as broadcast revenues net of agency commissions.

(d) Depreciation and amortization includes amortization of program contract costs and net realizable value adjustments, depreciation and amortization of property and equipment, and amortization of acquired intangible broadcasting assets and other assets including amortization of deferred financing costs and costs related to excess syndicated programming.

(e) Subsidiary trust minority interest expense represents the distributions on the HYTOPS.

(f) "Broadcast cash flow" is defined as broadcast operating income plus corporate overhead expense, special bonuses paid to executive officers, depreciation and amortization (including film amortization and amortization of deferred compensation, and excess syndicated programming), less cash payments for program contract rights. Cash program payments represent cash payments made for current program payables and do not necessarily correspond to program usage. Special bonuses paid to executive officers are considered unusual and non-recurring. The Company has presented broadcast cash flow data, which the Company believes are comparable to the data provided by other companies in the industry, because such data are commonly used as a measure of performance for broadcast companies. However, broadcast cash flow does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(g) "Broadcast cash flow margin" is defined as broadcast cash flow divided by net broadcast revenues. "Adjusted EBITDA margin" is defined as Adjusted EBITDA divided by net broadcast revenues. "After tax cash flow margin" is defined as after tax cash flow divided by net broadcast revenues.

                                            (notes continued on following page).

(h) "Adjusted EBITDA" is defined as broadcast cash flow less corporate overhead expense and is a commonly used measure of performance for broadcast companies. Adjusted EBITDA does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(i) "After tax cash flow" is defined as net income (loss) available to common shareholders plus extraordinary losses, minus extraordinary gains (before the effects of related tax benefits) plus depreciation and amortization of intangibles, (excluding film amortization), amortization of deferred compensation, amortization of excess syndicated programming, special bonuses paid to executive officers, and the deferred tax provision (or minus the deferred tax benefit). After tax cash flow is presented here not as a measure of operating results and does not purport to represent cash provided by operating activities. After tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(j) "Total debt" is defined as long-term debt, net of unamortized discount, and capital lease obligations, including current portion thereof. In 1992 total debt included warrants outstanding which were redeemable outside the control of the Company. The warrants were purchased by the Company for $10,400 in 1993. Total debt as of December 31, 1993 included $100,000 in principal amount of the 1993 Notes (as defined herein), the proceeds of which were held in escrow to provide a source of financing for acquisitions that were subsequently consummated in 1994 utilizing borrowings under the Bank Credit Agreement. $100,000 of the 1993 Notes was redeemed from the escrow in the first quarter of 1994. Total debt does not include the HYTOPS or the Company's preferred stock.

(k)  Company  Obligated  Mandatorily  Redeemable  Security of  Subsidiary  Trust
     Holding  Solely  KDSM  Senior  Debentures   represents  $200,000  aggregate
     liquidation value of the HYTOPS.

(l) These items are financial statement disclosures in accordance with generally accepted accounting principles and are also presented in the Company's consolidated financial statements incorporated by reference herein.

                                 USE OF PROCEEDS

     The proceeds to the Company from the Offering as contemplated hereby (net of underwriting discounts and commissions and the estimated expenses of the Offering) at an assumed offering price of $57 per share are estimated to be approximately $329.2 million ($378.7 million if the Underwriters' over-allotment option is exercised in full). The Company will not receive any of the net proceeds from the sale of Class A Common Stock by the Selling Stockholders. The $329.2 million net proceeds to the Company from the Offering will be used by the Company to repay amounts outstanding under the revolving credit facility (which amount was $330.5 million as of March 13, 1998) under the Company's Bank Credit Agreement. The Company may reborrow all of the amounts to be repaid and intends to do so to pay a portion of the costs of its pending acquisitions. The Bank Credit Agreement matures on December 31, 2004 and the average interest rate thereunder as of March 13, 1998 was 6.34%.

                                 CAPITALIZATION

     The following table sets forth, as of December 31, 1997, (a) the actual capitalization of the Company, (b) the pro forma capitalization of the Company as adjusted to reflect the Significant Acquisitions as if such acquisitions had occurred on December 31, 1997 and (c) the pro forma capitalization of the Company as adjusted to reflect the items noted in (b) and the Offering at an assumed offering price of $57 per share and the application of the estimated net proceeds therefrom as set forth in "Use of Proceeds" as if such transactions had occurred on December 31, 1997. The information set forth below should be read in conjunction with "Pro Forma Consolidated Financial Information of Sinclair" located elsewhere in this Prospectus Supplement and the Company's Consolidated Financial Statements as of and for the year ended December 31, 1997 and related notes thereto, the historical financial data of Heritage Media Services, Inc. -- Broadcasting Segment, the historical financial data of Max Media Properties LLC, and the historical financial data of Sullivan Broadcast Holdings, Inc. and Subsidiaries, all of which have been filed with the Commission as part of (i) the 1997 Form 10-K or (ii) the March 17, 1998 Form 8-K, each of which is incorporated herein by reference.

                                                                            DECEMBER 31, 1997
                                                              ----------------------------------------------
                                                                          (DOLLARS IN THOUSANDS)
                                                                                                SIGNIFICANT
                                                                                SIGNIFICANT     ACQUISITIONS
                                                                  ACTUAL       ACQUISITIONS     AND OFFERING
                                                              -------------   --------------   -------------
Cash and cash equivalents .................................    $  139,327       $       --      $       --
                                                               ==========       ==========      ==========
Current portion of long-term debt .........................    $   38,288       $   38,288      $   38,288
                                                               ==========       ==========      ==========
Long-term debt:
 Commercial bank financing ................................       272,011        1,610,867       1,281,637
 Notes and capital leases payable to affiliates ...........        19,500           19,500          19,500
 Senior subordinated notes ................................       750,923          750,923         750,923
                                                               ----------       ----------      ----------
 Total long-term debt .....................................     1,042,434        2,381,290       2,052,060
                                                               ----------       ----------      ----------
Company Obligated Mandatorily Redeemable Security
 of Subsidiary Trust Holding Solely KDSM Senior
 Debentures ...............................................       200,000          200,000         200,000
                                                               ----------       ----------      ----------
Stockholders' equity (deficit):
 Series B Preferred  Stock,  $.01 par value,  10,000,000
  shares  authorized and 1,071,381 and 512,426 shares
   issued and outstanding, respectively ...................            10               10               5
 Series D Convertible Exchangeable Preferred Stock,
   $.01 par value, 3,450,000 shares authorized and
   outstanding ............................................            35               35              35
 Class A Common Stock, $.01 par value, 100,000,000
   shares authorized and 13,733,430, 15,487,816, and
   23,520,379 shares issued and outstanding respec-
   tively .................................................           137              155             235
 Class B Common Stock, $.01 par value, 35,000,000
   shares authorized and 25,436,432 issued and out-
   standing ...............................................           255              255             255
 Additional paid-in capital ...............................       552,949          652,931         982,086
 Additional paid-in capital -- equity put options .........        23,117           23,117          23,117
 Additional paid-in capital -- deferred compensation                 (954)            (954)           (954)
 Accumulated deficit ......................................       (32,261)         (32,261)        (32,261)
                                                               ----------       ----------      ----------
   Total stockholders' equity .............................       543,288          643,288         972,518
                                                               ----------       ----------      ----------
    Total capitalization ..................................    $1,785,722       $3,224,578      $3,224,578
                                                               ==========       ==========      ==========

            PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF SINCLAIR

     The following Pro Forma Consolidated Financial Data include the unaudited pro forma consolidated balance sheet as of December 31, 1997 (the "Pro Forma Consolidated Balance Sheet") and the unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 (the "Pro Forma Consolidated Statement of Operations"). The unaudited Pro Forma Consolidated Balance Sheet is adjusted to give effect to the Significant Acquisitions, and the Offering at an assumed offering price of $57 per share and application of the net proceeds therefrom as set forth in "Use of Proceeds" above as if they occurred on December 31, 1997. The unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997 is adjusted to give effect to the 1997 Financings, the Significant Acquisitions and the Offering at an assumed offering price of $57 per share and assuming application of the net proceeds of the Offering as set forth in "Use of Proceeds" as if each occurred at the beginning of such period. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The Pro Forma Consolidated Financial Data should be read in conjunction with the Company's Consolidated Financial Statements as of and for the year ended December 31, 1997 and related notes thereto, the historical financial data of Heritage Media Services, Inc. -- Broadcasting Segment, the historical financial data of Max Media Properties LLC, and the historical financial data of Sullivan Broadcast Holdings, Inc. and Subsidiaries all of which have been filed with the Commission as part of (i) the 1997 Form 10-K; or (ii) the March 17, 1998 Form 8-K, each of which is incorporated herein by reference. The unaudited Pro Forma Consolidated Financial Data do not purport to represent what the Company's results of operations or financial position would have been had any of the above events occurred on the dates specified or to project the Company's results of operations or financial position for or at any future period or date.

                         SINCLAIR BROADCAST GROUP, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                                                               SIGNIFICANT ACQUISITIONS
                                                                                 ---------------------------------------------------
                                                                   CONSOLIDATED                                          SULLIVAN
                                                                    HISTORICAL      HERITAGE(A)      MAX MEDIA(B)    BROADCASTING(C)
                                                                  ------------- ----------------- ----------------- ----------------
                                  ASSETS
CURRENT ASSETS:
 Cash, including cash equivalents ................................  $  139,327     $  (139,327)
 Accounts receivable, net of allowance for doubtful accounts .....     123,018
 Current portion of program contract costs .......................      46,876           1,462       $     2,325      $    22,850
 Prepaid expenses and other current assets .......................       4,673
 Deferred barter costs ...........................................       3,727             578               640
 Refundable income taxes .........................................      10,581
 Deferred tax asset ..............................................       2,550
                                                                    ----------     -----------       -----------      ------------
   Total current assets ..........................................     330,752        (137,287)            2,965           22,850
PROGRAM CONTRACT COSTS, less current portion .....................      40,609           1,179             2,182           23,432
LOANS TO OFFICERS AND AFFILIATES .................................      11,088
PROPERTY AND EQUIPMENT, net ......................................     161,714          32,859            25,556           39,723
NON-COMPETE AND CONSULTING AGREEMENTS, net........................         200
OTHER ASSETS .....................................................     167,895         (65,500)          (12,817)
ACQUIRED INTANGIBLE BROADCASTING ASSETS, net.                        1,321,976         368,336           229,490        1,135,309
                                                                    ----------     -----------       -----------      ------------
   Total Assets ..................................................  $2,034,234     $   199,587       $   247,376      $ 1,221,314
                                                                    ==========     ===========       ===========      ============
              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable ................................................  $    5,207
 Accrued liabilities .............................................      40,532
 Current portion of long-term liabilities-
  Notes payable and commercial bank financing ....................      35,215
  Notes and capital leases payable to affiliation ................       3,073
  Program contracts payable ......................................      66,404     $     1,788       $     2,431      $    24,944
 Deferred barter revenues ........................................       4,273             350             1,026
                                                                    ----------     -----------       -----------      ------------
   Total current liabilities .....................................     154,704           2,138             3,457           24,944
LONG-TERM LIABILITIES:
  Notes payable and commercial bank financing ....................   1,022,934         196,673(d)        242,183(e)       900,000(f)
  Notes and capital leases payable to affiliates .................      19,500
  Program contracts payable ......................................      62,408             776             1,736           22,710
  Deferred tax liability .........................................      24,092                                            173,660
  Other long-term liabilities ....................................       3,611
                                                                    ----------     -----------       -----------      ------------
   Total liabilities .............................................   1,287,249         199,587           247,376        1,121,314
                                                                    ----------     -----------       -----------      ------------
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES                           3,697              --                --               --
                                                                    ----------     -----------       -----------      ------------
COMMITMENTS AND CONTINGENCIES
COMPANY OBLIGATED MANDATORILY REDEEM-
 ABLE SECURITY OF SUBSIDIARY TRUST HOLDING
 SOLELY KDSM SENIOR DEBENTURES ...................................     200,000              --                --               --
                                                                    ----------     -----------       -----------      ------------
STOCKHOLDERS' EQUITY:
  Series B Preferred Stock, $.01 par value, 10,000,000 shares authorized and 1,071,381 and 512,426 shares issued and
   outstanding ...................................................          10
  Series D Preferred Stock, $.01 par value, 3,450,000 shares
   authorized 3,450,000 shares issued and outstanding ............          35
  Class A Common  Stock,  $.01 par  value,  100,000,000
   shares authorized and 13,733,430, 15,487,816 and 23,520,379 re-
   spectively, shares issued and outstanding .....................         137                                                 18
  Class B Common Stock, $.01 par value, 35,000,000 shares
   authorized and 25,436,432 shares issued and outstanding........         255
  Additional paid-in capital .....................................     552,949                                             99,982
  Additional paid-in capital - equity put options ................      23,117
  Additional paid-in capital - deferred compensation .............        (954)
  Accumulated deficit ............................................     (32,261)
                                                                    ----------     -----------       -----------      ------------
   Total stockholders' equity ....................................     543,288              --                --          100,000
                                                                    ----------     -----------       -----------      ------------
   Total Liabilities and Stockholders' Equity ....................  $2,034,234     $   199,587       $   247,376      $ 1,221,314
                                                                    ==========     ===========       ===========      ============

                                                                     CONSOLIDATED
                                                                      HISTORICAL
                                                                    AND SIGNIFICANT
                                                                     ACQUISITIONS
                                                                   ----------------
                                  ASSETS
CURRENT ASSETS:
 Cash, including cash equivalents ................................    $       --
 Accounts receivable, net of allowance for doubtful accounts .....       123,018
 Current portion of program contract costs .......................        73,513
 Prepaid expenses and other current assets .......................         4,673
 Deferred barter costs ...........................................         4,945
 Refundable income taxes .........................................        10,581
 Deferred tax asset ..............................................         2,550
                                                                      ----------
   Total current assets ..........................................       219,280
PROGRAM CONTRACT COSTS, less current portion .....................        67,402
LOANS TO OFFICERS AND AFFILIATES .................................        11,088
PROPERTY AND EQUIPMENT, net ......................................       259,852
NON-COMPETE AND CONSULTING AGREEMENTS, net........................           200
OTHER ASSETS .....................................................        89,578
ACQUIRED INTANGIBLE BROADCASTING ASSETS, net.                          3,055,111
                                                                      ----------
   Total Assets ..................................................    $3,702,511
                                                                      ==========
              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable ................................................    $    5,207
 Accrued liabilities .............................................        40,532
 Current portion of long-term liabilities-
  Notes payable and commercial bank financing ....................        35,215
  Notes and capital leases payable to affiliation ................         3,073
  Program contracts payable ......................................        95,567
 Deferred barter revenues ........................................         5,649
                                                                      ----------
   Total current liabilities .....................................       185,243
LONG-TERM LIABILITIES:
  Notes payable and commercial bank financing ....................     2,361,790
  Notes and capital leases payable to affiliates .................        19,500
  Program contracts payable ......................................        87,630
  Deferred tax liability .........................................       197,752
  Other long-term liabilities ....................................         3,611
                                                                      ----------
   Total liabilities .............................................     2,855,526
                                                                      ----------
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES                             3,697
                                                                      ----------
COMMITMENTS AND CONTINGENCIES
COMPANY OBLIGATED MANDATORILY REDEEM-
 ABLE SECURITY OF SUBSIDIARY TRUST HOLDING
 SOLELY KDSM SENIOR DEBENTURES ...................................       200,000
                                                                      ----------
STOCKHOLDERS' EQUITY:
  Series B Preferred Stock,  $.01 par value,  10,000,000
   shares  authorized and 1,071,381 and 512,426 shares issued and
   outstanding ...................................................            10
  Series D Preferred Stock, $.01 par value, 3,450,000 shares
   authorized 3,450,000 shares issued and outstanding ............            35
  Class A Common Stock, $.01 par value, 100,000,000 shares
   authorized and 13,733,430, 15,487,816 and 23,520,379 re-
   spectively, shares issued and outstanding .....................           155
  Class B Common Stock, $.01 par value, 35,000,000 shares
   authorized and 25,436,432 shares issued and outstanding........           255
  Additional paid-in capital .....................................       652,931
  Additional paid-in capital - equity put options ................        23,117
  Additional paid-in capital - deferred compensation .............          (954)
  Accumulated deficit ............................................       (32,261)
                                                                      ----------
   Total stockholders' equity ....................................       643,288
                                                                      ----------
   Total Liabilities and Stockholders' Equity ....................    $3,702,511
                                                                      ==========

                         SINCLAIR BROADCAST GROUP, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                                                                                      CONSOLIDATED
                                                                                       CONSOLIDATED                    HISTORICAL,
                                                                                        HISTORICAL                     SIGNIFICANT
                                                                                     AND SIGNIFICANT                  ACQUISITIONS,
                                                                                       ACQUISITIONS      OFFERING(G)  AND OFFERING
                                                                                    ----------------  -------------- -------------
                                        ASSETS
CURRENT ASSETS:
 Cash, including cash equivalents .................................................    $       --                      $       --
 Accounts receivable, net of allowance for doubtful accounts ......................       123,018                         123,018
 Current portion of program contract costs ........................................        73,513                          73,513
 Prepaid expenses and other current assets ........................................         4,673                           4,673
 Deferred barter costs ............................................................         4,945                           4,945
 Refundable income taxes ..........................................................        10,581                          10,581
 Deferred tax asset ...............................................................         2,550                           2,550
                                                                                       ----------        -----------   ----------
   Total current assets ...........................................................       219,280               --        219,280
PROGRAM CONTRACT COSTS, less current portion ......................................        67,402                          67,402
LOANS TO OFFICERS AND AFFILIATES ..................................................        11,088                          11,088
PROPERTY AND EQUIPMENT, net .......................................................       259,852                         259,852
NON-COMPETE AND CONSULTING AGREEMENTS, net ........................................           200                             200
OTHER ASSETS ......................................................................        89,578                          89,578
ACQUIRED INTANGIBLE BROADCASTING ASSETS, net ......................................     3,055,111                       3,055,111
                                                                                       ----------        -----------   ----------
   Total Assets ...................................................................    $3,702,511        $      --     $3,702,511
                                                                                       ==========        ===========   ==========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable .................................................................    $    5,207                      $    5,207
 Accrued liabilities ..............................................................        40,532                          40,532
 Current portion of long-term liabilities-
  Notes payable and commercial bank financing .....................................        35,215                          35,215
  Notes and capital leases payable to affiliation .................................         3,073                           3,073
  Program contracts payable .......................................................        95,567                          95,567
 Deferred barter revenues .........................................................         5,649                           5,649
                                                                                       ----------        -----------   ----------
   Total current liabilities ......................................................       185,243               --        185,243
LONG-TERM LIABILITIES:
  Notes payable and commercial bank financing .....................................     2,361,790        $(329,230)     2,032,560
  Notes and capital leases payable to affiliates ..................................        19,500                          19,500
  Program contracts payable .......................................................        87,630                          87,630
  Deferred tax liability ..........................................................       197,752                         197,752
  Other long-term liabilities .....................................................         3,611                           3,611
                                                                                       ----------        -----------   ----------
   Total liabilities ..............................................................     2,855,526         (329,230)     2,526,296
                                                                                       ----------        -----------   ----------
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES ....................................         3,697               --          3,697
                                                                                       ----------        -----------   ----------
COMMITMENTS AND CONTINGENCIES
COMPANY OBLIGATED MANDATORILY REDEEMABLE SECURITY
 OF SUBSIDIARY TRUST HOLDING SOLELY KDSM SENIOR DEBEN-
 TURES ............................................................................       200,000               --        200,000
                                                                                       ----------        -----------   ----------
STOCKHOLDERS' EQUITY:
  Series B Preferred Stock, $.01 par value, 10,000,000 shares authorized and
   1,071,381 and 512,426 shares issued and outstanding ............................            10               (5)             5
  Series D Preferred Stock, $.01 par value, 3,450,000 shares authorized 3,450,000
   shares issued and outstanding ..................................................            35                              35
  Class A Common Stock, $.01 par value, 100,000,000 shares authorized and
   13,733,430, 15,487,816 and 23,520,379 respectively, shares issued and out-
   standing .......................................................................           155               80            235
  Class B Common Stock, $.01 par value, 35,000,000 shares authorized and
   25,436,432 shares issued and outstanding .......................................           255                             255
  Additional paid-in capital ......................................................       652,931          329,155        982,086
  Additional paid-in capital - equity put options .................................        23,117                          23,117
  Additional paid-in capital - deferred compensation ..............................          (954)                           (954)
  Accumulated deficit .............................................................       (32,261)                        (32,261)
                                                                                       ----------        -----------   ----------
   Total stockholders' equity .....................................................       643,288          329,230        972,518
                                                                                       ----------        -----------   ----------
   Total Liabilities and Stockholders' Equity .....................................    $3,702,511        $      --     $3,702,511
                                                                                       ==========        ===========   ==========

                  NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

(a) The Heritage Acquisition column reflects the assets and liabilities acquired in connection with the $630,000 purchase of Heritage. The Heritage Acquisition column gives effect to the Company's definitive agreements to sell radio stations KKSN-AM, KKSN-FM, and KKRH-FM serving the Portland, Oregon market, radio stations, WBBF-AM, WBEE-FM, WKLX-FM, and WQRV-FM serving the Rochester, New York market and television stations WPTZ-TV, WNNE-TV and WFFF-TV serving the Burlington, Vermont and Plattsburgh, New York markets (the "Dispositions"). Total acquired intangibles are calculated as follows:


                                                                                                HERITAGE
                                                                HERITAGE      DISPOSITIONS     ACQUISITION
                                                              ------------   --------------   ------------
 Purchase Price ...........................................                                    $  630,000
  Add:
   Liabilities acquired--
   Current portion of program contracts payable ...........    $   2,194        $  (406)            1,788
   Deferred barter revenues ...............................          676           (326)              350
   Long-term portion of program contracts payable .........          857            (81)              776
  Less:
   Assets acquired--
   Current portion of program contract costs ..............       (1,704)           242            (1,462)
   Deferred barter costs ..................................         (880)           302              (578)
   Program contract costs, less current portion ...........       (1,323)           144            (1,179)
   Property and equipment .................................      (45,840)        12,981           (32,859)
   Proceeds from sale of stations .........................                                      (228,500)
                                                                                               ----------
   Acquired intangibles ...................................                                    $  368,336
                                                                                               ==========

(b) The Max Media Acquisition column reflects the assets and liabilities acquired in connection with the $255,000 purchase of Max Media. The Max Media Acquisition is subject to a number of conditions customary for acquisitions of broadcasting properties. Total acquired intangibles are calculated as follows:

                                                                       MAX MEDIA
                                                                     ------------
       Purchase Price ............................................    $ 255,000
        Add:
         Liabilities acquired--
         Current portion of program contracts payable ............        2,431
         Deferred barter revenues ................................        1,026
         Long-term portion of program contracts payable ..........        1,736
        Less:
         Assets acquired--
         Current portion of program contract costs ...............       (2,325)
         Deferred barter costs ...................................         (640)
         Program contract costs, less current portion ............       (2,182)
         Property and equipment ..................................      (25,556)
                                                                      ---------
         Acquired intangibles ....................................    $ 229,490
                                                                      =========

(c) The Sullivan Broadcasting Acquisition column reflects the assets and liabilities acquired in connection with the $1,000,000 purchase of 100% of the outstanding capital stock of Sullivan Broadcast Holdings, Inc. and its subsidiaries. Included in the total purchase price is $100,000 of Class A Common Stock, which may be issued at the option of the Company pursuant to the Sullivan Acquisition Agreement. The Sullivan Acquisition is subject to a number of conditions customary for acquisitions of broadcasting properties. Total acquired intangibles are calculated as follows:


                                                                     SULLIVAN

                                                                  -------------
     Purchase Price ...........................................    $1,000,000
       Add:
        Liabilities acquired--
        Current portion of program contracts costs ............        24,944
        Long-term portion of program contract costs ...........        22,710
        Deferred tax liability ................................       173,660
       Less:
        Assets acquired--
        Current portion of program contracts ..................       (22,850)
        Program contract costs, less current portion ..........       (23,432)
        Property and equipment ................................       (39,723)
                                                                   ----------
        Acquired intangibles ..................................    $1,135,309
                                                                   ==========

(d) To reflect indebtedness of $196,673 incurred in connection with the Heritage Acquisition as follows:

     Purchase Price ........................    $  630,000
       Less:

        Proceeds from dispositions .........      (228,500)
        Deposits ...........................       (65,500)
        Cash utilized ......................      (139,327)
                                                ----------
        Indebtedness incurred ..............    $  196,673
                                                ==========

(e) To reflect $242,183 incurred (net of a $12,817 deposit) under the Bank Credit Agreement in connection with the Max Media Acquisition. The Company will need to obtain an amendment or refinancing of the Bank Credit Agreement in order to complete all pending acquisitions. See "Prospectus Supplement Summary -- Recent Developments."

(f) To reflect $900,000 incurred (net of $100,000 of Class A Common Stock, which may be issued at the option of the Company pursuant to the Sullivan Acquisition) under the Bank Credit Agreement in connection with the Sullivan Acquisition. The Company will need to obtain an amendment or refinancing of the Bank Credit Agreement in order to complete all pending acquisitions. See "Prospectus Supplement Summary -- Recent Developments."

(g) To reflect the net proceeds to the Company of the Offering at an assumed offering price of $57 per share, net of $12,770 underwriting discounts and commissions and estimated expenses and the application of the proceeds therefrom.

                         SINCLAIR BROADCAST GROUP, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                               1997 FINANCINGS
                                                                --------------------------------------------------------------------
                                                                                                      1997 COMMON      TENDER OFFER
                                                                                     JULY 1997            AND               AND
                                                   CONSOLIDATED       HYTOPS            DEBT           PREFERRED       DECEMBER 1997
                                                    HISTORICAL       ISSUANCE         ISSUANCE      STOCK ISSUANCES    DEBT ISSUANCE
                                                  ------------- ----------------- ---------------- ---------------- ----------------
REVENUES:
 Station broadcast revenues, net of agency
   commissions ..................................   $ 471,228
 Revenues realized from station barter
   arrangements .................................      45,207
                                                    ---------      ----------       ----------        --------        ---------
  Total revenues ................................     516,435              --               --              --               --
                                                    ---------      ----------       ----------        --------        ---------
OPERATING EXPENSES:
 Program and production .........................      92,178
 Selling, general and administrative ............     106,084
 Expenses realized from barter arrangements .....      38,114
 Amortization of program contract costs and net
   realized value adjustments ...................      66,290
 Amortization of deferred compensation ..........       1,636
 Depreciation and amortization of property and
   equipment ....................................      18,040
 Amortization of acquired intangible assets, non-
   compete, consult, and other ..................      67,840      $      133(f)    $      249(g)
                                                    ---------      ----------       ----------        --------        ---------
  Total operating expenses ......................     390,182             133              249              --               --
                                                    ---------      ----------       ----------        --------        ---------
  Broadcast operating income (loss) .............     126,253            (133)            (249)             --               --
                                                    ---------      ----------       ----------        --------        ---------
OTHER INCOME (EXPENSE):
 Interest and amortization of debt discount
   expense ......................................     (98,393)          1,852 (i)       (1,734)(j)    $ 16,857(k)     $  (2,010)(l)
 Subsidiary trust minority interest expense .....     (18,600)         (4,650)(o)
 Interest income ................................       2,174
 Other income ...................................          54
                                                    ---------      ----------       ----------        --------        ---------
  Income (loss) before provision (benefit) for
    income taxes ................................      11,488          (2,931)          (1,983)         16,857           (2,010)
PROVISION (BENEFIT) FOR INCOME
 TAXES ..........................................      15,984          (1,172)(q)         (793)(q)       6,743(q)          (804)(q)
                                                    ---------      ----------       ----------        --------        ---------
NET INCOME (LOSS) BEFORE
 EXTRAORDINARY ITEM .............................      (4,496)         (1,759)          (1,190)         10,114           (1,206)
EXTRAORDINARY ITEM ..............................      (6,070)                                                              (69)(r)
                                                    ---------                                                         ---------
NET INCOME (LOSS) ...............................   $ (10,566)     $   (1,759)      $   (1,190)       $ 10,114        $  (1,275)
                                                    =========      ==========       ==========        ========        =========
NET INCOME (LOSS) AVAILABLE TO COM-
 MON SHAREHOLDERS ...............................   $ (13,329)
                                                    =========
BASIC EARNINGS PER SHARE:
 Income (loss) per share before extraordinary
   item .........................................   $   (0.13)
                                                    =========
 Net income (loss) per share ....................   $   (0.37)
                                                    =========
 Average shares outstanding .....................      35,951
                                                    =========
DILUTED EARNINGS PER SHARE:
 Income (loss) per share before extraordinary
   item .........................................   $   (0.11)
                                                    =========
 Net income (loss) per share ....................   $   (0.33)
                                                    =========
 Average shares outstanding .....................      40,078
                                                    =========


                                                                                   SIGNIFICANT ACQUISITIONS
                                                         CONSOLIDATED   ----------------------------------------------
                                                        HISTORICAL AND                                    SULLIVAN
                                                       1997 FINANCINGS   HERITAGE(A)   MAX MEDIA(B)   BROADCASTING(C)
                                                      ----------------- ------------- -------------- -----------------
REVENUES:
 Station broadcast revenues, net of agency
   commissions ......................................    $  471,228       $ 72,383       $ 51,351        $ 120,124
 Revenues realized from station barter
   arrangements .....................................        45,207          3,996          5,362           17,650
                                                         ----------       --------       --------        ---------
  Total revenues ....................................       516,435         76,379         56,713          137,774
                                                         ----------       --------       --------        ---------
OPERATING EXPENSES:
 Program and production .............................        92,178         27,645         10,662           17,301
 Selling, general and administrative ................       106,084         17,010         24,148           28,319
 Expenses realized from barter arrangements .........        38,114          3,474          2,334           16,999
 Amortization of program contract costs and net
   realized value adjustments .......................        66,290          1,974          5,546           13,198
 Amortization of deferred compensation ..............         1,636
 Depreciation and amortization of property and
   equipment ........................................        18,040          4,246          4,713            9,464
 Amortization of acquired intangible assets, non-
   compete, consult, and other ......................        68,222         15,083          8,028           32,756
                                                         ----------       --------       --------        ---------
  Total operating expenses ..........................       390,564         69,432         55,431          118,037
                                                         ----------       --------       --------        ---------
  Broadcast operating income (loss) .................       125,871          6,947          1,282           19,737
                                                         ----------       --------       --------        ---------
OTHER INCOME (EXPENSE):
 Interest and amortization of debt discount
   expense ..........................................       (83,428)        (5,940)        (6,078)         (40,711)
 Subsidiary trust minority interest expense .........       (23,250)
 Interest income ....................................         2,174
 Other income .......................................            54          8,636          8,795               12
                                                         ----------       --------       --------        ---------
  Income (loss) before provision (benefit) for
    income taxes ....................................        21,421          9,643          3,999          (20,962)
PROVISION (BENEFIT) FOR INCOME
 TAXES ..............................................        19,958 (q)      7,583             --           (5,488)
                                                         ----------       --------       --------        ---------
NET INCOME (LOSS) BEFORE
 EXTRAORDINARY ITEM .................................         1,463          2,060          3,999          (15,474)
EXTRAORDINARY ITEM ..................................        (6,139)
                                                         ----------
NET INCOME (LOSS) ...................................    $   (4,676)      $  2,060       $  3,999        $ (15,474)
                                                         ==========       ========       ========        =========
NET INCOME (LOSS) AVAILABLE TO COM-
 MON SHAREHOLDERS ...................................    $  (15,026)
                                                         ==========
BASIC EARNINGS PER SHARE:
 Income (loss) per share before extraordinary
   item .............................................    $     0.04
                                                         ==========
 Net income (loss) per share ........................    $    (0.38)
                                                         ==========
 Average shares outstanding .........................        39,112 (s)
                                                         ==========
DILUTED EARNINGS PER SHARE:
 Income (loss) per share before extraordinary
   item .............................................    $     0.03
                                                         ==========
 Net income (loss) per share ........................    $    (0.35)
                                                         ==========
 Average shares outstanding .........................        42,583 (s)
                                                         ==========


                                                                                                                 CONSOLIDATED
                                                                            CONSOLIDATED                         HISTORICAL,
                                                                            HISTORICAL,                        1997 FINANCINGS,
                                                                          1997 FINANCINGS                        SIGNIFICANT
                                                          ACQUISITION     AND SIGNIFICANT                        ACQUISITIONS
                                                          ADJUSTMENTS       ACQUISITIONS        OFFERING         AND OFFERING
                                                      ------------------ ----------------- ------------------ -----------------
REVENUES:
 Station broadcast revenues, net of agency
   commissions ......................................                       $  715,086                           $  715,086
 Revenues realized from station barter
   arrangements .....................................                           72,215                               72,215
                                                                            ----------                           ----------
  Total revenues ....................................            --            787,301                --            787,301
                                                                 --         ----------                --         ----------
OPERATING EXPENSES:
 Program and production .............................                          147,786                              147,786
 Selling, general and administrative ................    $   (9,401)(d)        166,160                              166,160
 Expenses realized from barter arrangements .........                           60,921                               60,921
 Amortization of program contract costs and net
   realized value adjustments .......................                           87,008                               87,008
 Amortization of deferred compensation ..............                            1,636                                1,636
 Depreciation and amortization of property and
   equipment ........................................        (1,473)(e)         34,990                               34,990
 Amortization of acquired intangible assets, non-
   compete, consult, and other ......................        17,098 (h)        141,187                              141,187
                                                         ----------         ----------                           ----------
  Total operating expenses ..........................         6,224            639,688                --            639,688
                                                         ----------         ----------                --         ----------
  Broadcast operating income (loss) .................        (6,224)           147,613                --            147,613
                                                         ----------         ----------                --         ----------
OTHER INCOME (EXPENSE):
 Interest and amortization of debt discount
   expense ..........................................       (59,477)(m)       (195,634)        $  22,816 (n)       (172,818)
 Subsidiary trust minority interest expense .........                          (23,250)                             (23,250)
 Interest income ....................................          (280)(p)          1,894                                1,894
 Other income .......................................                           17,497                               17,497
                                                                            ----------                           ----------
  Income (loss) before provision (benefit) for
    income taxes ....................................       (65,981)           (51,880)           22,816            (29,064)
PROVISION (BENEFIT) FOR INCOME
 TAXES ..............................................       (26,392)(q)         (4,339)            9,126 (q)          4,787
                                                         ----------         ----------         ---------         ----------
NET INCOME (LOSS) BEFORE
 EXTRAORDINARY ITEM .................................       (39,589)           (47,541)           13,690            (33,851)
EXTRAORDINARY ITEM ..................................                           (6,139)                              (6,139)
                                                                            ----------                           ----------
NET INCOME (LOSS) ...................................    $  (39,589)        $  (53,680)        $  13,690         $  (39,990)
                                                         ==========         ==========         =========         ==========
NET INCOME (LOSS) AVAILABLE TO COM-
 MON SHAREHOLDERS ...................................                       $  (64,030)                          $  (50,340)
                                                                            ==========                           ==========
BASIC EARNINGS PER SHARE:
 Income (loss) per share before extraordinary
   item .............................................                       $    (1.16)                          $    (0.69)
                                                                            ==========                           ==========
 Net income (loss) per share ........................                       $    (1.57)                          $    (1.03)
                                                                            ==========                           ==========
 Average shares outstanding .........................                           40,866 (t)                           48,899 (u)
                                                                            ==========                           ==========
DILUTED EARNINGS PER SHARE:
 Income (loss) per share before extraordinary
   item .............................................                       $    (1.07)                          $    (0.67)
                                                                            ==========                           ==========
 Net income (loss) per share ........................                       $    (1.44)                          $    (1.00)
                                                                            ==========                           ==========
 Average shares outstanding .........................                           44,337 (t)                           50,337 (u)
                                                                            ==========                           ==========

                         SINCLAIR BROADCAST GROUP, INC.
             NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

(a) The Heritage column reflects the results of operations for for the period from January 1, 1997 to December 31, 1997, less television and radio stations the Company has definitive agreements to sell. These dispositions include the Portland, Oregon and Rochester, New York radio stations and the Burlington, Vermont and Plattsburgh, New York television stations.

(b) The Max Media column reflects the results of operations for Max Media for the period from January 1, 1997 to December 31, 1997. Included within "other income" is a one time gain on station sales of approximately $8,500.

(c) The Sullivan column reflects the results of operations for Sullivan for the period from January 1, 1997 to December 31, 1997.

(d) To adjust operating expenses for corporate overhead (net of integration costs the Company anticipates incurring as a result of the Significant Acquisitions) which the Company does not expect to incur upon consummation of the Heritage Acquisition, Max Media Acquisition and Sullivan Acquisition on a going-forward basis.

(e) To record depreciation expense related to acquired tangible assets and eliminate depreciation expense recorded by Heritage, Max Media, and Sullivan from January 1, 1997 to December 31, 1997. Tangible assets are to be depreciated over lives ranging from three to 20 years, calculated as follows:

                                                                                               YEAR ENDED
                                                                                            DECEMBER 31, 1997
                                                                            -------------------------------------------------
                                                                             HERITAGE   MAX MEDIA    SULLIVAN       TOTAL
                                                                            ---------- ----------- ------------ -------------
   Depreciation expense on acquired tangible assets .......................  $  5,231   $  4,637     $  7,082     $  16,950
   Less: Depreciation expense recorded by Heritage, Max Media and Sullivan     (4,246)    (4,713)      (9,464)      (18,423)
                                                                             --------   --------     --------     ---------
   Pro forma adjustment ...................................................  $    985   $    (76)    $ (2,382)    $  (1,473)
                                                                             ========   ========     ========     =========

(f) To record amortization expense on other assets that relate to the HYTOPS Issuance for one year ($7,677 over 12 years).

   Amortization expense on other assets ..................    $  640
   Amortization expense recorded by the Company ..........      (507)
                                                              ------
   Pro Forma adjustment ..................................    $  133
                                                              ======

(g) To record amortization expense on other assets that relate to the July 1997 Notes Issuance for one year ($4,766 over 10 years).

   Amortization expense on other assets ..................    $  477
   Amortization expense recorded by the Company ..........      (228)
                                                              ------
   Pro Forma adjustment ..................................    $  249
                                                              ======

(h) To record amortization expense related to acquired intangible assets and deferred financing costs and eliminate amortization expense recorded by Heritage, Max Media and Sullivan from January 1, 1997 to December 31, 1997. Intangible assets are to be amortized over lives ranging from one to 40 years, calculated as follows:

                                                                                                YEAR ENDED
                                                                                            DECEMBER 31, 1997
                                                                            --------------------------------------------------
                                                                              HERITAGE    MAX MEDIA    SULLIVAN       TOTAL
                                                                            ------------ ----------- ------------ ------------
   Amortization expense on acquired intangible assets .....................  $  20,974    $ 12,357    $  39,634    $  72,965
   Less: Amortization expense recorded by Heritage, Max Media and Sullivan     (15,083)     (8,028)     (32,756)     (55,867)
                                                                             ---------    --------    ---------    ---------
   Pro forma adjustment ...................................................  $   5,891    $  4,329    $   6,878    $  17,098
                                                                             =========    ========    =========    =========

(i) To record the net interest expense reduction for the year ended December 31, 1997 related to the application of the HYTOPS Issuance proceeds to the outstanding balance under the revolving credit facility under the Bank Credit Agreement offset by an increase in commitment fees for the available but unused portion of the revolving credit facility.

   Interest on adjusted borrowings on the revolving credit facility for the period from
     January 1, 1997 to March 5, 1997 ....................................................    $  2,865
   Commitment fee on available but unused borrowings of $250,000 for five months and
     $675,000 for seven months of revolving credit facility at 1/2 of 1%..................      (2,490)
   Commitment fee on available borrowings recorded by the Company ........................       1,477
                                                                                              --------
   Pro forma adjustment ..................................................................    $  1,852
                                                                                              ========

(j) To record the net interest expense reduction related to the application of the net proceeds of the July 1997 Debt Issuance to repay borrowings under the Bank Credit Agreement for the period from January 1, 1997 to June 27, 1997 offset by an increase in interest expense for the July 1997 Notes Issuance ($200,000 at 9%) net of interest recorded by the Company.

(k) To record the interest expense reduction of $16,857 related to the application of the net proceeds of the 1997 Common Stock Issuance and the 1997 Preferred Stock Issuance to repay borrowings under the Bank Credit Agreement for the period from January 1, 1997 to September 17, 1997.

(l) To record adjustments related to the December 1997 Notes Issuance ($250,000 at 8.75%) and the Debt Repurchase as follows:

     Interest Adjustments:
        Interest on December Debt Issuance for one year ..................................    $ 21,875
        Interest recorded on the 1993 Notes ..............................................      (9,646)
        Interest recorded on the December Debt Issuance ..................................        (911)
        Interest expense reduction related to the application of the net proceeds from the
         December Debt Issuance ..........................................................      (9,688)
                                                                                              --------
                                                                                                 1,630
                                                                                              --------
     Amortization Adjustments:
        Amortization of deferred financing costs and debt discount .......................         678
        Amortization recorded by the Company .............................................        (298)
                                                                                              --------
                                                                                                   380
                                                                                              --------
        Pro forma adjustment .............................................................    $  2,010
                                                                                              ========

(m) To record interest expense for the year ended December 31, 1997 on acquisition financing relating to Heritage, Max Media and Sullivan of $401,500, $242,183 and $900,000 (under the Company's Bank Credit Agreement at 7.43%), and eliminate interest expense recorded.

                                                                                                    YEAR ENDED
                                                                                                 DECEMBER 31, 1997
                                                                              -----------------------------------------------------
                                                                                HERITAGE     MAX MEDIA     SULLIVAN       TOTAL
                                                                              ------------ ------------ ------------- -------------
      Interest expense adjustment as noted above ............................. $  (28,956)  $  (17,288)   $  (65,962)  $  (112,206)
      Less: Interest expense recorded by Heritage, Max Media and Sullivan ....      5,940        6,078        40,711        52,729
                                                                               ----------   ----------    ----------   -----------
      Pro forma adjustment ................................................... $  (23,016)  $  (11,210)   $  (25,251)  $   (59,477)
                                                                               ==========   ==========    ==========   ===========

(n) To record the interest expense reduction of $24,462 related to the application of the Offering proceeds to repay borrowings under the Bank Credit Agreement offset by the increase in commitment fees of $1,646.

(o) To record subsidiary trust minority interest expense for the year ended December 31, 1997 ($200,000 aggregate liquidation value of HYTOPS at 11.625%).

     Subsidiary trust minority interest expense ........................    $  23,250
     Subsidiary trust minority interest expense recorded by the Company       (18,600)
                                                                            ---------
     Pro Forma adjustment ..............................................    $   4,650
                                                                            =========

(p) To eliminate interest income for the year ended December 31, 1997 on proceeds from the December 1997 Notes Issuance due to assumed utilization of excess cash for the Significant Acquisitions.

(q)  To record tax provision (benefit) at the applicable tax rates.

(r) To record an increase in the extraordinary loss, net of the tax effect related to the Debt Repurchase and the write-off of the deferred financing costs related to the 1993 Notes.

(s) Weighted average shares outstanding on a pro forma basis assumes that the 4,345,000 shares of Class A Common Stock issued in the 1997 Common Stock Issuance were outstanding as of the beginning of the period.

(t) Weighted average shares outstanding on a pro forma basis assumes that 1,754,386 shares of Class A Common Stock issuable at the option of the Company pursuant to the Sullivan Acquisition Agreement (assuming an average closing price of $57 per share at time of issuance) were outstanding as of the beginning of the period.

(u) Weighted average shares outstanding on a pro forma basis assumes that the 6,000,000 shares of Class A Common Stock to be issued in the Offering and the 2,032,563 shares of Class A Common Stock to be issued upon conversion of approximately 558,955 shares Series B Preferred Stock to be sold by the Selling Stockholders were outstanding as of the beginning of the period.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the Company's voting securities beneficially owned as of March 13, 1998 by the Selling Stockholders. Except as otherwise indicated, the address of all persons in the table is 1215 Cole Street, St. Louis, Missouri 63106. Each of the shares offered by the Selling Stockholders pursuant to this Prospectus Supplement was issued upon conversion of shares of Series B Preferred Stock of the Company issued to River City Broadcasting, L.P. ("River City") and subsequently distributed to the Selling Stockholders in connection with the Company's 1996 acquisition of the assets of River City.

                                                                                             AMOUNT
                NAME OF                   RELATIONSHIP        SHARES          AMOUNT         OWNED         % OWNED
              BENEFICIAL                      WITH         AS OF MARCH     OFFERED FOR     AFTER THE      AFTER THE
                 OWNER                       COMPANY         13, 1998          SALE         OFFERING     OFFERING(A)
--------------------------------------   --------------   -------------   -------------   -----------   ------------
BancBoston Investments, Inc. .........    Stockholder         546,674         475,369        71,305            *
Pyramid Ventures, Inc. ...............    Stockholder         556,345         483,778        72,567            *
 130 Liberty Street
 New York, New York 10006
Boston Ventures Limited Partnership IV    Stockholder         922,909         560,466       362,443          1.6%
 One Federal Street
 Boston, Massachusetts 02110-2003
Boston Ventures Limited Partnership
 IVA .................................    Stockholder         519,073         377,258       141,815            *
 One Federal Street
 Boston, Massachusetts 02110-2003
Marcus, Mr. Larry D. .................    Stockholder         114,446          92,995        21,451            *
Marcus Investments, L.P. .............    Stockholder          49,101          42,697         6,404            *
                                                          -------------   -------------   -----------   ------------
   Total .............................                      2,708,548       2,032,563       675,985          2.9%

----------
*    Less than 1%

(a) Based on 22,413,333 shares of Class A Common Stock issued and outstanding following the Offering. Except with respect to any shares held by a Selling Stockholder, excludes 1,517,909 shares of Class A Common Stock that may be issued upon conversion of shares of Series B Preferred Stock outstanding after the Offering (of which 304,884 shares of Class A Common Stock may be issued and sold pursuant to the overallotment option granted to the Underwriters by the Selling Stockholders) and up to 3,504,786 shares of Class A Common Stock reserved for issuance pursuant to the Company's Incentive Stock Option Plan, Designated Participants Stock Option Plan, Long-Term Incentive Plan, Employee Stock Purchase Plan and the 401(k) Profit Sharing Plan. Also excludes 3,780,822 shares of Class A Common Stock that may be issued upon conversion of shares of the Series D Preferred Stock (based on the conversion price at date of issuance). See "Risk Factors -- Potential Effect on the Market Price Resulting from Shares Eligible for Future Sale" in the accompanying Prospectuses.

ADDITIONAL SHARES ELIGIBLE FOR INCLUSION IN THE OFFERING

     In addition to the shares of Class A Common Stock to be sold by the Selling Stockholders as described in this Prospectus Supplement, the holders of up to 2,149,255 shares of Class A Common Stock (or shares of Series B Preferred Stock convertible into shares of Class A Common Stock) have piggyback registration rights to participate in the Offering. The holders of these shares must notify the Company by March 28, 1998 if they wish to participate in the Offering. If any such holders notify the Company that they wish to participate in the Offering, the additional shares may be included in the Offering, subject to certain limitations set forth in the Registration Rights Agreement described in the accompanying Resale Prospectus. The holders of the additional shares of Class A Common Stock who have piggyback registration rights who elect not to participate in the Offering will retain certain registration rights, as described in the accompanying Resale Prospectus.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The operating revenues of the Company are derived from local and national advertisers and, to a much lesser extent, from television network compensation. The Company's primary operating expenses involved in owning, operating or programming the television and radio stations are syndicated program rights fees, commissions on revenues, employee salaries, news-gathering and promotion. Amortization and depreciation of costs associated with the acquisition of the stations and interest carrying charges are significant factors in determining the Company's overall profitability.

     Set forth below are the principal types of broadcast revenue received by the Company's stations for the periods indicated and the percentage contribution of each type to the Company's total gross broadcast revenue:

                                BROADCAST REVENUE
                             (DOLLARS IN THOUSANDS)

                                                              YEARS ENDED DECEMBER 31,
                                  --------------------------------------------------------------------------------
                                            1995                        1996                        1997
                                  -------------------------   -------------------------   ------------------------
Local/regional advertising.....    $ 104,299         47.5%     $ 199,029         49.4%     $ 287,860        52.7%
National advertising ..........      113,678         51.7        191,449         47.6        250,445        45.9
Network compensation ..........          442          0.2          3,907          1.0          5,479         1.0
Political advertising .........          197          0.1          6,972          1.7          1,189         0.2
Production ....................        1,115          0.5          1,142          0.3          1,239         0.2
                                   ---------        -----      ---------        -----      ---------       -----
Broadcast revenue .............      219,731        100.0%       402,499        100.0%       546,212       100.0%
                                                    =====                       =====                      =====
Less: agency commissions.......      (31,797)                    (56,040)                    (74,984)
                                   ---------                   ---------                   ---------
Broadcast revenue, net ........      187,934                     346,459                     471,228
Barter revenue ................       18,200                      32,029                      45,207
                                   ---------                   ---------                   ---------
Total revenue .................    $ 206,134                   $ 378,488                   $ 516,435
                                   =========                   =========                   =========

     The Company's primary types of programming and their approximate percentages of 1997 net broadcast revenue were network programming (14.9%), children's programming (5.3%) and other syndicated programming (79.8%). The Company's four largest categories of advertising and their approximate percentages of 1997 net broadcast revenue were automotive (20.0%), movies (6.7%), fast food advertising (6.4%) and retail/department stores (6.2%). No other advertising category accounted for more than 6% of the Company's net broadcast revenue in 1997. No individual advertiser accounted for more than 5% of any individual Company station's net broadcast revenue in 1997.

     The following table sets forth certain operating data of the Company for the years ended December 31, 1995, 1996 and 1997. Capitalized terms used in this section and not defined elsewhere in this Prospectus Supplement are defined in Notes to the Consolidated Financial Statements of the Company included in the 1997 Form 10-K, which is incorporated herein by reference.

                                 OPERATING DATA
                             (DOLLARS IN THOUSANDS)

                                                       YEARS ENDED DECEMBER 31,
                                             -------------------------------------------
                                                  1995           1996           1997
                                             -------------  -------------  -------------
Net broadcast revenue .....................    $ 187,934      $ 346,459      $ 471,228
Barter revenue ............................       18,200         32,029         45,207
                                               ---------      ---------      ---------
Total revenue .............................      206,134        378,488        516,435
                                               ---------      ---------      ---------
Operating costs ...........................       64,326        142,576        198,262
Expenses from barter arrangements .........       16,120         25,189         38,114
Depreciation and amortization .............       80,410        121,081        152,170
Stock-based compensation ..................           --            739          1,636
                                               ---------      ---------      ---------
Broadcast operating income ................    $  45,278      $  88,903      $ 126,253
                                               =========      =========      =========
BROADCAST CASH FLOW (BCF) DATA:
Television BCF ............................    $ 111,124      $ 175,212      $ 221,631
Radio BCF .................................           --         14,004         21,775
                                               ---------      ---------      ---------
Consolidated BCF ..........................    $ 111,124      $ 189,216      $ 243,406
                                               =========      =========      =========
Television BCF margin .....................         59.1%          57.1%          54.8%
Radio BCF margin ..........................           --           35.0%          32.7%
Consolidated BCF margin ...................         59.1%          54.6%          51.7%
OTHER DATA:
Adjusted EBITDA ...........................    $ 105,750      $ 180,272      $ 229,000
Adjusted EBITDA margin ....................         56.3%          52.0%          48.6%
After tax cash flow .......................    $  51,288      $  80,527      $ 104,884
Program contract payments .................       19,938         30,451         51,059
Corporate expense .........................        5,374          8,944         14,406
Capital expenditures ......................        1,702         12,609         19,425

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1996 AND 1997

     Net broadcast revenue increased $124.7 million, or 36.0%, to $471.2 million for the year ended December 31, 1997 from $346.5 million for the year ended December 31, 1996. The increase in net broadcast revenue for the year ended December 31, 1997 as compared to the year ended December 31, 1996 was comprised of $114.5 million related to television and radio station acquisitions and LMA transactions consummated during 1996 and 1997 (the "Acquisitions") and $10.2 million that resulted from an increase in net broadcast revenue on a same station basis. Also on a same station basis, revenue from local and national advertisers grew 7.7% and 4.9%, respectively, for a combined growth rate of 6.1%.

     Total operating costs increased $55.7 million, or 39.1%, to $198.3 million for the year ended December 31, 1997 from $142.6 million for the year ended December 31, 1996. The increase in operating costs for the year ended December 31, 1997 as compared to the year ended December 31, 1996 com-prised $49.0 million related to the Acquisitions, $5.4 million from an increase in corporate overhead expenses, and $1.3 million from an increase in operating costs on a same station basis. On a same station basis, operating costs increased 1.8%.

     Broadcast operating income increased to $126.3 million for the year ended December 31, 1997, from $88.9 million for the year ended December 31, 1996, or 42.1%. The increase in broadcast operating income for the year ended December 31, 1997 as compared to the year ended December 31, 1996 was primarily attributable to the Acquisitions.

     Interest expense increased to $98.4 million for the year ended December 31, 1997 from $84.3 million for the year ended December 31, 1996, or 16.7%. The increase in interest expense for the year ended December 31, 1997 primarily related to indebtedness incurred by the Company to finance the Acquisitions. Subsidiary trust minority interest expense of $18.6 million for the year ended December 31, 1997 is related to the issuance of the HYTOPS which was completed March 12, 1997. Subsidiary trust minority interest expense was partially offset by reductions in interest expense because a portion of the proceeds of the sale of the HYTOPS was used to reduce indebtedness under the Company's Bank Credit Agreement.

     Interest and other income decreased to $2.2 million for the year ended December 31, 1997 from $3.5 million for the year ended December 31, 1996. This decrease was primarily due to lower average cash balances during these periods.

     For the reasons described above, net loss for the year ended December 31, 1997 was $10.6 million or $.37 per share compared to net income of $1.1 million or $.03 per share for the year ended December 31, 1996.

     Broadcast Cash Flow increased $54.2 million to $243.4 million for the year ended December 31, 1997 from $189.2 million for the year ended December 31, 1996, or 28.6%. The increase in Broadcast Cash Flow was comprised of $45.0 million relating to the Acquisitions and $9.2 million that resulted from Broadcast Cash Flow growth on a same station basis, which had Broadcast Cash Flow growth of 8.2%. The Company's Broadcast Cash Flow Margin decreased to 51.7% for the year ended December 31, 1997 from 54.6% for the year ended December 31, 1996. The decrease in Broadcast Cash Flow Margin for the year ended December 31, 1997 as compared to the year ended December 31, 1996 primarily resulted from the lower margins related to the 1996 Acquisitions. In addition, 1996 Broadcast Cash Flow Margin benefited from a non-recurring $4.7 million timing lag of program contract payments relating to the River City Acquisition and certain other acquisitions. On a same station basis, Broadcast Cash Flow Margin improved from 57.3% for the year ended December 31, 1996 to 58.9% for the year ended December 31, 1997.

     Adjusted EBITDA represents broadcast cash flow less corporate expenses. Adjusted EBITDA increased to $229.0 million for the year ended December 31, 1997 from $180.3 million for the year ended December 31, 1996, or 27.0%. These increases in Adjusted EBITDA for the year ended December 31, 1997 as compared to the year ended December 31, 1996 resulted from the Acquisitions and to a lesser extent, increases in net broadcast revenues on a same station basis. The Company's Adjusted EBITDA margin decreased to 48.6% for the year ended December 31, 1997 from 52.0% for the year ended December 31, 1996. This decrease in Adjusted EBITDA margin resulted primarily from the circumstances affecting broadcast cash flow margins as noted above combined with an increase in corporate expenses. Corporate overhead expenses increased to $14.4 million for the year ended December 31, 1997 from $8.9 million for the year ended December 31, 1996, or 61.8%. These increases in corporate expenses primarily resulted from costs associated with managing a larger base of operations. During 1996, the Company increased the size of its corporate staff as a result of the addition of a radio business segment and a significant increase in the number of television stations owned, operated or programmed. The costs associated with this increase in staff were only incurred during a partial period of the year ended December 31, 1996.

     After Tax Cash Flow increased to $104.9 million for the year ended December 31, 1997 from $77.5 million for the year ended December 31, 1996, or 35.4%. The increase in After Tax Cash Flow for the year ended December 31, 1997 as compared to the year ended December 31, 1996 primarily resulted from the Acquisitions, an increase in revenue on a same station basis, a Federal income tax receivable of $10.6 million resulting from 1997 NOL carry-backs, offset by interest expense on the debt incurred to consummate the Acquisitions and subsidiary trust minority interest expense related to the private placement of the HYTOPS issued during March 1997.

YEARS ENDED DECEMBER 31, 1995 AND 1996

     Total revenue increased to $378.5 million, or 83.6%, for the year ended December 31, 1996 from $206.1 million for the year ended December 31, 1995. Excluding the effects of non-cash barter transactions, net broadcast revenue for the year ended December 31, 1996 increased by 84.4% over the year ended December 31, 1995. The increase in broadcast revenue was primarily the result of acquisitions and LMA transactions consummated by the Company in 1995 (the "1995 Acquisitions") and 1996. For stations owned, operated or programmed throughout 1995 and 1996, television broadcast revenue grew 2.1% for the year ended
December 31, 1996 when compared to the year ended December 31, 1995. For stations owned, operated or programmed throughout 1994 and 1995, television broadcast revenue grew 12.8% for the year ended December 31, 1995 when compared to the year ended December 31, 1994. The decrease in 1996 revenue growth as compared to 1995 revenue growth primarily resulted from the loss in 1996 of the Fox affiliation at WTTO in the Birmingham market, the loss of the NBC affiliation at WRDC in the Raleigh/Durham market and decreases in ratings at WCGV and WNUV in the Milwaukee and Baltimore markets, respectively.

     Operating expenses excluding depreciation, amortization of intangible assets and amortization of deferred compensation and excess syndicated programming costs increased to $167.8 million, or 108.7%, for the year ended December 31, 1996 from $80.4 million for the year ended December 31, 1995. The increase in expenses for the year ended December 31, 1996 as compared to the year ended December 31, 1995 was largely attributable to operating costs associated with the 1995 and 1996 Acquisitions, an increase in LMA fees resulting from LMA transactions and an increase in corporate overhead expenses.

     Broadcast operating income increased to $88.9 million for the year ended December 31, 1996, from $45.3 million for the year ended December 31, 1995, or 96.2%. The increase in broadcast operating income for the year ended December 31, 1996 as compared to the year ended December 31, 1995 was primarily attributable to the 1995 and 1996 Acquisitions.

     Interest expense increased to $84.3 million for the year ended December 31, 1996 from $39.3 million for the year ended December 31, 1995, or 114.5%. The increase in interest expense for the year ended December 31, 1996 was primarily related to senior bank indebtedness incurred by the Company to finance the River City Acquisition and other acquisitions.

     Interest and other income decreased to $3.5 million for the year ended December 31, 1996 from $4.2 million for the year ended December 31, 1995, or 16.7%. The decrease for the year ended December 31, 1996 was primarily due to lower cash balances and related interest income resulting from cash payments made in February 1996 when the Company made a $34.4 million payment relating to the WSMH acquisition and April 1996 when the Company made a $60 million down payment relating to the River City Acquisition. The decrease in interest income was offset by an increase in other income resulting from the 1995 and 1996 Acquisitions.

     For the reasons described above, net income for the year ended December 31, 1996 was $1.1 million or $0.03 per share compared to net income of $5.0 million or $0.15 per share for the year ended December 31, 1995 before the extraordinary loss on early extinguishment of debt.

     Broadcast cash flow increased to $189.2 million for the year ended December 31, 1996 from $111.1 million for the year ended December 31, 1995, or 70.3%. The increase in broadcast cash flow for the year ended December 31, 1996 as compared to the year ended December 31, 1995 primarily resulted from the 1995 and 1996 Acquisitions. For stations owned, operated or programmed throughout 1995 and 1996, broadcast cash flow grew 1.3% for the year ended December 31, 1996 when compared to the year ended December 31, 1995. For stations owned, operated or programmed throughout 1994 and 1995, broadcast cash flow grew 23.7% for the year ended December 31, 1995 when compared to the year ended December 31, 1994. The decrease in 1996 broadcast cash flow growth as compared to 1995 broadcast cash flow growth primarily resulted from the loss in 1996 of the Fox affiliation at WTTO in the Birmingham market, the loss of the NBC affiliation at WRDC in the Raleigh/Durham market and decreases in ratings at WCGV and WNUV in the Milwaukee and Baltimore markets, respectively. The Company's broadcast cash flow margin decreased to 54.6% for the year ended December 31, 1996 from 59.1% for the year ended December 31, 1995. Excluding the effect of radio station broadcast cash flow, television station broadcast cash flow margin decreased to 56.7% for the year ended December 31, 1996 as compared to 59.1% for the year ended December 31, 1995. The decrease in broadcast cash flow margins for the year ended December 31, 1996 as compared to the year ended December 31, 1995 primarily resulted from the lower margins of the acquired radio broadcasting assets and lower margins of certain of the acquired television stations. For stations owned, operated or programmed throughout 1996 and 1995, broadcast cash flow margins were unchanged when comparing the years ended December 31, 1996 and 1995. The Company believes that margins of certain of the acquired stations will improve as operating and programming synergies are implemented.

     Adjusted EBITDA increased to $180.3 million for the year ended December 31, 1996 from $105.8 million for the year ended December 31, 1995, or 70.4%. The increase in Adjusted EBITDA for the year ended December 31, 1996 as compared to the year ended December 31, 1995 resulted from the 1995 and 1996 Acquisitions. The Company's Adjusted EBITDA margin decreased to 52.0% for the year ended December 31, 1996 from 56.3% for the year ended December 31, 1995. The decrease in Adjusted EBITDA margins for the year ended December 31, 1996 as compared to the year ended December 31, 1995 primarily resulted from higher operating costs at certain of the acquired stations.

     After-tax cash flow increased to $77.5 million for the year ended December 31, 1996 from $54.6 million for the year ended December 31, 1995, or 41.9%. The increase in after-tax cash flow for the year ended December 31, 1996 as compared to the year ended December 31, 1995 primarily resulted from the 1995 and 1996 Acquisitions offset by interest expense on the debt incurred to consummate these acquisitions.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 1997, the Company had $139.3 million in cash balances and net working capital of approximately $176.0 million. The Company's primary sources of liquidity are cash provided by operations and availability under the 1997 Bank Credit Agreement. As of March 10, 1998, the Company's cash balances decreased to approximately $10.1 million as a result of closing on certain of the Heritage television stations. Also as of March 10, 1998, approximately $239.8 million was available for borrowing under the 1997 Bank Credit Agreement. An additional $89.6 million is available to the Company under its Revolving Credit Commitment to the extent future acquisitions provide incremental EBITDA. In addition, the 1997 Bank Credit Agreement provides for a Tranche C term loan in the amount of up to $400 million which can be utilized upon approval by the agent bank and upon raising sufficient commitments to fund the additional loans.

     Net cash flows from operating activities increased to $96.6 million for the year ended December 31, 1997 from $69.3 million for the year ended December 31, 1996. The Company made income tax payments of $6.5 million for the year ended December 31, 1997 as compared to $6.8 million for the year ended December 31, 1996. The Company made interest payments on outstanding indebtedness of $98.5 million during the year ended December 31, 1997 as compared to $82.8 million for the year ended December 31, 1996. Additional interest payments for the year ended December 31, 1997 as compared to the year ended December 31, 1996 primarily related to additional interest costs on indebtedness incurred to finance the 1996 Acquisitions. The Company made subsidiary trust minority interest expense payments of $17.6 million for the year ended December 31, 1997 related to the issuance of HYTOPS completed in March 1997. Program rights payments increased to $51.1 million for the year ended December 31, 1997 from $30.5 million for the year ended December 31, 1996, primarily as a result of the 1996 Acquisitions.

     Net cash flows used in investing activities decreased to $219.0 million for the year ended December 31, 1997 from $1.0 billion for the year ended December 31, 1996. During the year ended December 31, 1997, the Company made cash payments of $87.5 million to acquire the license and non-license assets of

KUPN-TV in Las Vegas, Nevada, utilizing indebtedness under the 1997 Bank Credit Agreement and existing cash balances. During the year ended December 31, 1997, the Company incurred option extension payments and other costs of $16.0 million relating to WSYX-TV in Columbus, Ohio. The Company made purchase option exercise payments of $11.1 million during the year ended December 31, 1997 exercising options to acquire certain FCC licenses related to the River City Acquisition. The Company made payments for property and equipment of $19.4 million for the year ended December 31, 1997. During the year ended December 31, 1997, the Company made deposits and incurred other costs relating to the Heritage Acquisition, the Max Media Acquisition and other acquisitions of $66.1 million, $12.8 million and $3.4 million, respectively. The Company anticipates that future requirements for capital expenditures will include capital expenditures incurred during the ordinary course of business (which will include costs associated with the implementation of digital television technology) and the cost of additional acquisitions of television and radio stations if suitable acquisitions can be identified on acceptable terms.

     Net cash flows provided by financing activities decreased to $259.4 million for the year ended December 31, 1997 from $832.8 million for the year ended December 31, 1996. In March 1997, the Company completed issuance of the HYTOPS. The Company utilized $135 million of the approximately $192.8 million net proceeds of the issuance of the HYTOPS to repay outstanding debt and retained the remainder for general corporate purposes, which included the acquisition of KUPN-TV in Las Vegas, Nevada. The Company made payments totaling $4.6 million to repurchase 186,000 shares of Class A Common Stock during the year ended December 31, 1997. In May 1997, the Company made payments of $4.7 million related to the amendment of its 1996 Bank Credit Agreement. In the fourth quarter of 1996, the Company negotiated the prepayment of syndicated program contract liabilities for excess syndicated programming assets. In the first quarter of 1997, the Company made final cash payments of $1.4 million related to these negotiations. In July 1997, the Company issued $200.0 million aggregate principal amount of 9% Senior Subordinated Notes due 2007 and utilized $162.5 million of the approximately $195.6 million net proceeds to repay outstanding indebtedness, retaining the remainder to pay a portion of the $63 million cash down payment relating to the Heritage Acquisition. In December 1997, the Company completed an issuance of $250 million aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2007. The Company received net proceeds from the issuance of $244.0 million of which $106.2 million was used to repurchase $98.1 million aggregate principal amount of the 10% Senior Subordinated Notes due 2003. The Company retained the remainder of the net proceeds for general corporate purposes which included closing the acquisition of the Heritage television stations serving the Mobile/Pensacola and Charleston/Huntington markets in January 1998.

     The Company received net proceeds from the 1997 Preferred Stock Issuance and the 1997 Common Stock Issuance of approximately $166.9 million and $151.0 million, respectively. The Company used the majority of these funds to repay existing borrowings under the 1997 Bank Credit Agreement. Contemporaneously with the 1997 Preferred Stock Issuance and the 1997 Common Stock Issuance, the Company and the lenders under the 1997 Bank Credit Agreement entered into an amendment to the 1997 Bank Credit Agreement, the effect of which was to recharacterize $275 million of indebtedness from the Tranche A term loan under the 1997 Bank Credit Agreement to amounts owing under the revolving credit facility under the 1997 Bank Credit Agreement. The Company used $285.7 million of the net proceeds from the 1997 Common Stock Issuance and the 1997 Preferred Stock Issuance to repay outstanding borrowings under the revolving credit facility, $8.9 million to repay outstanding amounts under the Tranche A term loan and the remaining net proceeds of approximately $23.3 million for general corporate purposes.

     The Company has entered into agreements to acquire additional television stations and radio stations in the Heritage Acquisition, the Lakeland Acquisition, the Max Media Acquisition and the Sullivan Acquisition. The Company also has an option to acquire the assets of WSYX-TV, Columbus, Ohio. The aggregate cash consideration needed to complete the purchase of the remaining stations under the Heritage Acquisition and to complete the Lakeland Acquisition, the Max Media Acquisition and the Sullivan Acquisition and to exercise the WSYX-TV option is expected to be approximately $1.6 billion (net of anticipated proceeds from sales of stations involved in these acquisitions).

     The Company anticipates that funds from operations, existing cash balances and availability of the revolving credit facility under the 1997 Bank Credit Agreement will be sufficient to meet its working capital, capital expenditure commitments (other than commitments for pending acquisitions described above) and debt service requirements for the foreseeable future. The Company intends to finance pending acquisitions through a combination of available cash, the net proceeds of the Offering, and available borrowings under the 1997 Bank Credit Agreement. The current terms of the 1997 Bank Credit Agreement do not allow the Company to borrow an amount sufficient to finance all of the pending acquisitions. The Company intends to begin discussions with its banks to refinance the Bank Credit Agreement promptly upon the completion of the Offering. The Company believes that such a refinancing can be accomplished on terms reasonably satisfactory to the Company, but there can be no assurance that the Company will be able to obtain such an amendment on satisfactory terms. The 1997 Bank Credit Agreement and the indentures relating to the Company's 8 3/4% Senior Subordinated Notes due 2007, 9% Senior Subordinated Notes due 2007 and 10% Senior Subordinated Notes due 2005 restrict the incurrence of additional indebtedness and the use of proceeds of an equity issuance, but these restrictions are not expected to restrict the incurrence of indebtedness or use of proceeds of an equity issuance to finance the pending acquisitions.

INCOME TAXES

     Income tax provision increased to $16.0 million for the year ended December 31, 1997 from a provision of $6.9 million for the year ended December 31, 1996. The Company's effective tax rate increased to 139.1% for the year ended December 31, 1997 from 86.0% for the year ended December 31, 1996. The increase in the Company's effective tax rate for the year ended December 31, 1997 as compared to the year ended December 31, 1996 primarily resulted from non-deductible goodwill amortization resulting from certain 1995 and 1996 stock acquisitions, a tax liability related to the dividends paid on the Company's Series C Preferred Stock (see Note 9, sub-note (a) to the Company's Consolidated Financial Statements), and state franchise taxes which are not based upon pre-tax income. Management believes that pre-tax income and "earnings and profits" will increase in future years which result in a lower effective tax rate and utilization of certain tax deductions related to dividends paid on the Company's Series C Preferred Stock.

     As of December 31, 1997, the Company has a net deferred tax liability of $21.5 million as compared to a net deferred tax asset of $782,000 as of December 31, 1996. This change in deferred taxes primarily relates to deferred tax liabilities associated with book and tax differences relating to the depreciation and amortization of fixed assets and intangible assets, a deferred tax liability generated as a result of a reduction in basis of Series C
Preferred Stock (see Note 9, sub-note (a) to the Company's Consolidated Financial Statements), offset by deferred tax assets resulting from Federal and state net operating tax losses (NOL's) incurred during 1997. During the year ended December 31, 1997, the Company carried back certain Federal NOL's to be applied against prior years Federal taxes paid. These Federal NOL carry-backs resulted in an income tax receivable of $10.6 million as of December 31, 1997.

     The Company's income tax provision increased to $6.9 million for the year ended December 31, 1996 from $5.2 million for the year ended December 31, 1995. The Company's effective tax rate increased to 86% for the year ended December 31, 1996 from 51% for the year ended December 31, 1995. The increase for the year ended December 31, 1996 as compared to the year ended December 31, 1995 primarily related to certain financial reporting and income tax differences attributable to certain 1995 and 1996 Acquisitions (primarily non-deductible goodwill resulting from stock acquisition), and state franchise taxes which are independent of pre-tax income.

     The net deferred tax asset decreased to $782,000 as of December 31, 1996 from $21.0 million at December 31, 1995. The decrease in the Company's net deferred tax asset as of December 31, 1996 as compared to December 31, 1995 is primarily due to the Company recording deferred tax liabilities of $18.1 million relating to the acquisition of all of the outstanding stock of Superior in May 1996, adjustments related to certain 1995 acquisitions, and resulting differences between the book and tax basis of the underlying assets.

SEASONALITY

     The Company's results usually are subject to seasonal fluctuations, which result in fourth quarter broadcast operating income typically being greater than first, second and third quarter broadcast operating income. This seasonality is primarily attributable to increased expenditures by advertisers in anticipation of holiday season consumer spending and an increase in viewership during this period.

YEAR 2000

     Certain computer programs have been written using two digits rather than four to define the applicable year, which could result in the computer recognizing a date using "00" as the year 1900 rather than the year 2000. This, in turn, could result in major system failures and in miscalculations, and is generally referred to as the "Year 2000" problem. The Company and all of its subsidiaries have implemented computer systems which run substantially all of the Company's principal data processing and financial reporting software applications. The applications software used in these systems are Year 2000 compliant. Presently, the Company does not believe that Year 2000 compliance will result in any material expenditures, nor does the Company anticipate that the Year 2000 problem will have material adverse effects an the business operations or financial performance of the Company. In addition, the Company is not aware of any Year 2000 problems of its customers, suppliers or network affiliates that will have a material adverse effect on the business, operations or financial performance of the Company. There can be no assurance, however, that the Year 2000 problem will not adversely affect the Company and its business.

                                INDUSTRY OVERVIEW

TELEVISION BROADCASTING

     Commercial television stations in the United States are typically affiliated with one of six television networks, which are at different stages of development. The networks are differentiated in part by the amount of programming they provide their affiliates each week and by the length of time they have been in operation. These networks are ABC, CBS, NBC, FOX, WB, and UPN. The ABC, CBS, and NBC networks (the "Traditional Networks") have a substantial number of affiliated stations, have been in operation for the longest time and provide the majority of their affiliates' programming each day. Fox established an affiliate network in the mid-1980s and provides fewer hours of prime-time and daytime programming than the Traditional Networks. WB and UPN, the newest television networks, provide four nights of prime-time programming each week and also provide a number of hours of children's programming each week. Television stations affiliated with Fox, WB, or UPN have more hours of the day to program and consequently have more commercial inventory to sell to advertisers.

     Each Traditional Network provides the majority of its affiliates' programming each day without charge in exchange for a substantial majority of the available advertising time in the programs supplied. Each Traditional Network sells this advertising time and retains the revenue. The affiliate receives compensation from the Traditional Network and retains the revenue from time sold during breaks in and between network programs and in programming the affiliate produces or purchases from non-network sources.

     In contrast, a station that is not affiliated with a Traditional Network supplies over-the-air programming for a majority of the broadcast day by acquiring rights to broadcast programs through syndication. This syndicated programming is generally acquired by such stations for cash and barter. Those stations that acquire a program through syndication are usually given exclusive rights to show the program in the station's market for either a period of years or a number of episodes agreed upon between the station and the syndicator of the programming. Types of syndicated programs aired on these stations include feature films, popular series previously shown on network television and series produced for direct distribution to television stations.

     Fox has established a network of television stations that operates on a basis similar to the Traditional Networks. However, the 15 hours per week of prime-time programming supplied by Fox to its affiliates are significantly less than that of the Traditional Networks and, as a result, Fox affiliates retain a significantly higher portion of the available inventory of broadcast time for their own use than Traditional Network affiliates. As of February 28, 1998, Fox had 175 affiliated stations broadcasting to 96% of U.S. television households.

     During 1994, WB established an affiliation of independent stations which began broadcasting in January 1995 and operates on a basis similar to Fox. However, WB currently supplies only eight hours of prime-time programming per week to its affiliates, which is significantly less than that of Fox and, as a result, WB affiliates retain a significantly higher portion of the available inventory of broadcast time for their own use than affiliates of Fox or the Traditional Networks. As of February 28, 1998, WB had 86 affiliated stations broadcasting to 88% of U.S. television households, including cable coverage provided by WGN-TV.

     During 1994, UPN established an affiliation of independent television stations that began broadcasting in January 1995. UPN supplies its affiliates with 8 hours per week of prime-time programming. As of February 28, 1998, UPN had 147 affiliated stations broadcasting to 81% of U.S. television households, excluding secondary affiliations.

     Television stations derive their revenues primarily from the sale of national, regional and local advertising. All network-affiliated stations, including those affiliated with Fox and others, are required to carry spot advertising sold by their networks. This reduces the amount of advertising available for sale directly by the network-affiliated stations. Network affiliates generally are compensated for the broadcast of network advertising. The compensation paid is negotiated, station-by-station, based on a fixed formula, subject to certain adjustments. Stations directly sell all of the remaining advertising to be inserted in network programming and all of the advertising in non-network programming, retaining all of the revenues received from these sales of advertising, less any commissions paid. Through barter and cash-plus-barter arrangements, however, a national syndicated program distributor typically retains a portion of the available advertising time for programming it supplies, in exchange for no or reduced fees to the station for such programming.

     Advertisers wishing to reach a national audience usually purchase time directly from the Traditional Networks, the Fox network, UPN or WB, or advertise nationwide on an ad hoc basis. National advertisers who wish to reach a particular regional or local audience buy advertising time directly from local stations through national advertising sales representative firms. Additionally, local businesses purchase advertising time directly from stations' local sales staffs. Advertising rates are based upon factors which include the size of the DMA in which the station operates, a program's popularity among the viewers that an advertiser wishes to attract, the number of advertisers competing for the available time, demographic characteristics of the DMA served by the station, the availability of alternative advertising media in the DMA, aggressive and knowledgeable sales forces and the development of projects, features and marketing programs that tie advertiser messages to programming. Because broadcast television stations rely on advertising revenues, declines in advertising budgets, particularly in recessionary periods, will adversely affect the broadcast business. Conversely, increases in advertising budgets may contribute to an increase in the revenue and operating cash flow of a particular broadcast television station.

     Information regarding competition in the television broadcast industry is set forth under "Business of Sinclair -- Competition."

RADIO BROADCASTING

     The primary source of revenues for radio stations is the sale of advertising time to local and national spot advertisers and national network advertisers. During the past decade, local advertising revenue as a percentage of total radio advertising revenue in a given market has ranged from approximately 74% to 80%. The growth in total radio advertising revenue tends to be fairly stable and has generally grown at a rate faster than the Gross Domestic Product ("GDP"). Total domestic radio advertising revenue reached an all-time record of $12.8 billion in 1997, as estimated by the Veronis, Suhler & Associates Communications Industry Forecast.

     According to the Radio Advertising Bureau's Radio Marketing Guide and Fact Book for Advertisers, 1997, radio reaches approximately 95% of all Americans over the age of 12 every week. More than one half of all radio listening is done outside the home, in contrast to other advertising media. The average adult listener spends approximately three hours and 45 minutes per weekday listening to radio. Most radio listening occurs during the morning, particularly between the time a listener wakes up and the time the listener reaches work. This "morning drive time" period reaches more than 80% of commuters each week and, as a result, radio advertising sold during this period achieves premium advertising rates. Radio listeners have gradually shifted over the years from AM to FM stations. FM reception, as compared to AM, is generally clearer and provides greater total range and higher fidelity, except for so-called "clear channel" AM radio stations, which have the maximum range of any type of station and can be very successful in the news/talk/ sports format. In comparison to AM, FM's listener share is now in excess of 75%, despite the fact that the number of AM and FM commercial stations in the United States is approximately equal.

     Radio is considered an efficient, cost-effective means of reaching specifically identified demographic groups. Stations are typically classified by their on-air format, such as country, adult contemporary, oldies and news/talk. A station's format and style of presentation enable it to target certain demographics. By capturing a specific share of a market's radio listening audience, with particular concentration in a targeted demographic, a station is able to market its broadcasting time to advertisers seeking to reach a specific audience. Advertisers and stations utilize data published by audience measuring services, such as Arbitron, to estimate how many people within particular geographical markets and demographics listen to specific stations.

     The number of advertisements that can be broadcast without jeopardizing listening levels (and the resulting ratings) is limited in part by the format of a particular station and the local competitive envi-ronment. Although the number of advertisements broadcast during a given time period may vary, the total number of advertisements broadcast on a particular station generally does not vary significantly from year to year.

     A station's local sales staff generates the majority of its local and regional advertising sales through direct solicitations of local advertising agencies and businesses. To generate national advertising sales, a station usually will engage a firm that specializes in soliciting radio advertising sales on a national level. National sales representatives obtain advertising principally from advertising agencies located outside the station's market and receive commissions based on the revenue from the advertising obtained.

     Information regarding competition in the radio broadcast industry is set forth under "Business of Sinclair -- Competition."

                              BUSINESS OF SINCLAIR

     The Company is a diversified broadcasting company that currently owns or programs pursuant to LMAs 35 television stations and, upon consummation of all pending acquisitions and dispositions, will own or program pursuant to LMAs 56 television stations. The Company owns or programs pursuant to LMAs 52 radio stations and upon consummation of all pending acquisitions and dispositions, the Company will own or program pursuant to LMAs 51 radio stations. The Company also has options to acquire two additional radio stations. The Company believes that upon completion of all pending acquisitions and dispositions it will be one of the top 10 radio groups in the United States, when measured by the total number of radio stations owned or programmed pursuant to LMAs.

     The 35 television stations the Company owns or programs pursuant to LMAs are located in 24 geographically diverse markets, with 23 of the stations in the top 51 television DMAs in the United States. Upon consummation of all pending acquisitions and dispositions, the Company will own or program television stations in 37 geographically diverse markets (with 30 of such stations in the top 51 DMAs) and will reach approximately 22.5% of the television households in the United States. The Company currently owns or programs 11 stations affiliated with Fox, 10 with WB, four with ABC, two with NBC, two with UPN, and one with CBS. Five stations operate as independents. Upon consummation of all pending acquisitions and dispositions and the transfer of affiliations pursuant to existing agreements, 23 of the Company's owned or programmed television stations will be Fox affiliates, 11 will be WB affiliates, seven will be UPN affiliates, five will be ABC affiliates, three will be NBC affiliates, one will be a CBS affiliate and six will be operated as independents. Upon consummation of all pending acquisitions and dispositions and transfers of affiliations pursuant to existing agreements, the Company will own or program more stations affiliated with Fox than any other broadcaster.

     The Company's radio station group is geographically diverse with a variety of programming formats including country, urban, news/talk/sports, rock and adult contemporary. Of the 52 stations owned or provided programming services by the Company, 19 broadcast on the AM band and 33 on the FM band. The Company owns between three and eight stations in all but one of the 12 radio markets it serves.

     The Company has undergone rapid and significant growth over the course of the last seven years. Since 1991, the Company has increased the number of stations it owns or provides programming services to from three television stations to 35 television stations and 52 radio stations. From 1991 to 1997, net broadcast revenues and Adjusted EBITDA (as defined herein) increased from $39.7 million to $471.2 million, and from $15.5 million to $229.0 million, respectively. Pro forma for pending acquisitions and dispositions described below (except the Montecito Acquisition, the Lakeland Acquisition, and the execution of an LMA with respect to WSYX-TV), net broadcast revenue and Adjusted EBITDA would have been $715.1 million and $345.7 million, respectively.

     The Company is a Maryland corporation formed in 1986. The Company's principal offices are located at 2000 West 41st Street, Baltimore, Maryland 21211, and its telephone number is (410) 467-5005.

TELEVISION BROADCASTING

     The Company owns and operates, provides programming services to, or has agreed to acquire the following television stations:

                                                                                                NUMBER OF
                                                                                               COMMERCIAL                EXPIRATION
                                  MARKET                                                       STATIONS IN    STATION     DATE OF
             MARKET              RANK(A)   STATIONS    STATUS(B)    CHANNEL    AFFILIATION   THE MARKET (C)   RANK(D)   FCC LICENSE
------------------------------- --------- ---------- ------------- ---------  ------------- ---------------- --------- -------------
Minneapolis/St. Paul,
 Minnesota ....................    14     KLGT         Pending         23           WB             6            6        4/1/98 (f)

Pittsburgh, Pennsylvania ......    19     WPGH           O&O           53          FOX             6            4       8/1/99
                                          WCWB (w)       LMA           22           WB                          5       8/1/99

Sacramento, California ........    20     KOVR           O&O           13          CBS             7            3      12/1/98

St. Louis, Missouri ...........    21     KDNL           O&O           30          ABC             6            5       2/1/06

Baltimore, Maryland ...........    23     WBFF           O&O           45          FOX             5            4      10/1/04
                                          WNUV           LMA           54           WB                          5      10/1/04

Indianapolis, Indiana .........    25     WTTV         LMA (e)          4       IND (h)(u)         8            5       8/1/05
                                          WTTK        LMA (e)(g)       29        IND (h)                        5       8/1/05
Raleigh/Durham,
 North Carolina ...............    29     WLFL           O&O           22          FOX             7            4      12/1/04
                                          WRDC           LMA           28          UPN                          5      12/1/04

Cincinnati, Ohio ..............    30     WSTR           O&O           64           WB             5            5      10/1/05

Milwaukee, Wisconsin ..........    31     WCGV           O&O           24          IND             6            5       12/1/97 (f)
                                          WVTV           LMA           18           WB                          6      12/1/05

Kansas City, Missouri .........    32     KSMO           O&O           62       IND (h)(v)         8            5       2/1/06

Nashville, Tennessee ..........    33     WZTV       Pending (q)       17          FOX             6            4       8/1/05
                                          WUXP       Pending (r)       30          UPN                          5       8/1/05

Columbus, Ohio ................    34     WTTE           O&O           28          FOX             5            4      10/1/05

Asheville, North Carolina
 and Greenville/
 Spartanburg/ Anderson,
 South Carolina ...............    35     WFBC           LMA           40         IND (h)          6            5      12/1/04
                                          WLOS           O&O           13          ABC             6            3      12/1/04

San Antonio, Texas ............    38     KABB           O&O           29          FOX             7            4       8/1/98
                                          KRRT           LMA           35           WB                          6       8/1/98

Norfolk, Virginia .............    39     WTVZ           O&O           33          FOX             6            4      10/1/04

Buffalo, New York .............    40     WUTV       Pending (q)       29          FOX             5            4       6/1/99

Oklahoma City, Oklahoma            44     KOCB           O&O           34           WB             5            5        6/1/98 (f)
                                          KOKH       Pending (r)       25          FOX                          4        6/1/98 (f)

Greensboro/Winston-
 Salem/High Point,
 North Carolina ...............    46     WXLV       Pending (q)       45          ABC             7            4      12/1/04
                                          WUPN       Pending (r)       48          UPN                          5      12/1/04

Birmingham, Alabama ...........    51     WTTO         O&O (m)         21           WB             6            5       4/1/05
                                          WABM           LMA           68        IND (h)                        6       4/1/05

Dayton, Ohio ..................    53     WKEF       Pending (n)       22          NBC             4            3      10/1/05
                                          WRGT       Pending (r)       45          FOX                          4      10/1/05
Charleston/Huntington,
 West Virginia ................    57     WCHS           O&O            8          ABC             4            3      10/1/04
                                          WVAH       Pending (r)       11          FOX                          4      10/1/04

Richmond, Virginia ............    59     WRLH       Pending (q)       35          FOX             5            4      10/1/04

Las Vegas, Nevada .............    61     KUPN           O&O           21           WB             8            5      10/1/98
                                          KFBT       Pending (s)                                                8      10/1/98

Mobile, Alabama and
 Pensacola, Florida ...........    62     WEAR           O&O            3          ABC             6            2      2/01/05
                                          WFGX           LMA           35           WB                          6      2/01/05
Flint/Saginaw/Bay City,
 Michigan .....................    63     WSMH           O&O           66          FOX             4            4      10/1/05


                                                                                               NUMBER OF
                                                                                              COMMERCIAL                 EXPIRATION
                                MARKET                                                        STATIONS IN    STATION      DATE OF
            MARKET            RANK(A)    STATIONS     STATUS(B)   CHANNEL     AFFILIATION  THE MARKET (C)   RANK(D)   FCC LICENSE
----------------------------- --------- ---------- -------------- ---------  ------------- ---------------- --------- --------------
Lexington, Kentucky .........     67    WDKY            O&O           56          FOX              5            4        8/1/05

Des Moines, Iowa ............     69    KDSM            O&O           17          FOX              4            4        2/1/06

Syracuse, New York ..........     72    WSYT        Pending (n)       68          FOX              5            4        6/1/99
                                        WNYS        Pending (o)       43          UPN                           5        6/1/99

Rochester, New York .........     75    WUHF        Pending (q)       31          FOX              4            4        6/1/99

Paducah, Kentucky and Cape
 Girardeau, Missouri ........     79    KBSI        Pending (n)       23          FOX              5            4        2/1/06
                                        WDKA        Pending (o)       49          UPN                           5              (t)

Madison, Wisconsin ..........     84    WMSN        Pending (q)       47          FOX              4            4       12/1/05

Burlington, Vermont and
 Plattsburgh, New York ......     91    WPTZ          O&O (i)          5          NBC              5            2        6/1/99
                                        WNNE        O&O (i)(k)        31          NBC                           4        4/1/99
                                        WFFF          LMA (j)         44          FOX                            (l)           (l)
Tri-Cities, Tennessee/
 Virginia ...................     93    WEMT        Pending (n)       39          FOX              5            4        8/1/05

Tyler/Longview, Texas .......    107    KETK        Pending (n)       56          NBC              3            2        8/1/98
                                        KLSB       Pending  (o)       19          NBC                            (p)     8/1/98

Peoria/Bloomington,
 Illinois ...................    110    WYZZ            O&O           43          FOX              4            4       12/1/05

Charleston, South Carolina...    117    WMMP        Pending (n)       36          UPN              5            5       12/1/04
                                        WTAT        Pending (r)       24          FOX                           4       12/1/04

Utica, New York .............    169    WFXV        Pending (q)       33          FOX              4            3        6/1/99
                                        WPNY        Pending (q)       11          UPN                           4      6/1/98 (f)

Tuscaloosa, Alabama .........    187    WDBB          LMA (m)         17           WB              2            2        4/1/05


----------
(a) Rankings are based on the relative size of a station's DMA among the 211 generally recognized DMAs in the United States as estimated by Nielsen.

(b) "O&O" refers to stations owned and operated by the Company, "LMA" refers to stations to which the Company provides programming services pursuant to an LMA and "Pending" refers to stations the Company has agreed to acquire. See "-- 1997 Acquisitions."

(c) Represents the number of television stations designated by Nielsen as "local" to the DMA, excluding public television stations and stations which do not meet the minimum Nielsen reporting standards (weekly cumulative audience of at least 2.5%) for the Sunday-Saturday, 6:00 a.m. to 2:00 a.m. time period.

(d) The rank of each station in its market is based upon the November 1997 Nielsen estimates of the percentage of persons tuned to each station in the market from 6:00 a.m. to 2:00 a.m., Sunday-Saturday.

(e) Non-License Assets acquired from River City Broadcasting, L.P. ("River City") and option exercised to acquire License Assets. Will become owned and operated upon FCC approval of transfer of License Assets and closing of acquisition of License Assets.

(f)  License renewal application pending.

(g) WTTK currently simulcasts all of the programming aired on WTTV and the station rank applies to the combined viewership of these stations.

(h) "IND" or "Independent" refers to a station that is not affiliated with any of ABC, CBS, NBC, Fox, WB or UPN.

(i)  The Company has agreed to sell this station to a third party.

(j) The Company has agreed to assign its right to program this station to the third party to whom the Company has agreed to sell WPTZ and WNNE.

(k)  WNNE currently simulcasts the programming broadcast on WPTZ.

(l) This station began broadcast operations in August 1997 pursuant to program test authority and does not yet have a license. This station has not yet established a rank.

(m)  WDBB simulcasts the programming broadcast on WTTO.

(n)  This  station  will  be  owned  upon  the   completion  of  the  Max  Media
     Acquisition.

(o) The Company will provide programming services to this station upon the completion of the Max Media Acquisition.

(p)  KLSB simulcasts the programming broadcast of KETK.

(q)  This station will be owned upon the completion of the Sullivan Acquisition.

(r) The Company anticipates that it will provide programming services to this station upon the completion of the Sullivan Acquisition.

(s) The Company has entered into an agreement to provide programming to this station effective upon termination of the HSR Act waiting period. The Company has also entered into an agreement to acquire this station's licensee.

(t) This station has begun broadcast operations pursuant to program test authority and does not yet have a license.

(u)  WTTV will become an affiliate of WB effective April 6, 1998.

(v)  KSMO will become an affiliate of WB effective March 30, 1998.

(w)  WCWB was formerly known as WPTT.

Operating Strategy

     The Company's television operating strategy includes the following key elements:

Attracting Viewership
---------------------

     The Company seeks to attract viewership and expand its audience share through selective, high-quality programming.

     Popular Programming. The Company believes that an important factor in attracting viewership to its stations is their network affiliations with Fox, WB, ABC, NBC, CBS and UPN. These affiliations enable the Company to attract viewers by virtue of the quality first-run original programming provided by these networks and the networks' promotion of such programming. The Company also seeks to obtain, at attractive prices, popular syndicated programming that is complementary to the station's network affiliation. Examples of popular syndicated programming obtained by the Company for broadcast on its Fox, WB and UPN affiliates and independent stations are "Mad About You," "Frasier," "The Simpsons," "Home Improvement" and "Seinfeld." In addition to network programming, the Company's ABC and CBS affiliates broadcast news magazine, talk show, and game show programming such as "Hard Copy," "Entertainment Tonight," "Regis and Kathie Lee," "Wheel of Fortune" and "Jeopardy."

     Children's Programming. The Company seeks to be a leader in children's programming in each of its respective DMAs. The Company's nationally recognized "Kids Club" was the forerunner and model for the Fox network-wide marketing efforts promoting children's programming. Sinclair carries the Fox Children's Network ("FCN") and WB and UPN children's programming, all of which include significant amounts of animated programming throughout the week. In those markets where the Company owns or programs ABC, NBC or CBS affiliates, the Company broadcasts those networks' animated programming during weekends. In addition to this animated programming, the Company broadcasts other forms of children's programming, which may be produced by the Company or by an affiliated network or supplied by a syndicated programmer.

     Counter-Programming. The Company's programming strategy on its Fox, WB, UPN and independent stations also includes "counter-programming," which consists of broadcasting programs that are alternatives to the types of programs being shown concurrently on competing stations. This strategy is designed to attract additional audience share in demographic groups not served by concurrent programming on competing stations. The Company believes that implementation of this strategy enables its stations to achieve competitive rankings in households in the 18-34, 18-49 and 25-54 demographics and to offer greater diversity of programming in each of its DMAs.

     Local News. The Company believes that the production and broadcasting of local news can be an important link to the community and an aid to the station's efforts to expand its viewership. In addition, local news programming can provide access to advertising sources targeted specifically to local news. The Company carefully assesses the anticipated benefits and costs of producing local news prior to introduction at a Company station because a significant investment in capital equipment is required and substantial operating expenses are incurred in introducing, developing and producing local news programming. The Company currently provides local news programming at WBFF and WNUV in Baltimore, WLFL in Raleigh/Durham, KDNL in St. Louis, KABB in San Antonio, KOVR in Sacramento, WPGH in Pittsburgh and WLOS in Asheville and Greenville/Spartanburg/Anderson. The Company also broadcasts news programs on WDKY in Lexington, which are produced in part by the Company and in part through the purchase of production services from an independent third party, and on WTTV in Indianapolis, which are produced by a third party in exchange for a limited number of advertising spots.

River City provides the Company certain services with respect to the production of news programming and on air talent on WTTE in Columbus. Pursuant to an agreement, River City provides these services to the Company in return for a fee equal to approximately $416,000 per year. The possible introduction of local news at the other Company stations is reviewed periodically. The Company's policy is to institute local news programming at a specific station only if the expected benefits of local news programming at the station are believed to exceed the associated costs after an appropriate start-up period.

     Popular Sporting Events. The Company attempts to capture a portion of advertising dollars designated to sports programming in selected DMAs. The Company's WB, UPN and independent stations generally face fewer restrictions on broadcasting live local sporting events than do their competitors that are affiliates of the major networks and Fox since affiliates of the major networks and Fox are subject to prohibitions against preemptions of network programming. The Company has been able to acquire the local television broadcast rights for certain sporting events, including NBA basketball, Major League Baseball, NFL football, NHL hockey, ACC basketball, Big Ten football and basketball, and SEC football. The Company seeks to expand its sports broadcasting in DMAs as profitable opportunities arise. In addition, the Company's stations that are affiliated with Fox, NBC, ABC and CBS broadcast certain Major League Baseball games, NFL football games and NHL hockey games as well as the Olympics and other popular sporting events.

Innovative Local Sales and Marketing
------------------------------------

     The Company believes that it is able to attract new advertisers to its stations and increase its share of existing customers' advertising budgets by creating a sense of partnership with those advertisers. The Company develops such relationships by training its sales forces to offer new marketing ideas and campaigns to advertisers. These campaigns often involve the sponsorship by advertisers of local promotional events that capitalize on the station's local identity and programming franchises. For example, several of the Company's stations stage local "Kids Fairs" which allow station advertisers to reinforce their on-air advertising with their target audience. Through its strong local sales and marketing focus, the Company seeks to capture an increasing share of its revenues from local sources, which are generally more stable than national advertising.

Control of Operating and Programming Costs
------------------------------------------

     By employing a disciplined approach to managing programming acquisition and other costs, the Company has been able to achieve operating margins that the Company believes are among the highest in the television broadcast industry. The Company has sought and will continue to seek to acquire quality programming for prices at or below prices paid in the past. As an owner or provider of programming services to a substantial number of television stations throughout the country, the Company believes that it is able to negotiate favorable terms for the acquisition of programming. Moreover, the Company emphasizes control of each of its stations' programming and operating costs through program-specific profit analysis, detailed budgeting, tight control over staffing levels and detailed long-term planning models.

Attract and Retain High Quality Management
------------------------------------------

     The Company believes that much of its success is due to its ability to attract and retain highly skilled and motivated managers, both at the corporate and local station levels. A portion of the compensation provided to regional managers, general managers, sales managers and other station managers is based on their achieving certain operating results. The Company also provides its corporate and station managers with deferred compensation plans offering options to acquire Class A Common Stock.

Community Involvement
---------------------

     Each of the Company's stations actively participates in various community activities and offers many community services. The Company's activities include broadcasting programming of local interest and sponsorship of community and charitable events. The Company also encourages its station employees to become active members of their communities and to promote involvement in community and charitable affairs. The Company believes that active community involvement by its stations provides its stations with increased exposure in their respective DMAs and ultimately increases viewership and advertising support.

Establish LMAs
--------------

     The Company believes that it can attain significant growth in operating cash flow through the utilization of LMAs. By expanding its presence in a market in which it owns a station, the Company can improve its competitive position with respect to a demographic sector. In addition, by providing programming services to an additional station in a market, the Company is able to realize significant economies of scale in marketing, programming, overhead and capital expenditures. After giving effect to all pending acquisitions and dispositions, the Company will provide programming services pursuant to an LMA to an additional station in 18 of the 37 television markets in which the Company will own or program a station.

Programming and Affiliations

     The Company continually reviews its existing programming inventory and seeks to purchase the most profitable and cost-effective syndicated programs available for each time period. In developing its selection of syndicated programming, the Company balances the cost of available syndicated programs with their potential to increase advertising revenue and the risk of their reduced popularity during the term of the program contract. The Company seeks to purchase only those programs with contractual periods that permit programming flexibility and which complement a station's overall programming strategy. Programs that can perform successfully in more than one time period are more attractive due to the long lead time and multi-year commitments inherent in program purchasing.

     Of the 35 stations owned or provided programming services by the Company, 11 stations are Fox affiliates, 10 stations are WB affiliates, four stations are ABC affiliates, two stations are NBC affiliates, two stations are UPN affiliates, and one station is a CBS affiliate. The networks produce and distribute programming in exchange for each station's commitment to air the programming at specified times and for commercial announcement time during the programming. In addition, networks other than Fox and UPN pay each affiliated station a fee for each network-sponsored program broadcast by the stations.

     On August 21, 1996, the Company entered into an agreement with Fox (the "Fox Agreement") which, among other things, provides that the affiliation agreements between Fox and eight stations owned or provided programming services by the Company (except as noted below) would be amended to have new five-year terms commencing on the date of the Fox Agreement. Fox has the option to extend the affiliation agreements for additional five-year terms and must extend all of the affiliation agreements if it extends any (except that Fox may selectively renew affiliation agreements if any station has breached its affiliation agreement). The Fox Agreement also provides that the Company will have the right to purchase, for fair market value, any station Fox acquires in a market currently served by a Company-owned Fox affiliate (other than the Norfolk, Virginia and Raleigh/Durham, North Carolina markets) if Fox determines to terminate the affiliation agreement with the Company's station in that market and operate the station acquired by Fox as a Fox affiliate. The Fox Agreement confirmed that the affiliation agreements for WTVZ-TV (Norfolk) and WLFL-TV (Raleigh/Durham) will terminate on August 31, 1998. The Fox Agreement also includes provisions limiting the ability of the Company to preempt Fox programming except where it has existing programming conflicts or where the Company preempts to serve a public purpose.

     On July 4, 1997, the Company entered into the WB Agreement, pursuant to which the Company agreed that certain stations affiliated with UPN would terminate their affiliations with UPN at the end of the current affiliation term in January 1998, and would enter into affiliation agreements with WB effective as of that date. With respect to the following stations, the Company did not renew their affiliation agreements with UPN when their agreements expired on January 15, 1998: WCWB-TV, Pittsburgh, Pennsylvania, WNUV-TV, Baltimore, Maryland, WSTR-TV, Cincinnati, Ohio, KRRT-TV, San Antonio, Texas, KOCB-TV, Oklahoma City, Oklahoma, KSMO-TV, Kansas City, Missouri, KUPN-TV, Las Vegas, Nevada, WCGV-TV, Milwaukee, Wisconsin, and WABM-TV, Birmingham, Alabama. Additionally, the Company cancelled its UPN affiliation agreement with WTTV-TV/WTTK-TV, Indianapolis, Indiana. These stations (other than WCGV-TV and WABM-TV, which will either operate as independents or enter into new affiliation agreements with WB or another network) entered into ten-year affiliation agreements with WB which became effective on January 16, 1998 (other than WTTV-TV/

WTTK-TV, with respect to which the affiliation agreement is expected to begin April 6, 1998 and KSMO-TV, with respect to which the affiliation agreement is expected to begin March 30, 1998). Pursuant to the WB Agreement, the WB affiliation agreements of WVTV-TV, Milwaukee, Wisconsin, and WTTO-TV, Birmingham, Alabama (whose programming is simulcast on WDBB-TV, Tuscaloosa, Alabama), have been extended to January 16, 2008. In addition, WFBC-TV in the Asheville, North Carolina and Greenville/Spartanburg/Anderson, South Carolina market will become affiliated with WB on November 1, 1999 when WB's current affiliation with another station in that market expires. WTVZ-TV, Norfolk, Virginia and WLFL-TV, Raleigh/Durham North Carolina, will become affiliated with WB when their affiliations with Fox expire. These Fox affiliations are scheduled to expire on August 31, 1998.

     Under the terms of the WB Agreement, WB has agreed to pay the Company $64 million in aggregate amount in monthly installments during the first eight years commencing on January 16, 1998 in consideration for the Company's entering into affiliation agreements with WB. In addition, WB will be obligated to pay an additional $10 million aggregate amount in monthly installments in each of the following two years provided that WB is in the business of supplying programming as a television network during each of those years.

     The affiliation agreements relating to stations that have been acquired by the Company are terminable by the network upon transfer to the Company of the License Assets of the station. The Company does not seek consents of the affected network to the transfer of License Assets in connection with its acquisitions. As of the date of this Prospectus Supplement, no network has terminated an affiliation agreement following transfer of License Assets to the Company.

RADIO BROADCASTING

     The following table sets forth certain information regarding the radio stations (i) owned and/or operated by the Company or (ii) which the Company has an option or has agreed to acquire:


                                RANKING OF                                              STATION RANK   EXPIRATION
          GEOGRAPHIC            STATION'S                                   PRIMARY      IN PRIMARY       DATE
            MARKET              MARKET BY           PROGRAMMING           DEMOGRAPHIC    DEMOGRAPHIC     OF FCC
      SERVED/STATION (A)       REVENUE (B)             FORMAT             TARGET (C)     TARGET (D)     LICENSE
----------------------------- ------------- --------------------------- -------------- -------------- -----------
Los Angeles, California .....        1
  KBLA-AM(e)                                Korean                           N/A            N/A        12/1/05
St. Louis, Missouri .........       18
  KPNT-FM                                   Alternative Rock            Adults 18-34         2          2/1/05
  WVRV-FM                                   Modern Adult Contemporary   Adults 18-34         7         12/1/04
  WRTH-AM                                   Adult Standards             Adults 25-54        23          2/1/05
  WIL-FM                                    Country                     Adults 25-54         1          2/1/05
  KIHT-FM                                   70s Rock                    Adults 25-54         9          2/1/05
Portland, Oregon ............       22
  KKSN-AM (h)                               Adult Standards             Adults 25-54        22          2/1/06
  KKSN-FM (h)(u)                            60s Oldies                  Adults 25-54         1          2/1/06
  KKRH-FM (h)(u)                            70s Rock                    Adults 25-54         9          2/1/06
Kansas City, Missouri .......       29
  KCAZ-AM (e)(t)                            Childrens                        N/A            N/A         6/1/05
  KCFX-FM                                   70s Rock                    Adults 25-54         2          2/1/05
  KQRC-FM                                   Active Rock                 Adults 18-34         2          6/1/05
  KCIY-FM                                   Smooth Jazz                 Adults 25-54         9          2/1/05
  KXTR-FM                                   Classical                   Adults 25-54        13          2/1/05
Milwaukee, Wisconsin ........       32
  WEMP-AM                                   60s Oldies                  Adults 25-54        24          12/1/04
  WMYX-FM                                   Adult Contemporary          Adults 25-54         6          12/1/04
  WAMG-FM                                   Rhythmic                    Adults 25-54        11          12/1/04
Nashville, Tennessee ........       34
  WLAC-FM (h)                               Adult Contemporary          Women 25-54          8          8/1/04
  WJZC-FM (h)                               Smooth Jazz                 Women 25-54          8          8/1/04
  WLAC-AM (h)                               News/Talk/Sports            Adults 35-64         8          8/1/04


                                  RANKING OF                                             STATION RANK   EXPIRATION
           GEOGRAPHIC             STATION'S                                  PRIMARY      IN PRIMARY       DATE
             MARKET               MARKET BY           PROGRAMMING          DEMOGRAPHIC    DEMOGRAPHIC     OF FCC
       SERVED/STATION (A)       REVENUE (B)             FORMAT             TARGET (C)     TARGET (D)      LICENSE
------------------------------- ------------- -------------------------- -------------- -------------- ------------
New Orleans, Louisiana(r) .....       38
  WLMG-FM                                     Adult Contemporary         Women 25-54          3          6/1/04
  KMEZ-FM                                     Urban Oldies               Women 25-54         12          6/1/04
  WWL-AM                                      News/Talk/Sports           Adults 35-64         2          6/1/04
  WSMB-AM                                     Talk/Sports                Adults 35-64        17          6/1/04
  WBYU-AM (g)                                 Adult Standards            Adults 25-54        16          6/1/04
  WEZB-FM (g)(i)                              Adult Contemporary         Adults 25-54         9          6/1/04
  WRNO-FM (g)                                 70s Rock                   Adults 25-54         7          6/1/04
  WLTS-FM(p)                                  Adult Contemporary         Women 25-54          5          6/1/04
  WTKL-FM(p)                                  Oldies                     Adults 25-54         5          6/1/04
Memphis, Tennessee ............       40
  WRVR-FM                                     Soft Adult Contemporary    Women 25-54          1          8/1/04
  WJCE-AM                                     Urban Oldies               Women 25-54         19          8/1/04
  WOGY-FM                                     Country                    Adults 25-54         9          8/1/04
Norfolk, Virginia(r) ..........       41
  WGH-AM                                      Sports Talk Country        Adults 25-54        18          10/1/03
  WGH-FM                                      Country                    Adults 25-54         3          10/1/03
  WVCL-FM (j)                                 60s Oldies                 Adults 25-54         9          10/1/03
  WFOG-FM (o)                                 Soft Adult Contemporary    Women 25-54          4          10/1/03
  WPTE-FM (o)                                 Adult Contemporary         Adults 18-34         3          10/1/03
  WWDE-FM (o)                                 Adult Contemporary         Women 25-54          4          10/1/03
  WNVZ-FM (o)                                 Contemporary Hit Radio     Women 18-49          2          10/1/03
Buffalo, New York .............       42
  WMJQ-FM                                     Adult Contemporary         Women 25-54          3          6/1/98
  WKSE-FM                                     Contemporary Hit Radio     Women 18-49          2          6/1/98
  WBEN-AM                                     News/Talk/Sports           Adults 35-64         3          6/1/98
  WWKB-AM                                     Country                    Adults 35-64        18          6/1/98
  WGR-AM                                      Sports                     Adults 25-54        10          6/1/98
  WWWS-AM                                     Urban Oldies               Adults 25-54        14          6/1/98
Greensboro/Winston
  Salem/High Point,
   North Carolina .............       52
   WMQX-FM (o)                                Oldies                     Adults 25-54         5          12/1/03
   WQMG-FM (o)                                Urban Adult Contemporary   Adults 25-54         4          12/1/03
   WJMH-FM (o)                                Urban                      Adults 18-34         1          12/1/03
   WQMG-AM (o)                                Gospel                     Adults 35-64         9          12/1/03
Rochester, New York ...........       53
  WBBF-AM (h)                                 Adult Standards            Adults 25-54        13          6/1/98
  WBEE-FM (h)                                 Country                    Adults 25-54         1          6/1/98
  WKLX-FM (h)                                 60s Oldies                 Adults 25-54         6          6/1/98
  WQRV-FM (h)                                 Classic Hits               Adults 25-54        12          6/1/98
Asheville, North Carolina
 Greenville/Spartanburg,
  South Carolina ..............       60
  WFBC-FM(k)                                  Contemporary Hit Radio     Women 18-49          2          12/1/03
  WORD-AM (k)                                 News/Talk                  Adults 35-64         8          12/1/03
  WYRD-AM (k)                                 News/Talk                  Adults 35-64        14          12/1/03
  WSPA-AM (k)                                 Full Service/Talk          Adults 35-64        21          12/1/03
  WSPA-FM (k)                                 Soft Adult Contemporary    Women 25-54          1          12/1/03
  WOLI-FM (k)                                 Oldies                     Adults 25-54        12          12/1/03
  WOLT-FM (k)                                 Oldies                     Adults 25-54        16          12/1/03


                             RANKING OF                                                 STATION RANK     EXPIRATION
       GEOGRAPHIC            STATION'S                                    PRIMARY        IN PRIMARY         DATE
         MARKET              MARKET BY            PROGRAMMING           DEMOGRAPHIC      DEMOGRAPHIC       OF FCC
   SERVED/STATION (A)       REVENUE (B)             FORMAT              TARGET (C)       TARGET (D)        LICENSE
------------------------   -------------   ------------------------   --------------   --------------   ------------
Wilkes-Barre/Scranton,
 Pennsylvania ..........        68
  WKRZ-FM (l)                              Contemporary Hit Radio     Adults 18-49           1            8/1/98
  WGGY-FM                                  Country                    Adults 25-54           3            8/1/98
  WGGI-FM(q)                               Country                    Adults 25-54          21            8/1/98
  WILK-AM (m)                              News/Talk/Sports           Adults 35-64           5            8/1/98
  WGBI-AM (m)                              News/Talk/Sports           Adults 35-64          35            8/1/98
  WWSH-FM (n)                              Soft Hits                  Women 25-54           23            8/1/98
  WILP-AM (m)                              News/Talk/Sports           Adults 35-64          40            8/1/98
  WWFH-FM (n)                              Soft Hits                  Women 25-54           12            8/1/98
  WKRF-FM (l)                              Contemporary Hit Radio     Adults 18-49          30            8/1/98
  WILT-AM(m)(s)                            News/Talk/Sports           Adults 35-64          40            8/1/98

----------
(a)  Actual city of license may differ from the geographic market served.

(b) Ranking of the principal radio market served by the station among all U.S. radio markets by 1996 aggregate gross radio broadcast revenue according to Duncan's Radio Market Guide -- 1997 Edition.

(c) Due to variations that may exist within programming formats, the primary demographic target of stations with the same programming format may be different.

(d) All information concerning ratings and audience listening information is derived from the Fall 1997 Arbitron Metro Area Ratings Survey (the "Fall 1997 Arbitron"). Arbitron is the generally accepted industry source for statistical information concerning audience ratings. Due to the nature of listener surveys, other radio ratings services may report different rankings; however, the Company does not believe that any radio ratings service other than Arbitron is accorded significant weight in the radio broadcast industry. "Station Rank in Primary Demographic Target" is the ranking of the station among all radio stations in its market that are ranked in its target demographic group and is based on the station's average persons share in the primary demographic target in the applicable Metro Survey Area. Source: Average Quarter Hour Estimates, Monday through Sunday, 6:00 a.m. to midnight, Fall 1997 Arbitron.

(e) Programming is provided to this station by a third party pursuant to an LMA.

(f)  License renewal application pending.

(g) The Company has the right to acquire the assets of this station in the Heritage Acquisition, subject to FCC approval, and has an agreement to sell such assets to a third party.

(h) The Company has agreed to sell this station to a third party, which currently programs the station pursuant to an LMA.

(i) An application for review of the grant of this station's license renewal is pending.

(j) EEO reporting conditions for 1997, 1998 and 1999 were placed on this station's most recent license renewal.

(k) The Company has exercised its option to acquire Keymarket of South Carolina, Inc. ("Keymarket" or "KSC"), which owns and operates WYRD-AM, WORD-AM and WFBC-FM, and provides sales services pursuant to a JSA or LMA and has an option to acquire WOLI-FM and WOLT-FM. The Company has also agreed to acquire WSPA-AM and WSPA-FM, which KSC programs pursuant to an LMA. FCC approval of the Company's acquisition of WYRD-AM, WORD-AM, WFBC-FM, WSPA-AM, and WSPA-FM is pending.

(l)  WKRZ-FM and WKRF-FM simulcast their programming.

(m)  WILK-AM, WGBI-AM, WILP-AM and WILT-AM simulcast their programming.

(n)  WWSH-FM and WWFH-FM simulcast their programming.

(o) The Company has the right to acquire this radio station in conjunction with the Max Media Acquisition.

(p) The Company provides sales and programming services to this station pursuant to an LMA and has an option to acquire substantially all the assets of this station.

(q) The Company provides sales and programming services to this radio station pursuant to an LMA and has received FCC approval to acquire substantially all the assets of this station.

(r) The Company intends to sell two FM stations and one AM station in the New Orleans market and two FM stations in the Norfolk market in order to comply with current FCC or DOJ guidelines.

(s) The Company provides sales and programming services to this station pursuant to an LMA.

(t) A third party has exercised their option to purchase this station, the closing of which is subject to FCC approval.

(u) A petition to deny the transfer of the licenses of these stations was filed with the FCC objecting to the acquisition of such licenses by the proposed assignee.

Radio Operating Strategy

     The Company's radio strategy is to operate a cluster of radio stations in selected geographic markets throughout the country. In each geographic market, the Company employs broadly diversified programming formats to appeal to a variety of demographic groups within the market. The Company seeks to strengthen the identity of each of its stations through its programming and promotional efforts, and emphasizes that identity to a far greater degree than the identity of any local radio personality.

     The Company believes that its strategy of appealing to diverse demographic groups in selected geographic markets allows it to reach a larger share of the overall advertising market while realizing economies of scale and avoiding dependence on one demographic or geographic market. The Company realizes economies of scale by combining sales and marketing forces, back office operations and general management in each geographic market. At the same time, the geographic diversity of its portfolio of radio stations helps lessen the potential impact of economic downturns in specific markets and the diversity of target audiences served helps lessen the impact of changes in listening preferences. In addition, the geographic and demographic diversity allows the Company to avoid dependence on any one or any small group of advertisers.

     The Company's group of radio stations includes the top billing station group in four markets and one of the top three billing station groups in each of its markets other than Los Angeles, Milwaukee, Portland, Rochester and Nashville. Through ownership or LMAs, the group also includes duopolies in 12 of its 13 markets.

     Depending on the programming format of a particular station, there are a predetermined number of advertisements broadcast each hour. The Company determines the optimum number of advertisements available for sale during each hour without jeopardizing listening levels (and the resulting ratings). Although there may be shifts from time to time in the number of advertisements available for sale during a particular time of day, the total number of advertisements available for sale on a particular station normally does not vary significantly. Any change in net radio broadcasting revenue, with the exception of those instances where stations are acquired or sold, is generally the result of pricing adjustments made to ensure that the station effectively uses advertising time available for sale, an increase in the number of commercials sold or a combination of these two factors.

     Large, well-trained local sales forces are maintained by the Company in each of its radio markets. The Company's principal goal is to utilize its sales efforts to develop long-standing customer relationships through frequent direct contacts, which the Company believes provide it with a competitive advantage. Additionally, in some radio markets, duopolies permit the Company to offer creative advertising packages to local, regional and national advertisers. Each radio station owned by the Company also engages a national independent sales representative to assist it in obtaining national advertising revenues. These representatives obtain advertising through national advertising agencies and receive a commission from the radio station based on its gross revenue from the advertising obtained.

BROADCASTING ACQUISITION STRATEGY

     On February 8, 1996, the Telecommunications Act of 1996 (the "1996 Act") was signed into law. The 1996 Act represents the most sweeping overhaul of the country's telecommunications laws since the Communications Act of 1934, as amended (the "Communications Act"). The 1996 Act relaxes the broadcast ownership rules and simplifies the process for renewal of broadcast station licenses.

     The Company believes that the enactment of the 1996 Act has presented a unique opportunity to build a larger and more diversified broadcasting company. Additionally, the Company expects that the opportunity to act as one of the consolidators of the industry will enable the Company to gain additional influence with program suppliers, television networks, other vendors, and alternative delivery media.

The additions to the Company's management team as a result of the River City Acquisition have given it additional resources to take advantage of these developments.

     In implementing its acquisition strategy, the Company seeks to identify and pursue favorable station or group acquisition opportunities primarily in the 15th to 75th largest DMAs and Metro Service Areas ("MSAs"). In assessing potential acquisitions, the Company examines opportunities to improve revenue share, audience share and/or cost control. Additional factors considered by the Company in a potential acquisition include geographic location, demographic characteristics and competitive dynamics of the market. The Company also considers the opportunity for cross-ownership of television and radio stations and the opportunity it may provide for cross-promotion and cross-selling.

     In conjunction with its acquisitions, the Company may determine that certain of the acquired stations may not be consistent with the Company's strategic plan. In such an event, the Company reviews opportunities for swapping such stations with third parties for other stations or selling such stations outright. The Heritage, Max Media, and Sullivan Acquisitions may provide such opportunities.

     Certain terms of the Company's acquisitions in 1998 and 1997, and other pending acquisitions, are described below.

1998 ACQUISITIONS

     Sullivan Acquisition. In February 1998, the Company entered into merger agreements by which the Company agreed to acquire all of the issued and outstanding capital stock of Sullivan Broadcast Holdings, Inc. ("Sullivan Holdings") and Sullivan Broadcasting Company II, Inc. ("Sullivan II" and, together with Sullivan Holdings, "Sullivan") for an aggregate purchase price expected to be approximately $950 million to $1 billion, less the amount of outstanding indebtedness of Sullivan Holdings assumed by the Company (the
"Sullivan Acquisition"). The Sullivan Acquisition will be accomplished by two separate merger closings.

     At the  initial  closing,  the Company  will  acquire all of the issued and outstanding capital stock of Sullivan Holdings, after which the Company will indirectly own all of the operating assets (excluding the License Assets) of, and pursuant to LMAs will provide programming services to, 13 additional television stations (the "Sullivan Stations") in the following markets:
Nashville, Tennessee; Buffalo, New York; Oklahoma City, Oklahoma; Greensboro/Winston-Salem/High Point, North Carolina; Dayton, Ohio; Charleston/Huntington, West Virginia; Richmond, Virginia; Las Vegas, Nevada; Rochester, New York; Madison, Wisconsin; and Utica, New York.

     The purchase price to be paid at the initial closing will be based on a multiple of Sullivan's projected 1998 cash flow calculated as of the time of the initial closing. As part of the total consideration to be paid at the initial closing, the Company, at its option, may issue to the Sullivan shareholders up to $100 million of the Company's Class A Common Stock based on an average closing price of the Class A Common Stock. The initial closing is subject to termination of the applicable waiting period under the HSR Act and is expected to occur during the second quarter of 1998.

     At the second closing, the Company will acquire all of the issued and outstanding capital stock of Sullivan II. The second closing is subject to, among other things, FCC approval and is expected to close during the third quarter of 1998. FCC regulations require the Company to obtain waivers from the FCC of multiple ownership rules prior to the second closing. Although the Company is confident that it will receive FCC consents for the merger with Sullivan II, there can be no assurance that such consents will be obtained. After the second closing, the Company will indirectly own the License Assets of six of the 13 Sullivan Stations, and will continue to program the remaining seven Sullivan Stations pursuant to seven LMAs, five with Sullivan Broadcast Company III, Inc. ("Sullivan III"), which at the time of the second closing will hold the License Assets for such stations, and two with the existing owners of the License Assets of such stations.

     In connection with the Sullivan Acquisition, Glencairn, Ltd. ("Glencairn") has entered into a plan of merger with Sullivan III which, if completed, would result in Glencairn's ownership of all the issued and outstanding capital stock of Sullivan III. After the merger, the Company intends to enter into an LMA with Glencairn and continue to provide programming services to the five stations the License

Assets of which are acquired by Glencairn in the merger. See "Risk Factors -- Conflicts of Interest" in the accompanying Prospectuses.

     Montecito Acquisition. In February 1998, the Company entered into an agreement to acquire all of the capital stock of Montecito for approximately $33 million. Montecito owns all of the issued and outstanding stock of Channel 33, Inc., which owns and operates KFBT-TV in Las Vegas, Nevada. Sinclair cannot acquire Montecito unless and until FCC rules permit Sinclair to own the broadcast license for more than one station in the Las Vegas market, or unless Sinclair no longer owns the broadcast license for KUPN-TV in Las Vegas. The Company will operate KFBT-TV through an LMA, upon expiration of the applicable HSR Act waiting period. The Company expects to be able to enter into the LMA in the second quarter of 1998.

     Columbus Purchase Option. In connection with the Company's 1996 acquisition of the radio and television broadcasting assets of River City Broadcasting, L.P. ("River City"), the Company acquired a three-year option to purchase the assets of WSYX-TV in Columbus, Ohio (the "Columbus Option"). The exercise price for the Columbus Option is approximately $100 million plus an amount of indebtedness relating to the WSYX-TV assets on the date of exercise (such indebtedness not to exceed $135 million). The exercise price is expected to be financed through borrowings under the Company's Bank Credit Agreement. Pursuant to the Columbus Option, the Company is required to make certain quarterly "Option Extension Fee" payments, as defined in the Columbus Option . These fees began December 31, 1996, and continue until the exercise price on the Columbus Option is paid. The Option Extension Fees are calculated as 8% per annum of the option exercise price through the first anniversary of the date of grant, 15% per annum of the option exercise price through the second anniversary of the date of grant and 25% per annum of the option exercise price thereafter. As of December 31, 1997, the Company incurred Option Extension Fees and other costs relating to WSYX-TV totaling $22.9 million. The Company currently intends to pay $100 million of the option exercise price prior to May 31, 1998 (the date on which the Option Extension Fee of 25% per annum goes into effect) in order to extinguish the Company's obligations to make continuing Option Extension Fee payments. Due to the Company's ownership of another television station in the Columbus, Ohio market, the Antitrust Division of the DOJ is currently reviewing the Company's acquisition of and the right to operate WSYX-TV pursuant to an LMA. The Company has entered into an agreement with the DOJ pursuant to which the Company is required to notify the DOJ 10 business days before it begins programming WSYX-TV pursuant to an LMA or exercises the Columbus Option or enters into an LMA with respect to WSYX-TV, which will give the DOJ the opportunity to enjoin the Company's action, if it chooses to do so.

     The Company has agreed to sell the License Assets of WTTE-TV in Columbus, Ohio to Glencairn and to enter into an LMA with Glencairn to provide programming services to WTTE-TV. The FCC has approved this transaction, but the Company does not believe that this transaction will be completed unless the Company acquires WSYX-TV.

     Other Dispositions. The Company has entered into on agreement to sell three radio stations in the Nashville, Tennessee market for approximately $35 million. The Company expects the closing to occur by the end of 1998.

1997 ACQUISITIONS

     Max Media Acquisition. On December 2, 1997, the Company entered into agreements to acquire, directly or indirectly, all of the equity interests of Max Media. As a result of this transaction, the Company will acquire, or acquire the right to program pursuant to LMAs, nine television stations and eight radio stations in eight markets. The television stations serve the following markets:
Dayton, Ohio; Syracuse, New York; Paducah, Kentucky and Cape Girardeau, Missouri; Tri-Cities, Tennessee/Virginia; Tyler/Longview, Texas; and Charleston, South Carolina. The radio stations serve the Norfolk, Virginia and
Greensboro/Winston Salem/High Point, North Carolina markets. The aggregate purchase price is approximately $255 million payable in cash at closing (less a deposit of $12.8 million paid at the time of signing the acquisition agreement), a portion of which will be used to retire existing debt of Max Media at closing. Max Media's television station WKEF-TV in Dayton, Ohio has an overlapping service area with the Company's television stations WTTE-TV in Columbus, Ohio and WSTR-TV in Cincinnati,

Ohio as well as with Company LMA station WTTV-TV in Indianapolis, Indiana. In addition, Max Media's television station WEMT-TV in Tri-Cities, Tennessee/Virginia has an overlapping service area with the Company's television station WLOS-TV in Asheville, North Carolina and Greenville/ Spartanburg/Anderson, South Carolina and Max Media's television station KBSI-TV in Paducah, Kentucky and Cape Girardeau, Missouri has an overlapping service area with the Company's television station KDNL-TV in St. Louis, Missouri. Furthermore, the Company owns a television station and three radio stations in the Norfolk, Virginia market, where four of Max Media's radio stations are located. Consequently, the Company has requested various waivers from the FCC to allow the Company to complete the Max Media Acquisition. There can be no assurance that such waivers will be granted. As a result of the Max Media Acquisition and the Heritage Acquisition, the Company intends to dispose of two of the FM radio stations in the Norfolk, Virginia radio market that it has agreed to acquire from Heritage and Max Media in order to be in compliance with the FCC regulations that limit the number of radio stations that can be owned in a market. The Company has sought FCC approval to assign the licenses of such radio stations and an additional radio station it presently owns in the Norfolk, Virginia market to an independent trustee. The Max Media Acquisition is subject to approval by the FCC and termination of the applicable waiting period under the HSR Act, and is expected to close in the second quarter of 1998. The transaction is expected to be financed through borrowings under the Company's Bank Credit Agreement.

     Lakeland Acquisition. On November 14, 1997, the Company entered into a definitive agreement to acquire 100% of the stock of Lakeland Group Television, Inc. In the Lakeland Acquisition, the Company will acquire television station KLGT in Minneapolis/St. Paul, Minnesota. The purchase price is approximately $50 million in cash plus the assumption of certain indebtedness of Lakeland not to exceed $2.5 million. KLGT-TV, Channel 23, is the WB affiliate in Minneapolis, the nation's 14th largest market. The Company intends to finance the purchase price from borrowings under the Bank Credit Agreement. The Lakeland Acquisition is subject to, among other things, approval by the FCC and termination of the applicable waiting period under the HSR Act, and is expected to close in the first or second quarter of 1998.

     Heritage  Acquisition.  On July 16,  1997,  the  Company  entered  into the
Heritage Acquisition Agreements with certain subsidiaries of Heritage. The aggregate purchase price of the Heritage Acquisition is approximately $630 million, less deposits paid of $65.5 million and amounts paid in January 1998 relating to the closing of certain television assets of $215 million. Pursuant to the Heritage Acquisition Agreements, the Company obtained the right to acquire the assets of five television stations (the interests in three of which the Company has agreed to dispose or described herein), programming rights under LMAs with respect to two additional television stations (one of which the Company has agreed to dispose as described herein), and the assets of 24 radio stations (11 of which the Company has agreed to dispose as described herein).

     On January 29, 1998, the Company closed on the acquisitions of the Heritage television stations serving the Charleston/Huntington market, Mobile and Pensacola market and the Oklahoma City market for an aggregate purchase price of $215 million. Simultaneously with the closing, the Company disposed of television station KOKH-TV in Oklahoma City to Sullivan Broadcasting Company, Inc. for an aggregate sale price of $60 million. Also simultaneously with the closing, the Company entered into purchase option agreements pursuant to which the Company has the option to acquire KOKH-TV from Sullivan for an aggregate purchase price of $60 million and Sullivan has the option to acquire from the Company television station WCHS-TV in the Charleston/Huntington, West Virginia market for an aggregate purchase price of $30 million. In consideration for the execution of the purchase option agreements, the Company made an option grant payment to Sullivan of $45 million and Sullivan made an option grant payment to the Company of $15 million. In connection with the Sullivan Acquisition, the Company will reacquire KOKH-TV. On February 27, 1998 the Company closed on its acquisition of all of the Heritage radio stations except the three stations in the New Orleans market. On March 6, 1998, the Company closed on the acquisition of the Heritage television stations serving the Burlington, Vermont and Plattsburgh, New York market for an aggregate purchase price of $75 million.

     In January 1998, the Company entered into an agreement with Entercom pursuant to which the Company will sell to Entercom the Portland, Oregon and Rochester, New York radio stations which the

Company acquired from Heritage for an aggregate sales price of approximately $126.5 million. Subject to approval by the FCC and termination of the applicable waiting period under the HSR Act, the Company anticipates it will close on the sale of the Portland and Rochester radio stations to Entercom during the second quarter of 1998. Entercom is operating these stations pursuant to an LMA pending closing of the sale.

     In February 1998, the Company entered into an agreement with STC pursuant to which STC has agreed to acquire the License and Non-License Assets of Burlington, Vermont and Plattsburgh, New York television stations WPTZ-TV, WNNE-TV, and the Non-License Assets of WFFF-TV for $75 million. The Company expects to close the sale to STC during the second quarter of 1998 subject to, among other conditions, approval by the FCC and termination of the applicable waiting period under the HSR Act.

     Acquisition of the Heritage radio stations in the New Orleans market is conditioned on, among other things, FCC approval and the expiration of the applicable waiting period under the HSR Act. The Company has entered into an agreement to divest certain radio stations it owns or has the right to acquire in the New Orleans market and expects to receive FCC approval and clearance under the HSR Act in connection with such disposition. In addition, the Company intends to dispose of two of the FM radio stations in the Norfolk, Virginia radio market that it has agreed to acquire from Heritage and Max Media in order to be in compliance with FCC regulations that limit the number of radio stations that can be owned in a market. See "-- Max Media Acquisition." A third party has also exercised its option to acquire from the Company radio station KCAZ in Kansas City, Missouri.

     Las Vegas Acquisition. On January 30, 1997, the Company entered into an agreement to acquire the assets of KUPN-TV, the UPN affiliate in Las Vegas, Nevada, for approximately $87.0 million. The Company completed this acquisition on May 30, 1997.

ONGOING DISCUSSIONS

     In furtherance of its acquisition strategy, the Company routinely reviews and conducts investigations of potential television, radio station and related businesses acquisitions. When the Company believes a favorable opportunity exists, the Company seeks to enter into discussions with the owners of such businesses regarding the possibility of an acquisition, disposition or station swap. At any given time, the Company may be in discussions with one or more such business owners. The Company is in serious negotiations with various parties relating to the disposition and acquisition of television, radio and related properties which would be disposed of and acquired for aggregate consideration of approximately $75 million and $60 million, respectively. There can be no assurance that any of these or other negotiations will lead to definitive agreement or, if agreements are reached, that any transactions would be consummated.

LOCAL MARKETING AGREEMENTS

     The Company currently has LMA arrangements with television stations in nine markets in which it owns a television station: Pittsburgh, Pennsylvania (WCWB), Baltimore, Maryland (WNUV), Raleigh/ Durham, North Carolina (WRDC), Milwaukee, Wisconsin (WVTV), Birmingham, Alabama (WABM), San Antonio, Texas (KRRT), Asheville, North Carolina and Greenville/Spartanburg/Anderson, South Carolina
(WFBC), Mobile, Alabama and Pensacola, Florida (WFGX), and Burlington, Vermont and Plattsburgh, New York (WFFF). The Company will provide programming under an LMA to a station in a tenth market where it owns a television station (KFBT, Las Vegas) upon expiration of the applicable HSR Act waiting period. In addition, the Company has an LMA arrangement with a station in the Tuscaloosa, Alabama market (WDBB), which is adjacent to Birmingham. In each of these markets other than Pittsburgh, Tuscaloosa, Mobile and Pensacola, Las Vegas and Burlington and Plattsburgh, the LMA arrangement is with Glencairn and the Company owns the Non-License Assets of the stations. The Company also has LMA arrangements with radio stations in two markets in which it owns radio stations, Wilkes-Barre/Scranton, Pennsylvania and New Orleans, Louisiana. In addition, the Company entered into two LMAs with respect to WTTV and WTTK in Indianapolis, Indiana. At the Company's request, the FCC has withheld action on an application for the Company's acquisition of WTTV and

WTTK in Indianapolis (and a pending application for the Controlling Stockholders to divest their attributable interests in WIIB) until the FCC completes its pending rulemaking proceeding considering the cross-interest policy. In addition, in connection with the pending acquisitions, the Company will enter into certain LMAs. See "-- 1998 Acquisitions and "-- 1997 Acquisitions."

     The Company believes that it is able to increase its revenues and improve its margins by providing programming services to stations in selected DMAs and MSAs where the Company already owns a station. In certain instances, single station operators and stations operated by smaller ownership groups do not have the management expertise or the operating efficiencies available to the Company as a multi-station broadcaster. The Company seeks to identify such stations in selected markets and to provide such stations with programming services pursuant to LMAs. In addition to providing the Company with additional revenue opportunities, the Company believes that these LMA arrangements have assisted certain stations whose operations may have been marginally profitable to continue to air popular programming and contribute to diversity of programming in their respective DMAs and MSAs.

     In many cases where the Company enters into LMA arrangements in connection with a station whose acquisition by the Company is pending FCC approval, the Company (i) obtains an option to acquire the station assets essential for broadcasting a television or radio signal in compliance with regulatory guidelines, generally consisting of the FCC license, transmitter, transmission lines, technical equipment, call letters and trademarks, and certain furniture, fixtures and equipment (the "License Assets") and (ii) acquires the remaining assets (the "Non-License Assets") at the time it enters into the option. Following acquisition of the Non-License Assets, the License Assets continue to be owned by the owner-operator and holder of the FCC license, which enters into an LMA with the Company. After FCC approval for transfer of the License Assets is obtained, the Company exercises its option to acquire the License Assets and become the owner-operator of the station, and the LMA arrangement is terminated.

USE OF DIGITAL TELEVISION TECHNOLOGY

     The Company believes that television broadcasting may be enhanced significantly by the development and increased availability of digital broadcasting service technology. This technology has the potential to permit the Company to provide viewers multiple channels of digital television over each of its existing standard channels, to provide certain programming in a high definition television format and to deliver various forms of data, including data on the Internet, to home and business computers. These additional capabilities may provide the Company with additional sources of revenue, although the Company may be required to incur significant additional costs in connection therewith. The Company is currently considering plans to provide high definition television ("HDTV"), to provide multiple channels of television including the provision of additional broadcast programming and transmitted data on a subscription basis, and to continue its current TV program channels on its allocated digital television ("DTV") channels. The FCC has granted authority for the Company to conduct experimental DTV multicasting operations in Baltimore, Maryland. The 1996 Act allows the FCC to charge a spectrum fee to broadcasters who use the digital spectrum to offer subscription-based services, and the FCC has opened a rulemaking to consider the spectrum fees to be charged to broadcasters for such use. In addition, Congress has held hearings on broadcasters' plans for the use of their digital spectrum. The Company cannot predict what future actions the FCC or Congress might take with respect to DTV, nor can it predict the effect of the FCC's present DTV implementation plan or such future actions on the Company's business. DTV technology is not currently available to the viewing public and a successful transition from the current analog broadcast format to a digital format may take many years. There can be no assurance that the Company's efforts to take advantage of the new technology will be commercially successful.

FEDERAL REGULATION OF TELEVISION AND RADIO BROADCASTING

     The ownership, operation and sale of television and radio stations are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act. Among other things, the FCC assigns frequency bands for broadcasting; determines the particular frequencies, locations and operating power of stations; issues, renews, revokes and modifies station licenses; regulates equipment used by stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations; and has the power to impose penalties for violations of its rules or the Communications Act.

     The following is a brief summary of certain provisions of the Communications Act, the 1996 Act and specific FCC regulations and policies. Reference should be made to the Communications Act, the 1996 Act, FCC rules and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of broadcast stations.

     License Grant and Renewal. Television and radio stations operate pursuant to broadcasting licenses that are granted by the FCC for maximum terms of eight years.

     Television and radio station licenses are subject to renewal upon application to the FCC. During certain periods when renewal applications are pending, competing applicants may file for the radio or television frequency being used by the renewal applicant. During the same periods, petitions to deny license renewal applications may be filed by interested parties, including members of the public. The FCC is required to hold hearings on renewal applications if it is unable to determine that renewal of a license would serve the public interest, convenience and necessity, or if a petition to deny raises a "substantial and material question of fact" as to whether the grant of the renewal application would be prima facie inconsistent with the public interest, convenience and necessity. However, the FCC is prohibited from considering competing applications for a renewal applicant's frequency, and is required to grant the renewal application, if the FCC finds: (i) that the station has served the public interest, convenience and necessity; (ii) that there have been no serious violations by the licensee of the Communications Act or the rules and regulations of the FCC; and (iii) that there have been no other violations by the licensee of the Communications Act or the rules and regulations of the FCC that, when taken together, would constitute a pattern of abuse.

     All of the stations that the Company currently owns and operates or provides programming services to pursuant to LMAs, or intends to acquire or provide programming services pursuant to LMAs in connection with pending acquisitions, are presently operating under regular licenses, which expire as to each station on the dates set forth under "-- Television Broadcasting" and "-- Radio Broadcasting," above. Although renewal of license is granted in the vast majority of cases even when petitions to deny are filed, there can be no assurance that the licenses of such stations will be renewed.

Ownership Matters

General
-------

     The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. In determining whether to permit the assignment or transfer of control of, or the grant or renewal of, a broadcast license, the FCC considers a number of factors pertaining to the licensee, including compliance with various rules limiting common ownership of media properties, the "character" of the licensee and those persons holding "attributable" interests therein, and compliance with the Communications Act's limitations on alien ownership.

     To obtain the FCC's prior consent to assign a broadcast license or transfer control of a broadcast licensee, an appropriate application must be filed with the FCC. If the application involves a "substantial change" in ownership or control, the application must be placed on public notice for a period of approximately 30 days during which petitions to deny the application may be filed by interested parties, including members of the public. If the application does not involve a "substantial change" in ownership or control, it is a "pro forma" application. The "pro forma" application is not subject to petitions to deny or a mandatory waiting period, but is nevertheless subject to having informal objections filed against it. If the FCC grants an assignment or transfer application, interested parties have approximately 30 days from public notice of the grant to seek reconsideration or review of that grant. Generally, parties that do not file initial petitions to deny or informal objections against the application face difficulty in seeking reconsideration or review of the grant. The FCC normally has approximately an additional 10 days to set aside such grant on its own motion. When passing on an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer to any party other than the assignee or transferee specified in the application.

     The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding, or through subsidiaries controlling, broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's stock (or 10% or more of such stock in the case of insurance companies, investment companies and bank trust departments that are passive investors) are generally attributable, except that, in general, no minority voting stock interest will be attributable if there is a single holder of more than 50% of the outstanding voting power of the corporation. The FCC has pending a rulemaking proceeding that, among other things, seeks comment on whether the FCC should modify its attribution rules by (i) raising the attribution stock benchmark from 5% to 10%;
(ii) raising the attribution stock benchmark for passive investors from 10% to 20%; (iii) restricting the availability of the single majority shareholder exemption; and (iv) attributing certain interests such as non-voting stock, debt and certain holdings by limited liability corporations in certain circumstances. More recently, the FCC has solicited comment on proposed rules that would (i) treat an otherwise nonattributable equity or debt interest in a licensee as an attributable interest where the interest holder is a program supplier or the owner of a broadcast station in the same market and the equity and/or debt holding is greater than a specified benchmark; (ii) treat a licensee of a television station which, under an LMA, brokers more than 15% of the time on another television station serving the same market, as having an attributable interest in the brokered station; and (iii) in certain circumstances, treat the licensee of a broadcast station that sells advertising time on another station in the same market pursuant to a JSA as having an attributable interest in the station whose advertising is being sold.

     The Controlling Stockholders hold attributable interests in two entities owning media properties, namely: Channel 63, Inc., licensee of WIIB-TV, a UHF television station in Bloomington, Indiana, and Bay Television, Inc., licensee of WTTA-TV, a UHF television station in St. Petersburg, Florida. All of the issued and outstanding shares of Channel 63, Inc. are owned by the Controlling Stockholders. All of the issued and outstanding shares of Bay Television, Inc. are owned by the Controlling Stockholders (75%) and Robert L. Simmons (25%), a former stockholder of the Company. The Controlling Stockholders have agreed to divest their attributable interests in Channel 63, Inc. and the Company believes that, after doing so, such holdings will not materially restrict its ability to acquire or program additional broadcast stations.

     Under its "cross-interest" policy, the FCC considers certain "meaningful" relationships among competing media outlets in the same market, even if the ownership rules do not specifically prohibit the relationship. Under this policy, the FCC may consider significant nonattributable equity or debt interests in a media outlet combined with an attributable interest in another media outlet in the same market, joint ventures, and common key employees among competitors. The cross-interest policy does not necessarily prohibit all of these interests, but requires that the FCC consider whether, in a particular market, the "meaningful" relationships between competitors could have a significant adverse effect upon economic competition and program diversity.
Heretofore, the FCC has not applied its cross-interest policy to LMAs and JSAs between broadcast stations. In its ongoing rulemaking proceeding concerning the attribution rules, the FCC has sought comment on, among other things, (i) whether the cross-interest policy should be applied only in smaller markets, and
(ii) whether non-equity financial relationships such as debt, when combined with multiple business interrelationships such as LMAs and JSAs, raise concerns under the cross-interest policy. Moreover, in its most recent proposals in its ongoing attribution rulemaking proceeding, the FCC has proposed treating television LMAs, television and radio JSAs, and presently nonattributable debt or equity interests as attributable interests in certain circumstances without regard to the cross-interest policy.

     The Communications Act prohibits the issuance of broadcast licenses to, or the holding of a broadcast license by, any corporation of which more than 20% of the capital stock is owned of record or voted by non-U.S. citizens or their representatives or by a foreign government or a representative thereof, or by any corporation organized under the laws of a foreign country (collectively, "Aliens"). The Communications Act also authorizes the FCC, if the FCC determines that it would be in the public interest, to prohibit the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation directly or indirectly controlled by any other corporation of which more than 25% of the capital stock is owned of record or voted by Aliens. The Company has been advised that the FCC staff has interpreted this provision to require a finding that such grant or holding would be in the public interest before a broadcast license may be granted to or held by any such corporation and that the FCC staff has made such a finding only in limited circumstances. The FCC has issued interpretations of existing law under which these restrictions in modified form apply to other forms of business organizations, including partnerships. As a result of these provisions, the licenses granted to Subsidiaries of the Company by the FCC could be revoked if, among other restrictions imposed by the FCC, more than 25% of the Company's stock were directly or indirectly owned or voted by Aliens. The Company and the Subsidiaries are domestic corporations, and the Controlling Stockholders are all United States citizens. The Amended and Restated Articles of Incorporation of the Company (the "Amended Certificate") contain limitations on Alien ownership and control that are substantially similar to those contained in the Communications Act. Pursuant to the Amended Certificate, the Company has the right to repurchase Alien-owned shares at their fair market value to the extent necessary, in the judgment of the Board of Directors, to comply with the Alien ownership restrictions.

Television
----------

     National Ownership Rule. Prior to the 1996 Act, FCC rules generally prohibited an individual or entity from having an attributable interest in more than 12 television stations nationwide, or in television stations reaching more than 25% of the national television viewing audience. Pursuant to the 1996 Act, the FCC has modified its rules to eliminate any limitation on the number of television stations an individual or entity may own nationwide, subject to the restriction that no individual or entity may have an attributable interest in television stations reaching more than 35% of the national television viewing audience. Historically, VHF stations have shared a larger portion of the market than UHF stations. Therefore, only half of the households in the market area of any UHF station are included when calculating whether an entity or individual owns television stations reaching more than 35% of the national television viewing audience. All but six of the stations owned and operated by the Company, or to which the Company provides programming services, are UHF. Upon completion of all pending acquisitions and dispositions, the Company will reach approximately 14% of U.S. television households using the FCC's method of calculation.

     Duopoly Rule. On a local level, the television "duopoly" rule generally prohibits a single individual or entity from having an attributable interest in two or more television stations with overlapping Grade B service areas. While the 1996 Act did not eliminate the television duopoly rule, it did direct the FCC to initiate a rulemaking proceeding to determine whether to retain, modify, or eliminate the rule. The FCC has pending a rulemaking proceeding in which it has proposed, among other options, to modify the television duopoly rule to permit the common ownership of television stations in different DMAs, so long as the Grade A signal contours of the stations do not overlap. Pending resolution of its rulemaking proceeding, the FCC has adopted an interim waiver policy that permits the common ownership of television stations in different DMAs with no overlapping Grade A signal contours, conditioned on the final outcome of the rulemaking proceeding. The FCC has also sought comment on whether common ownership of two television stations in a market should be permitted (i) where one or more of the commonly owned stations is UHF, (ii) where one of the stations is in bankruptcy or has been off the air for a substantial period of time and (iii) where the commonly owned stations have very small audience or advertising shares, are located in a very large market, and/or a specified number of independently owned media voices would remain after the acquisition.

     Local Marketing Agreements. A number of television stations, including certain of the Company's stations, have entered into what have commonly been referred to as local marketing agreements, or LMAs. While these agreements may take varying forms, pursuant to a typical LMA, separately owned and licensed television stations agree to enter into cooperative arrangements of varying sorts, subject to compliance with the requirements of antitrust laws and with the FCC's rules and policies. Under these types of arrangements, separately owned stations could agree to function cooperatively in terms of programming, advertising sales, etc., subject to the requirement that the licensee of each station maintain independent control over the programming and operations of its own station. One typical type of LMA is a programming agreement between two separately owned television stations serving a common service area, whereby the licensee of one station programs substantial portions of the broadcast day on the other licensee's station, subject to ultimate editorial and other controls being exercised by the latter licensee, and sells advertising time during such program segments. Such arrangements are an extension of the concept of "time brokerage" agreements, under which a licensee of a station sells blocks of time on its station to an entity or entities which program the blocks of time and which sell their own com-mercial advertising announcements during the time periods in question. The staff of the FCC's Mass Media Bureau has held that LMAs are not contrary to the Communications Act, provided that the licensee of the station which is being substantially programmed by another entity maintains complete responsibility for and control over the programming and operations of its broadcast station and assures compliance with applicable FCC rules and policies.

     At present, FCC rules permit television station LMAs, and the licensee of a television station brokering time on another television station is not considered to have an attributable interest in the brokered station. However, in connection with its ongoing rulemaking proceeding regarding the television duopoly rule, the FCC has proposed to adopt rules providing that the licensee of a television station which brokers more than 15% of the time on another television station serving the same market would be deemed to have an attributable interest in the brokered station for purposes of the national and local multiple ownership rules. In connection with this proceeding, the FCC has solicited detailed information from parties to television LMAs as to the terms and characteristics of such LMAs.

     The 1996 Act provides that nothing therein "shall be construed to prohibit the origination, continuation, or renewal of any television local marketing agreement that is in compliance with the regulations of the [FCC]." The legislative history of the 1996 Act reflects that this provision was intended to grandfather television LMAs that were in existence upon enactment of the 1996 Act, and to allow television LMAs consistent with the FCC's rules subsequent to enactment of the 1996 Act. In its pending rulemaking proceeding regarding the television duopoly rule, the FCC has proposed to adopt a grandfathering policy providing that, in the event that television LMAs become attributable interests, LMAs that are in compliance with existing FCC rules and policies and were entered into before November 5, 1996, would be permitted to continue in force until the original term of the LMA expires. Under the FCC's proposal, television LMAs that are entered into, renewed, or assigned after November 5, 1996 would have to be terminated if LMAs are made attributable interests and the LMA in question resulted in a violation of the television multiple ownership rules. The Company's LMAs with television stations WPTT in Pittsburgh, Pennsylvania, WNUV in Baltimore, Maryland, WVTV in Milwaukee, Wisconsin, WRDC in Raleigh/Durham, North Carolina, WABM in Birmingham, Alabama, and WDBB in Tuscaloosa, Alabama, were in existence on both the date of enactment of the 1996 Act and November 5, 1996. The Company's LMAs with television stations WTTV and WTTK in Indianapolis, Indiana were entered into subsequent to the date of enactment of the 1996 Act but prior to November 5, 1996. The Company's LMA with television station KRRT in San Antonio, Texas was in existence on the date of enactment of the 1996 Act, but was assumed by the Company subsequent to that date but prior to November 5, 1996. The licensee's rights under the Company's LMA with KRRT-TV were assumed by Glencairn subsequent to November 5, 1996. The Company's LMAs with television stations WFGX-TV in Mobile, Alabama and Pensacola, Florida and WFFF-TV in Burlington, Vermont and Plattsburgh, New York were in existence on both the date of enactment of the 1996 Act and November 5, 1996, but were assumed by the Company subsequent to November 5, 1996. The Company's LMA with WFBC-TV in Asheville, North Carolina and Greenville/Spartanburg/Anderson, South Carolina, was entered into by the Company subsequent to the date of enactment of the 1996 Act but prior to November 5, 1996, and the licensee's rights under that LMA were assumed by Glencairn subsequent to November 5, 1996. The Company's LMA with KFBT in Las Vegas, Nevada (which will be effective upon expiration of the HSR waiting period) was entered into subsequent to November 5, 1996. The Company cannot predict if any or all of its LMAs will be grandfathered.

     The Conference Agreement adopted as part of the Balanced Budget Act of 1997 (the "Balanced Budget Act") clarifies Congress' intent with respect to LMAs and duopolies. The Conference Agreement states as follows: "The conferees do not intend that the duopoly and television-newspaper cross-ownership relief provided herein should have any bearing upon the [FCC's] current proceedings, which concerns more immediate relief. The conferees expect that the [FCC] will proceed with its own independent examination in these matters. Specifically, the conferees expect that the [FCC] will provide additional relief (e.g., VHF/UHF combinations) that it finds to be in the public interest, and will implement the permanent grandfather requirement for local marketing agreements as provided in the Telecommunications Act of 1996."

     The TV duopoly rule currently prevents the Company from acquiring the licenses of television stations with which it has LMAs in those markets where the Company owns a television station. As a result, if the FCC were to decide that the provider of programming services under a television LMA should be treated as having an attributable interest in the brokered station, and if it did not relax its television duopoly rule, the Company could be required to modify or terminate those of its LMAs that were not in existence on the date of enactment of the 1996 Act or on November 5, 1996. Furthermore, if the FCC adopts its present proposal with respect to the grandfathering of television LMAs, the Company could be required to terminate even those LMAs that were in effect prior to the date of enactment of the 1996 Act or prior to November 5, 1996, after the initial term of the LMA or upon assignment of the LMA. In such an event, the Company could be required to pay termination penalties under certain of such LMAs. Further, if the FCC were to find, in connection with any of the Company's LMAs, that the owners/licensees of the stations with which the Company has LMAs failed to maintain control over their operations as required by FCC rules and policies, the licensee of the LMA station and/or the Company could be fined or set for hearing, the outcome of which could be a monetary forfeiture or, under certain circumstances, loss of the applicable FCC license. The Company is unable to predict the ultimate outcome of possible changes to these FCC rules and the impact such changes may have on its broadcasting operations. See "Risk Factors -- Multiple Ownership Rules and Effect on LMAs" in the accompanying Prospectuses.

     On June 1, 1995, the Chief of the FCC's Mass Media Bureau released a Public Notice concerning the processing of television assignment and transfer of control applications proposing LMAs. Due to the pendency of the ongoing rulemaking proceeding concerning attribution of ownership, the Mass Media Bureau has placed certain restrictions on the types of television assignment and transfer of control applications involving LMAs that it will approve during the pendency of the rulemaking. Specifically, the Mass Media Bureau has stated that it will not approve arrangements where a time broker seeks to finance a station acquisition and hold an option to purchase the station in the future. The Company believes that none of the Company's LMAs fall within the ambit of this Public Notice.

Radio
-----

     National Ownership Rule. Prior to the 1996 Act, the FCC's rules limited an individual or entity from holding attributable interests in more than 20 AM and 20 FM radio stations nationwide. Pursuant to the 1996 Act, the FCC has modified its rules to eliminate any limitation on the number of radio stations a single individual or entity may own nationwide.

     Local Ownership Rule. Prior to the 1996 Act, the FCC's rules generally permitted an individual or entity to hold attributable interests in no more than four radio stations in a local market (no more than two of which could be in the same service (AM or FM)), and then only if the aggregate audience share of the commonly owned stations did not exceed 25%. In markets with fewer than 15 commercial radio stations, an individual or entity could hold an attributable interest in no more than three radio stations in the market (no more than two of which could be in the same service), and then only if the number of the commonly owned stations did not exceed 50% of the total number of commercial radio stations in the market.

     Pursuant to the 1996 Act, the limits on the number of radio stations one entity may own locally have been increased as follows: (i) in a market with 45 or more commercial radio stations, an entity may own up to eight commercial radio stations, not more than five of which are in the same service (AM or FM);
(ii) in a market with between 30 and 44 (inclusive) commercial radio stations, an entity may own up to seven commercial radio stations, not more than four of which are in the same service; (iii) in a market with between 15 and 29
(inclusive) commercial radio stations, an entity may own up to six commercial radio stations, not more than four of which are in the same service; and (iv) in a market with 14 or fewer commercial radio stations, an entity may own up to five commercial radio stations, not more than three of which are in the same service, except that an entity may not own more than 50% of the stations in such market. These numerical limits apply regardless of the aggregate audience share of the stations sought to be commonly owned. FCC ownership rules continue to permit an entity to own one FM and one AM station in a local market regardless of market size. Irrespective of FCC rules governing radio ownership, however, the DOJ and the Federal Trade Commission have the authority to determine, and in certain radio transactions have determined, that a particular transaction presents antitrust concerns. Moreover, in certain recent cases the FCC has signaled a willingness to independently examine issues of market concentration notwithstanding a transaction's compliance with the numerical station limits. The FCC has also indicated that it may propose further revisions to its radio multiple ownership rules.

     Local Marketing Agreements. As in television, a number of radio stations have entered into LMAs. The FCC's multiple ownership rules specifically permit radio station LMAs to be entered into and implemented, so long as the licensee of the station which is being programmed under the LMA maintains complete responsibility for and control over programming and operations of its broadcast station and assures compliance with applicable FCC rules and policies. For the purposes of the multiple ownership rules, in general, a radio station being programmed pursuant to an LMA by an entity is not considered an attributable ownership interest of that entity unless that entity already owns a radio station in the same market. However, a licensee that owns a radio station in a market, and brokers more than 15% of the time on another station serving the same market (i.e., a station whose principal community contour overlaps that of the owned station), is considered to have an attributable ownership interest in the brokered station for purposes of the FCC's multiple ownership rules. As a result, in a market in which the Company owns a radio station, the Company would not be permitted to enter into an LMA with another local radio station which it could not own under the local ownership rules, unless the Company's programming constituted 15% or less of the other local station's programming time on a weekly basis. The FCC's rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (i.e., AM-AM or FM-FM) through a time brokerage or LMA arrangement where the brokered and brokering stations serve substantially the same area.

     Joint Sales Agreements. A number of radio (and television) stations have entered into cooperative arrangements commonly known as joint sales agreements, or JSAs. While these agreements may take varying forms, under the typical JSA, a station licensee obtains, for a fee, the right to sell substantially all of the commercial advertising on a separately-owned and licensed station in the same market. The typical JSA also customarily involves the provision by the selling licensee of certain sales, accounting, and "back office" services to the station whose advertising is being sold. The typical JSA is distinct from an LMA in that a JSA (unlike an LMA) normally does not involve programming.

     The FCC has determined that issues of joint advertising sales should be left to enforcement by antitrust authorities, and therefore does not generally regulate joint sales practices between stations. Currently, stations for which a licensee sells time under a JSA are not deemed by the FCC to be attributable interests of that licensee. However, in connection with its ongoing rulemaking proceeding concerning the attribution rules, the FCC is considering whether JSAs should be considered attributable interests or within the scope of the FCC's cross-interest policy, particularly when JSAs contain provisions for the supply of programming services and/or other elements typically associated with LMAs. If JSAs become attributable interests as a result of changes in the FCC rules, the Company may be required to terminate any JSA it might have with a radio station which the Company could not own under the FCC's multiple ownership rules.

Other Ownership Matters
-----------------------

     There remain in place after the 1996 Act a number of additional cross-ownership rules and prohibitions pertaining to licensees of television and radio stations. FCC rules, the Communications Act, or both generally prohibit an individual or entity from having an attributable interest in both a television station and a radio station, a daily newspaper, or a cable television system that is located in or serves the same market area.

     Antitrust Regulation. The DOJ and the Federal Trade Commission have increased their scrutiny of the television and radio industry since the adoption of the 1996 Act, and have indicated their intention to review matters related to the concentration of ownership within markets (including LMAs and JSAs) even when the ownership or LMA or JSA in question is permitted under the laws administered by the FCC or by FCC rules and regulations. For instance, the DOJ has for some time taken the position that an LMA entered into in anticipation of a station's acquisition with the proposed buyer of the station constitutes a change in beneficial ownership of the station which, if subject to filing under the HSR Act, cannot be implemented until the waiting period required by that statute has ended or been terminated.

     Radio/Television Cross-Ownership Rule. The FCC's radio/television cross-ownership rule (the "one to a market" rule) generally prohibits a single individual or entity from having an attributable interest in a television station and a radio station serving the same market. However, in each of the 25 largest local markets in the United States, provided that there remain at least 30 separately owned television and radio stations in the particular market after the acquisition in question, the FCC has traditionally employed a policy that presumptively allows waivers of the one to a market rule to permit the common ownership of one AM, one FM and one TV station in the market. The 1996 Act directs the FCC to extend this policy to each of the top 50 markets. Moreover, the FCC has pending a rulemaking proceeding in which it has solicited comment on whether the one to a market rule should be eliminated altogether. The Company has pending several requests for waivers of the one to a market rule in connection with its applications to acquire radio stations in the Max Media Acquisition and from Keymarket of South Carolina, Inc. and Spartan Radiocasting, Inc., in markets where the Company owns or proposes to own a television station.

     However, the FCC does not apply its presumptive waiver policy in cases involving the common ownership of one television station, and two or more radio stations in the same service (AM or FM), in the same market. Pending its ongoing rulemaking proceeding to reexamine the one to a market rule, the FCC has stated that it will consider waivers of the rule in such instances on a case-by-case basis, considering (i) the public service benefits that will arise from the joint operation of the facilities such as economies of scale, cost savings and programming and service benefits; (ii) the types of facilities involved; (iii) the number of media outlets owned by the applicant in the relevant market; (iv) the financial difficulties of the stations involved; and (v) the nature of the relevant market in light of the level of competition and diversity after joint operation is implemented. Generally, any such waivers that are granted, and which allow common ownership of a television station and more than two same-service radio stations in the same market, are temporary and conditioned on the outcome of the rulemaking proceeding. The Company obtained such temporary, conditional waivers of the one to a market rule in connection with its acquisition of the Heritage radio stations in the Kansas City and St. Louis markets.

     In its ongoing rulemaking proceeding to reexamine the one to a market rule, the FCC has proposed the following options for modifying the rule in the event it is not eliminated: (i) extending the presumptive waiver policy to any television market in which a specified number of independently owned media "voices" would remain after common ownership of a television station and one or more radio stations is effectuated; (ii) extending the presumptive waiver policy to entities that seek to own more than one FM and/or one AM radio station; (iii) reducing the minimum number of independently owned voices that must remain after a transaction is effectuated; and (iv) modifying the five-factor case-by-case test for waivers.

     Local Television/Cable Cross-Ownership Rule. While the 1996 Act eliminates a previous statutory prohibition against the common ownership of a television broadcast station and a cable system that serve the same local market, the 1996 Act leaves the current FCC rule in place. The legislative history of the Act indicates that the repeal of the statutory ban should not prejudge the outcome of any FCC review of the rule.

     Broadcast Network/Cable Cross-Ownership Rule. The 1996 Act directs the FCC to eliminate its rules which formerly prohibited the common ownership of a broadcast network and a cable system, subject to the provision that the FCC revise its rules as necessary to ensure carriage, channel positioning, and non-discriminatory treatment of non-affiliated broadcast stations by cable systems affiliated with a broadcast network. In March 1996, the FCC issued an order implementing this legislative change.

     Broadcast/Daily Newspaper Cross-Ownership Rule. The FCC's rules prohibit the common ownership of a radio or television broadcast station and a daily newspaper in the same market. The 1996 Act does not eliminate or modify this prohibition. In October 1996, however, the FCC initiated a rulemaking proceeding to determine whether it should liberalize its waiver policy with respect to cross-ownership of a daily newspaper and one or more radio stations in the same market.

     Dual Network Rule. The 1996 Act directs the FCC to repeal its rule which formerly prohibited an entity from operating more than one television network. In March 1996, the FCC issued an order implementing this legislative change. Under the modified rule, a network entity is permitted to operate more than one television network, provided, however, that ABC, CBS, NBC, and/or Fox are prohibited from merging with each other or with another network television entity such as WB or UPN.

     The 1996 Act requires the FCC to review its broadcast ownership rules every two years to "determine whether any of such rules are necessary in the public interest as the result of competition," and to repeal or modify any rules that are determined to be no longer in the public interest. In March 1998, the FCC initiated a rulemaking proceeding to review certain of its broadcast ownership rules pursuant to the statutory mandate, including: (i) the rule limiting ownership of television stations nationally to stations reaching 35% of the national television audience; (ii) the rule attributing only 50% of television households in a market to the audience reach of a UHF television station for purposes of the 35% national audience reach limit; (iii) the rule prohibiting common ownership of a broadcast station and a daily newspaper in the same market; (iv) the rule prohibiting common ownership of a broadcast television station and a cable system in the same market; (v) the local radio multiple ownership rules; and (vi) the dual network rule. Additionally, the FCC stated that its already-pending proceedings to review the television duopoly and "one to a market" rules satisfy the 1996 Act's biennial review requirements.

     Expansion of the Company's broadcast operations on both a local and national level will continue to be subject to the FCC's ownership rules and any changes the FCC or Congress may adopt. Concomitantly, any further relaxation of the FCC's ownership rules may increase the level of competition in one or more of the markets in which the Company's stations are located, more specifically to the extent that any of the Company's competitors may have greater resources and thereby be in a superior position to take advantage of such changes.

Must-Carry/Retransmission Consent

     Pursuant to the Cable Act of 1992, television broadcasters are required to make triennial elections to exercise either certain "must-carry" or "retransmission consent" rights in connection with their carriage by cable systems in each broadcaster's local market. By electing the must-carry rights, a broadcaster demands carriage on a specified channel on cable systems within its Area of Dominant Influence, in general as defined by the Arbitron 1991-92 Television Market Guide. These must-carry rights are not absolute, and their exercise is dependent on variables such as (i) the number of activated channels on a cable system; (ii) the location and size of a cable system; and (iii) the amount of programming on a broadcast station that duplicates the programming of another broadcast station carried by the cable system. Therefore, under certain circumstances, a cable system may decline to carry a given station. Alternatively, if a broadcaster chooses to exercise retransmission consent rights, it can prohibit cable systems from carrying its signal or grant the appropriate cable system the authority to retransmit the broadcast signal for a fee or other consideration. In October 1996, the Company elected must-carry or retransmission consent with respect to each of its markets based on its evaluation of the respective markets and the position of the Company's owned or programmed station(s) within the market. The Company's stations continue to be carried on all pertinent cable systems, and the Company does not believe that its elections have resulted in the shifting of its stations to less desirable cable channel locations. Certain of the Company's stations affiliated with Fox are required to elect retransmission consent because Fox's retransmission consent negotiations on behalf of the Company resulted in agreements which extend into 1998. Therefore, the Company will need to negotiate retransmission consent agreements for these Fox-affiliated stations to attain carriage on the relevant cable systems for the balance of this triennial period (i.e., through December 31, 1999). For subsequent elections beginning with the election to be made by October 1, 1999, the must-carry market will be the station's DMA, in general as defined by the Nielsen DMA Market and Demographic Rank Report of the prior year.

Syndicated Exclusivity/Territorial Exclusivity

     The FCC has imposed syndicated exclusivity rules and expanded existing network nonduplication rules. The syndicated exclusivity rules allow local broadcast television stations to demand that cable operators black out syndicated non-network programming carried on "distant signals" (i.e., signals of broadcast stations, including so-called "superstations," which serve areas substantially removed from the cable system's local community). The network non-duplication rules allow local broadcast network television affiliates to require that cable operators black out duplicative network programming carried on distant signals. However, in a number of markets in which the Company owns or programs stations affiliated with a network, a station that is affiliated with the same network in a nearby market is carried on cable systems in the Company's market. This is not in violation of the FCC's network nonduplication rules. However, the carriage of two network stations on the same cable system could result in a decline of viewership adversely affecting the revenues of the Company owned or programmed station.

Restrictions on Broadcast Advertising

     Advertising of cigarettes and certain other tobacco products on broadcast stations has been banned for many years. Various states restrict the advertising of alcoholic beverages. Congressional committees have examined legislation proposals which would eliminate or severely restrict the advertising of beer and wine. Although no prediction can be made as to whether any or all of such proposals will be enacted into law, the elimination of all beer and wine advertising would have an adverse effect upon the revenues of the Company's stations, as well as the revenues of other stations which carry beer and wine advertising.

     The FCC has imposed commercial time limitations in children's television programming pursuant to legislation. In television programs designed for viewing by children of 12 years of age and under, commercial matter is limited to 12 minutes per hour on weekdays and 10.5 minutes per hour on weekends. In granting renewal of the license for WBFF-TV, the FCC imposed a fine of $10,000 on the Company alleging that the station had exceeded these limitations. The Company has appealed this fine and the appeal is pending. In granting renewal of the license for WTTV-TV and WTTK-TV, stations that the Company programs pursuant to an LMA, the FCC imposed a fine of $15,000 on WTTV-TV and WTTK-TV's licensee alleging that the stations had exceeded these limitations. In granting renewal of the license for WTTE-TV, the FCC imposed a fine of $10,000 on the Company alleging that the station had exceeded these limitations. The Company has appealed this fine and the appeal is pending.

     The Communications Act and FCC rules also impose regulations regarding the broadcasting of advertisements by legally qualified candidates for elective office. Among other things, (i) stations must provide "reasonable access" for the purchase of time by legally qualified candidates for federal office; (ii) stations must provide "equal opportunities" for the purchase of equivalent amounts of comparable broadcast time by opposing candidates for the same elective office; and (iii) during the 45 days preceding a primary or primary run-off election and during the 60 days preceding a general or special election, legally qualified candidates for elective office may be charged no more than the station's "lowest unit charge" for the same class of advertisement, length of advertisement, and daypart. Recently, both the President of the United States and the Chairman of the FCC have called for rules that would require broadcast stations to provide free airtime to political candidates. The Company cannot predict the effect of such a requirement on its advertising revenues.

Programming and Operation

     General. The Communications Act requires broadcasters to serve the "public interest." The FCC has relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. FCC licensees continue to be required, however, to present programming that is responsive to their communities' issues, and to maintain certain records demonstrating such responsiveness. Complaints from viewers concerning a station's programming may be considered by the FCC when it evaluates renewal applications of a licensee, although such complaints may be filed at any time and generally may be considered by the FCC at any time. Stations also must pay regulatory and application fees, and follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, the advertisement of contests and lotteries, obscene and indecent broadcasts, and technical operations, including limits on radio frequency radiation. In addition, licensees must develop and implement affirmative action programs designed to promote equal employment opportunities, and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a renewal application. Failure to observe these or other rules and policies
can  result  in  the  imposition  of  various   sanctions,   including  monetary
forfeitures, the grant of a renewal for a "short" (i.e., less than the full) license term, or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

     Children's Television Programming. Pursuant to rules adopted in 1996, television stations are required to broadcast a minimum of three hours per week of "core" children's educational programming, which the FCC defines as programming that (i) has serving the educational and informational needs of children 16 years of age and under as a significant purpose; (ii) is regularly scheduled, weekly and at least 30 minutes in duration; and (iii) is aired between the hours of 7:00 a.m. and 10:00 p.m. Furthermore, "core" children's educational programs, in order to qualify as such, are required to be identified as educational and informational programs over the air at the time they are broadcast, and are required to be identified in the children's programming reports required to be placed in stations' public inspection files. Additionally, television stations are required to identify and provide information concerning "core" children's programming to publishers of program guides and listings.

     Television Violence. The 1996 Act contains a number of provisions relating to television violence. First, pursuant to the 1996 Act, the television industry has developed a ratings system which the FCC has approved. Furthermore, also pursuant to the 1996 Act the FCC has adopted rules requiring certain television sets to include the so-called "V-chip," a computer chip that allows blocking of rated programming. Under these rules, half of television receiver models with picture screens 13 inches or greater will be required to have the "V-chip" by July 1, 1999, and all such models will be required to have the "V-chip" by January 1, 2000. In addition, the 1996 Act requires that all television license renewal applications filed after May 1, 1995 contain summaries of written comments and suggestions received by the station from the public regarding violent programming.

     Closed Captioning. The 1996 Act directs the FCC to adopt rules requiring closed captioning of all broadcast television programming, except where captioning would be "economically burdensome." The FCC has recently adopted such rules. The rules require generally that (i) 95% of all new programming first published or exhibited on or after January 1, 1998 must be closed captioned within eight years, and (ii) 75% of "old" programming which first aired prior to January 1, 1998 must be closed captioned within 10 years, subject to certain exemptions.

Digital Television

     The FCC has taken a number of steps to implement digital television ("DTV") broadcasting service in the United States. In December 1996, the FCC adopted a DTV broadcast standard and, in April 1997, adopted decisions in several pending rulemaking proceedings that establish service rules and a plan for implementing DTV. The FCC adopted a DTV table of allotments that provides all authorized television stations with a second channel on which to broadcast a DTV signal. In February 1998, the FCC made slight revisions to the DTV rules and table of allotments in acting upon a number of appeals in the DTV proceeding. The FCC has attempted to provide DTV coverage areas that are comparable to stations' existing service areas. The FCC has ruled that television broadcast licensees may use their digital channels for a wide variety of services such as high-definition television, multiple standard definition television programming, audio, data, and other types of communications, subject to the requirement that each broadcaster provide at least one free video channel equal in quality to the current technical standard.

     DTV channels will generally be located in the range of channels from channel 2 through channel 51. The FCC is requiring that affiliates of ABC, CBS, Fox and NBC in the top 10 television markets begin digital broadcasting by May 1, 1999 (many stations affiliated with these networks in the top 10 markets have voluntarily committed to begin digital broadcasting by November 1998), and that affiliates of these networks in markets 11 through 30 begin digital broadcasting by November 1999. The FCC's plan calls for the DTV transition period to end in the year 2006, at which time the FCC expects that television broadcasters will cease non-digital broadcasting and return one of their two channels to the government, allowing that spectrum to be recovered for other uses. Under the Balanced Budget Act, however, the FCC is authorized to extend the December 31, 2006 deadline for reclamation of a television station's non-digital channel if, in any given case: (i) one or more television stations affiliated with ABC, CBS, NBC or Fox in a market is not broadcasting digitally, and the FCC determines that such stations have

"exercised due diligence" in attempting to convert to digital  broadcasting;  or
(ii) less than 85% of the television households in the station's market subscribe to a multichannel video service (cable, wireless cable or DBS) that carries at least one digital channel from each of the local stations in that market, and less than 85% of the television households in the market can receive digital signals off the air using either a set-top converter box for an analog television set or a new DTV television set. The Balanced Budget Act also directs the FCC to auction the non-digital channels by September 30, 2002 even though they are not to be reclaimed by the government until at least December 31, 2006. The Balanced Budget Act also permits broadcasters to bid on the non-digital channels in cities with populations greater than 400,000, provided the channels are used for DTV. Thus, it is possible a broadcaster could own two channels in a market. The FCC has concluded a separate proceeding in which it reallocated television channels 60 through 69 to other services while protecting existing television stations on those channels from interference during the DTV transition period. Additionally, the FCC will open a separate proceeding to consider to what extent the cable must-carry requirements will apply to DTV signals.

     Implementation of digital television will improve the technical quality of television signals received by viewers. Under certain circumstances, however, conversion to digital operation may reduce a station's geographic coverage area or result in some increased interference. The FCC's DTV allotment plan allows present UHF stations that move to DTV channels considerably less signal power than present VHF stations that move to UHF DTV channels. Additionally, the DTV transmission standard adopted by the FCC may not allow certain stations to provide a DTV signal of adequate strength to be reliably received by certain viewers using inside television set antennas. Implementation of digital television will also impose substantial additional costs on television stations because of the need to replace equipment and because some stations will need to operate at higher utility costs and there can be no assurance that the Company's television stations will be able to increase revenue to offset such costs. The FCC is also considering imposing new public interest requirements on television licensees in exchange for their receipt of DTV channels. The Company is currently considering plans to provide HDTV, to provide multiple channels of television, including the provision of additional broadcast programming and transmitted data on a subscription basis, and to continue its current TV program channels on its allocated DTV channels. The 1996 Act allows the FCC to charge a spectrum fee to broadcasters who use the digital spectrum to offer subscription-based services. The FCC has opened a rulemaking to consider the spectrum fees to be charged to broadcasters for such use. In addition, Congress has held hearings on broadcasters' plans for the use of their digital spectrum. The Company cannot predict what future actions the FCC might take with respect to DTV, nor can it predict the effect of the FCC's present DTV implementation plan or such future actions on the Company's business.

Proposed Changes

     The Congress and the FCC have under consideration, and in the future may consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's broadcast stations, result in the loss of audience share and advertising revenues for the Company's broadcast stations, and affect the ability of the Company to acquire additional broadcast stations or finance such acquisitions. In addition to the changes and proposed changes noted above, such matters may include, for example, the license renewal process, spectrum use fees, political advertising rates, potential restrictions on the advertising of certain products (beer, wine and hard liquor, for example), and the rules and policies to be applied in enforcing the FCC's equal employment opportunity regulations. Other matters that could affect the Company's broadcast properties include technological innovations and developments generally affecting competition in the mass communications industry, such as direct radio and television broadcast satellite service, the continued establishment of wireless cable systems and low power television stations, digital television and radio technologies, and the advent of telephone company participation in the provision of video programming service.

Other Considerations

     The foregoing summary does not purport to be a complete discussion of all provisions of the Communications Act or other congressional acts or of the regulations and policies of the FCC. For further informa-

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



tion, reference should be made to the Communications Act, other congressional acts, and regulations and public notices promulgated from time to time by the FCC. There are additional regulations and policies of the FCC and other federal agencies that govern political broadcasts, public affairs programming, equal employment opportunity, and other matters affecting the Company's business and operations.

ENVIRONMENTAL REGULATION

     Prior to the Company's ownership or operation of its facilities, substances or waste that are or might be considered hazardous under applicable environmental laws may have been generated, used, stored or disposed of at certain of those facilities. In addition, environmental conditions relating to the soil and groundwater at or under the Company's facilities may be affected by the proximity of nearby properties that have generated, used, stored or disposed of hazardous substances. As a result, it is possible that the Company could become subject to environmental liabilities in the future in connection with these facilities under applicable environmental laws and regulations. Although the Company believes that it is in substantial compliance with such environmental requirements, and has not in the past been required to incur significant costs in connection therewith, there can be no assurance that the Company's costs to comply with such requirements will not increase in the future. The Company presently believes that none of its properties have any condition that is likely to have a material adverse effect on the Company's financial condition or results of operations.

COMPETITION

     The Company's television and radio stations compete for audience share and advertising revenue with other television and radio stations in their respective DMAs or MSA's, as well as with other advertising media, such as newspapers, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable and wireless cable systems. Some competitors are part of larger organizations with substantially greater financial, technical and other resources than the Company.

     Television Competition. Competition in the television broadcasting industry occurs primarily in individual DMAs. Generally, a television broadcasting station in one DMA does not compete with stations in other DMAs. The Company's television stations are located in highly competitive DMAs. In addition, certain of the Company's DMAs are overlapped by both over-the-air and cable carriage of stations in adjacent DMAs, which tends to spread viewership and advertising expenditures over a larger number of television stations.

     Broadcast television stations compete for advertising revenues primarily with other broadcast television stations, radio stations and cable system operators serving the same market. ABC, CBS and NBC programming generally achieves higher household audience levels than Fox, WB and UPN programming and syndicated programming aired by independent stations. This can be attributed to a combination of factors, including the efforts of ABC, CBS and NBC to reach a broader audience, generally better signal carriage available when broadcasting over VHF channels 2 through 13 versus broadcasting over UHF channels 14 through 69 and the higher number of hours of ABC, CBS and NBC programming being broadcast weekly. However, greater amounts of advertising time are available for sale during Fox, UPN and WB programming and non-network syndicated programming, and as a result the Company believes that the Company's programming typically achieves a share of television market advertising revenues greater than its share of a market's audience.

     Television stations compete for audience share primarily on the basis of program popularity, which has a direct effect on advertising rates. A large amount of the Company's prime time programming is supplied by Fox and WB, and to a lesser extent UPN, ABC, CBS and NBC. In those periods, the Company's affiliated stations are totally dependent upon the performance of the networks' programs in attracting viewers. Non-network time periods are programmed by the station primarily with syndicated programs purchased for cash, cash and barter, or barter-only, and also through self-produced news, public affairs and other entertainment programming.

     Television advertising rates are based upon factors which include the size of the DMA in which the station operates, a program's popularity among the viewers that an advertiser wishes to attract, the number of advertisers competing for the available time, the demographic makeup of the DMA served

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by the station,  the  availability of alternative  advertising  media in the DMA
(including radio and cable), the aggressiveness and knowledge of sales forces in the DMA and development of projects, features and programs that tie advertiser messages to programming. The Company believes that its sales and programming strategies allow it to compete effectively for advertising within its DMAs.

     Other factors that are material to a television station's competitive position include signal coverage, local program acceptance, network affiliation, audience characteristics and assigned broadcast frequency. Historically, the Company's UHF broadcast stations have suffered a competitive disadvantage in comparison to stations with VHF broadcast frequencies. This historic disadvantage has gradually declined through (i) carriage on cable systems, (ii) improvement in television receivers, (iii) improvement in television transmitters, (iv) wider use of all channel antennae, (v) increased availability of programming, and (vi) the development of new networks such as Fox, WB and UPN.

     The broadcasting industry is continuously faced with technical changes and innovations, the popularity of competing entertainment and communications media, changes in labor conditions, and governmental restrictions or actions of federal regulatory bodies, including the FCC, any of which could possibly have a material effect on a television station's operations and profits. There are sources of video service other than conventional television stations, the most common being cable television, which can increase competition for a broadcast television station by bringing into its market distant broadcasting signals not otherwise available to the station's audience, serving as a distribution system for national satellite-delivered programming and other non-broadcast programming originated on a cable system and selling advertising time to local advertisers. Other principal sources of competition include home video exhibition, direct-to-home broadcast satellite television ("DBS") entertainment services and multichannel multipoint distribution services ("MMDS"). Moreover, technology advances and regulatory changes affecting programming delivery through fiber optic telephone lines and video compression could lower entry barriers for new video channels and encourage the development of increasingly specialized "niche" programming. The 1996 Act permits telephone companies to provide video distribution services via radio communication, on a common carrier basis, as "cable systems" or as "open video systems," each pursuant to different regulatory schemes. The Company is unable to predict the effect that technological and regulatory changes will have on the broadcast television industry and on the future profitability and value of a particular broadcast television station.

     The FCC authorizes DBS services throughout the United States. Currently, two FCC permitees, DirecTV and United States Satellite Broadcasting, provide subscription DBS services via high-power communications satellites and small dish receivers, and other companies provide direct-to-home video service using lower powered satellites and larger receivers. Additional companies are expected to commence direct-to-home operations in the near future. DBS and MMDS, as well as other new technologies, will further increase competition in the delivery of video programming.

     The Company cannot predict what other video technologies might be considered or implemented in the future, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

     The Company believes that television broadcasting may be enhanced significantly by the development and increased availability of DTV technology. This technology has the potential to permit the Company to provide viewers multiple channels of digital television over each of its existing standard channels, to provide certain programming in a high definition television format and to deliver various forms of data, including data on the Internet, to home and business computers. These additional capabilities may provide the Company with additional sources of revenue. The Company is currently considering plans to provide HDTV, to provide multiple channels of television including the provision of additional broadcast programming and transmitted data on a subscription basis, and to continue its current TV program channels on its allocated DTV channels. The Company has obtained FCC authority to conduct experimental DTV multicasting operations in Baltimore, Maryland. The 1996 Act allows the FCC to charge a spectrum fee to broadcasters who use the digital spectrum to offer subscription-based services. The FCC has opened a rulemaking to consider the spectrum fees to be charged to broadcasters for such use. In addition, Congress has held hearings on broadcasters' plans for the use of their digital spectrum. The Company cannot predict what future actions the FCC or Congress might take with respect to DTV, nor can it predict the effect of the FCC's present DTV implementation plan or such future actions on the Company's business. DTV technology is not currently available to the viewing public and a successful transition from the current analog television format to a digital format may take many years. There can be no assurance that the Company's efforts to take advantage of the new technology will be commercially successful.

     The Company also competes for programming, which involves negotiating with national program distributors or syndicators that sell first-run and rerun packages of programming. The Company's stations compete for exclusive access to those programs against in-market broadcast station competitors for syndicated products. Cable systems generally do not compete with local stations for programming, although various national cable networks from time to time have acquired programs that would have otherwise been offered to local television stations. Public broadcasting stations generally compete with commercial broadcasters for viewers but not for advertising dollars.

     Historically, the cost of programming has increased because of an increase in the number of new independent stations and a shortage of quality programming. However, the Company believes that over the past five years program prices generally have stabilized.

     The Company believes it competes favorably against other television stations because of its management skill and experience, the ability of the Company historically to generate revenue share greater than its audience share, its network affiliations and its local program acceptance. In addition, the Company believes that it benefits from the operation of multiple broadcast properties, affording it certain nonquantifiable economies of scale and competitive advantages in the purchase of programming.

     Radio Competition. Radio broadcasting is a highly competitive business, and each of the radio stations operated by the Company competes for audience share and advertising revenue directly with other radio stations in its geographic market, as well as with other media, including television, cable television, newspapers, magazines, direct mail and billboard advertising. The audience ratings and advertising revenue of each of such stations are subject to change, and any adverse change in a particular market could have a material adverse effect on the revenue of such radio stations located in that market. There can be no assurance that any one of the Company's radio stations will be able to maintain or increase its current audience ratings and radio advertising revenue market share.

     The Company attempts to improve each radio station's competitive position with promotional campaigns designed to enhance and reinforce its identities with the listening public. Extensive market research is conducted in order to identify specific demographic groups and design a programming format for those groups. The Company seeks to build a strong listener base composed of specific demographic groups in each market, and thereby attract advertisers seeking to reach these listeners. Aside from building its stations' identities and targeting its programming to specific demographic groups, management believes that the Company also obtains a competitive advantage by operating duopolies or multiple stations in the nation's larger mid-size markets.

     The radio broadcasting industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems and by digital audio broadcasting ("DAB"). DAB may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats to local and national audiences. The FCC has issued licenses for two satellite DAB systems. Historically, the radio broadcasting industry has grown in terms of total revenues despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes and compact disks. There can be no assurance, however, that the development or introduction in the future of any new media technology will not have an adverse effect on the radio broadcast industry.

EMPLOYEES

     As of December 31, 1997, the Company had approximately 2,262 employees. With the exception of certain of the employees of KOVR-TV, KDNL-TV, WBEN-AM and WWL-AM, none of the employees is represented by labor unions under any collective bargaining agreement. No significant labor problems have been experienced by the Company, and the Company considers its overall labor relations to be good.

LEGAL PROCEEDINGS

     On July 14, 1997, Sinclair publicly announced that it had reached an agreement for certain of its owned and/or programmed television stations which were affiliated with UPN to become affiliated with WB beginning January 16, 1998. On August 1, 1997, UPN informed Sinclair that it did not believe Sinclair or its affiliates had provided proper notice of its intention not to extend the UPN affiliation agreements beyond January 15, 1998, and, accordingly, that these agreements had been automatically renewed through January 15, 2001.

     In August 1997, UPN filed an action (the "California Action") in Los Angeles Superior Court against the Company, seeking declaratory relief and specific performance or, in the alternative, unspecified damages and alleging that neither the Company nor its affiliates provided proper notice of their intention not to extend the current UPN affiliations beyond January 15, 1998. Certain subsidiaries of the Company filed an action (the "Baltimore Action") in the Circuit Court for Baltimore City seeking declaratory relief that their notice was effective to terminate the affiliations on January 15, 1998. On December 9, 1997, the court in the Baltimore Action ruled that Sinclair gave timely and proper notice to effectively terminate the affiliations as of January 15, 1998 and granted Sinclair's motion for summary judgment. Based on the decision in the Baltimore Action, the court in the Los Angeles Superior Court has stayed all proceedings in the California Action. Following an appeal by UPN, the court of Special Appeals of Maryland upheld the ruling in the Baltimore Action and UPN is seeking further appellate review by the Maryland Court of Appeals. See "Risk Factors -- Certain Network Affiliation Agreements" in the accompanying Prospectuses. Although the Company believes that proper notice of intention not to extend was provided to UPN, there can be no assurance that the Company and its subsidiaries will prevail in these proceedings or that the outcome of these proceedings, if adverse to the Company and its subsidiaries, will not have a material adverse effect on the Company.

     The Company currently and from time to time is involved in litigation incidental to the conduct of its business. Except as described above, the Company is not a party to any lawsuit or proceeding that in the opinion of the Company will have a material adverse effect.

                                   MANAGEMENT

     Set forth below is certain information relating to the Company's executive officers, directors, certain key employees and persons expected to become executive officers, directors or key employees.

              NAME         AGE                        TITLE
------------------------- ----  ------------------------------------------------
David D. Smith ..........  47   President, Chief Executive Officer, Director and
                                Chairman of the Board
Frederick G. Smith ......  48   Vice President and Director
J. Duncan Smith .........  43   Vice President, Secretary and Director
Robert E. Smith .........  34   Vice President, Treasurer and Director
David B. Amy ............  45   Chief Financial Officer
Barry Drake .............  46   Chief Operating Officer, SCI Radio
Robert Gluck ............  39   Regional Director, SCI
Michael Granados ........  43   Regional Director, SCI
Steven M. Marks .........  41   Regional Director, SCI
Stuart Powell ...........  56   Regional Director, SCI
John T. Quigley .........  54   Regional Director, SCI
Frank Quitoni ...........  53   Regional Director, SCI
Frank W. Bell ...........  42   Vice President, Programming, SCI Radio
M. William Butler .......  45   Vice President/Group Program Director, SCI
Lynn A. Deppen ..........  40   Vice President, Engineering, SCI Radio
Michael Draman ..........  48   Vice President/TV Sales and Marketing, SCI
Stephen A. Eisenberg ....  55   Vice President/Director of National Sales, SCI
Nat Ostroff .............  57   Vice President/New Technology
Delbert R. Parks, III ...  45   Vice President/Operations and Engineering, SCI
Robert E. Quicksilver ...  43   Vice President/General Counsel, SCI

              NAME         AGE                         TITLE
------------------------- ----- ------------------------------------------------
Thomas E. Severson ......  34   Corporate Controller
Michael E. Sileck .......  37   Vice President/Finance, SCI
Robin A. Smith ..........  41   Chief Financial Officer, SCI Radio
Patrick J. Talamantes ...  33   Director of Corporate Finance, Treasurer of SCI
Lawrence E. McCanna .....  54   Director
Basil A. Thomas .........  82   Director

     In addition to the foregoing, the following persons have agreed to serve as executive officers and/or directors of the Company as soon as permissible under the rules of the FCC and applicable laws. See "Risk Factors -- Dependence Upon Key Personnel; Employment Agreements with Key Personnel" in the attached Prospectuses.



             NAME          AGE                       TITLE
------------------------- ----- -----------------------------------------------
Barry Baker .............  45   Executive Vice President of the Company, Chief
                                Executive Officer of SCI and Director
Kerby Confer ............  56   Chief Executive Officer, SCI Radio
Roy F. Coppedge, III ....  49   Director

     In connection with the River City Acquisition, the Company agreed to increase the size of the Board of Directors from seven members to nine to accommodate the prospective appointment of each of Barry Baker and Roy F. Coppedge, III or such other designee as Boston Ventures Limited Partnership IV and Boston Ventures Limited Partnership IVA (collectively "Boston Ventures") may select. Mr. Baker and Mr. Confer currently serve as consultants to the Company. The Company's obligation to appoint Mr. Coppedge or another designee of Boston Ventures will end as a result of the sale of shares by Boston Ventures in the Offering.

     Members of the Board of Directors are elected for one-year terms and until their successors are duly elected and qualified. Executive officers are appointed by the Board of Directors annually to serve for one-year terms and until their successors are duly appointed and qualified.

     David D. Smith has served as President, Chief Executive Officer and Chairman of the Board since September 1990. Prior to that, he served as General Manager of WPTT, Pittsburgh, Pennsylvania, from 1984, and assumed the financial and engineering responsibility for the Company, including the construction of WTTE, Columbus, Ohio, in 1984. In 1980, Mr. Smith founded Comark Television, Inc., which applied for and was granted the permit for WPXT-TV in Portland, Maine and which purchased WDSI-TV in Chattanooga, Tennessee. WPXT-TV was sold one year after construction and WDSI-TV was sold two years after its acquisition. From 1978 to 1986, Mr. Smith co-founded and served as an officer and director of Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations. His television career began with WBFF in Baltimore, where he helped in the construction of the station and was in charge of technical maintenance until 1978. David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith are brothers.

     Frederick G. Smith has served as Vice President of the Company since 1990 and as a Director since 1986. Prior to joining the Company in 1990, Mr. Smith was an oral and maxillofacial surgeon engaged in private practice and was employed by Frederick G. Smith, M.S., D.D.S., P.A., a professional corporation of which Mr. Smith was the sole officer, director and stockholder.

     J. Duncan Smith has served as Vice President, Secretary and a Director of the Company since 1988. Prior to that, he worked for Comark Communications, Inc. installing UHF transmitters. In addition, he also worked extensively on the construction of WPTT in Pittsburgh, WTTE in Columbus, WIIB in Bloomington and WTTA in St. Petersburg, as well as on the renovation of the new studio, offices and news facility for WBFF in Baltimore.

     Robert E. Smith has served as Vice President, Treasurer and a Director of the Company since 1988. Prior to that, he served as Program Director at WBFF from 1986 to 1988. Prior to that, he assisted in the construction of WTTE and also worked for Comark Communications, Inc. installing UHF transmitters.

     David B. Amy has served as Chief Financial Officer ("CFO") since October of 1994. In addition, he serves as Secretary of Sinclair Communications, Inc., the Company subsidiary which owns and operates the broadcasting operations. Prior to his appointment as CFO, Mr. Amy served as the Corporate Controller of the Company beginning in 1986 and has been the Company's Chief Accounting Officer since that time. Mr. Amy has over thirteen years of broadcast experience, having joined the Company as a business manager for WCWB in Pittsburgh. Mr. Amy received an MBA degree from the University of Pittsburgh in 1981.

     Barry Drake has served as Chief Operating Officer of SCI Radio since completion of the River City Acquisition. Prior to that time, he was Chief Operating Officer -- Keymarket Radio Division of River City since July 1995. Prior to that time, he was President and Chief Operating Officer of Keymarket since 1988. From 1985 through 1988, Mr. Drake performed the duties of the President of each of the Keymarket broadcasting entities, with responsibility for three stations located in Houston, St. Louis and Detroit.

     Robert Gluck has served as Regional Director of the Company since August 1997. As Regional Director, Mr. Gluck is responsible for the Milwaukee and Raleigh/Durham markets. Prior to joining the Company, Mr. Gluck served as
General Manager at WTIC-TV in the Hartford-New Haven market. Prior to joining WTIC-TV in 1988, Mr. Gluck served as National Sales Manager and Local Sales Manager of WLVI-TV in Boston. Before joining WLVI-TV, Mr. Gluck served in various sales and management capacities with New York national sales representative firms.

     Michael Granados has served as a Regional Director of the Company since July 1996. As a Regional Director, Mr. Granados is responsible for the San Antonio, Des Moines, Peoria and Las Vegas markets. Prior to July 1996, Mr. Granados has served in various positions with the Company and, before the River City Acquisition, with River City. He served as the General Sales Manager of KABB from 1989 to 1993, the Station Manager and Director of Sales of WTTV from 1993 to 1994 and the General Manager of WTTV prior to his appointment as Regional Director in 1996.

     Steven M. Marks has served as Regional Director for the Company since October 1994. As Regional Director, Mr. Marks is responsible for the Baltimore, Norfolk, Flint and Birmingham markets. Prior to his appointment as Regional Director, Mr. Marks served as General Manager for WBFF since July 1991. From 1986 until joining WBFF in 1991, Mr. Marks served as General Sales Manager at WTTE. Prior to that time, he was national sales manager for WFLX-TV in West Palm Beach, Florida.

     Stuart Powell has served as a Regional Director since December 15, 1997. As a Regional Director, Mr. Powell is responsible for the Pittsburgh, Kansas City and Lexington markets. Prior to joining the Company, Mr. Powell served as Vice President and General Manager at WXIX-TV in the Cincinnati market. Prior to joining WXIX-TV in 1992, Mr. Powell served as General Manager of WFLD in Chicago. Before joining WFLD, Mr. Powell served in various sales and management capacities with Scripps Howard in Phoenix and Kansas City.

     John T. Quigley has served as a Regional Director of the Company since June 1996. As Regional Director, Mr. Quigley is responsible for the Columbus, Cincinnati, and Oklahoma City markets. Prior to that time, Mr. Quigley served as general manager of WTTE since July 1985. Prior to joining WTTE, Mr. Quigley served in broadcast management positions at WCPO-TV in Cincinnati, Ohio and WPTV-TV in West Palm Beach, Florida.

     Frank Quitoni has served as a Regional Director since completion of the River City Acquisition. As Regional Director, Mr. Quitoni is responsible for the St. Louis, Sacramento, Indianapolis and Asheville/ Greenville/Spartanburg markets. Prior to joining the Company, he was Vice President of Operations for River City since 1995. Mr. Quitoni had served as the Director of Operations and Engineering for River City since 1994. Prior thereto Mr. Quitoni served as a consultant to CBS beginning in 1989. Mr. Quitoni was the Director of Olympic Operations for CBS Sports for the 1992 Winter Olympic Games and consulted with CBS for the 1994 Winter Olympic Games. Mr. Quitoni was awarded the Technical Achievement Emmy for the 1992 and 1994 CBS Olympic broadcasts.

     Frank W. Bell has served as Vice President/Radio Programming of SCI Radio since the Company's acquisition of the assets of River City in 1996. Prior to that time, he served in the same capacity in the Keymarket Radio Division of River City Broadcasting since 1995, and for Keymarket Communications since 1987. From 1981 through 1987, Mr. Bell owned and operated several radio stations in Pennsylvania and Kansas. Before that, he served two years as a Regional Manager for the National Association of Broadcasters.

     M. William Butler has served as Vice President/Group Program Director, SCI since 1997. From 1995 to 1997, Mr. Butler served as Director of Programming at KCAL, the Walt Disney Company station in Los Angeles, California. From 1991 to 1995, he was Director of Marketing and Programming at WTXF in Philadelphia, Pennsylvania and prior to that he held the same position at WLVI in Boston, Massachusetts. Mr. Butler attended the Graduate Business School of the University of Cincinnati from 1975 to 1976.

     Lynn A. Deppen has served as Director of Engineering/Radio Division of SCI Radio since the Company's acquisition of the assets of River City in 1996. Prior to that time, he served in the same position for the Keymarket Radio Division of River City Broadcasting since 1995, and for Keymarket Communications since 1985. Mr. Deppen has owned and operated his own technical consulting firm as well as radio stations in Pennsylvania, New York and Ohio.

     Michael Draman has served as Vice President/TV Sales and Marketing, SCI since 1997. From 1995 until joining the Company, Mr. Draman served as Vice President of Revenue Development for New World Television. From 1983 to 1995, he was Director of Sales and Marketing for WSVN in Miami, Florida. Mr. Draman attended The American University and The Harvard Business School and served with the U.S. Marine Corps in Vietnam.

     Stephen A. Eisenberg has served as Director of National Sales, SCI since November 1996. Prior to joining the Company, he worked since 1975 in various capacities at Petry Television, including most recently as Vice President/Director of Sales with total national sales responsibility for KTTV in Los Angeles, California, KCPQ-TV in Seattle, Washington, WTNH-TV in New Haven, Connecticut, WKYC-TV in Cleveland, Ohio, WBIR-TV in Knoxville, Tennessee, WKEF-TV in Dayton, Ohio and WTMJ-TV in Milwaukee, Wisconsin. Mr. Eisenberg received an MS degree in Journalism from Northwestern's Medill School and a BA degree from Brooklyn College.

     Nat Ostroff has served as Vice President for New Technology since joining the Company in January of 1996. From 1984 until joining the Company, he was the President and CEO of Comark Communication Inc., a leading manufacturer of UHF transmission equipment. While at Comark, Mr. Ostroff was nominated and awarded a Prime Time Emmy Award for outstanding engineering achievement for the development of new UHF transmitter technologies in 1993. In 1968, Mr. Ostroff founded Acrodyne Industries Inc., a manufacturer of TV transmitters and a public company and served as its first President and CEO. Mr. Ostroff holds a BSEE degree from Drexel University and an MEEE degree from New York University. He is a member of several industry organizations, including, AFCCE, IEEE and SBE.

     Delbert R. Parks III has served as Vice President of Operations and Engineering since the completion of the River City Acquisition. Prior to that time, he was Director of Operations and Engineering for WBFF and Sinclair since 1985, and has been with the Company for 25 years. He is responsible for planning, organizing and implementing operational and engineering policies and strategies as they relate to television and computer systems. Currently, he is consolidating facilities for Sinclair's television stations and has just completed a digital facility for Sinclair's news and technical operation in Pittsburgh. Mr. Parks was also a Lieutenant Colonel in the Maryland Army National Guard and commanded the 1st Battalion, 175th Infantry (Light).

     Robert E. Quicksilver has served as Vice President/General Counsel, SCI since completion of the River City Acquisition. Prior to that time he served as General Counsel of River City since September 1994. From 1988 to 1994, Mr. Quicksilver was a partner of the law firm of Rosenblum, Goldenhersh, Silverstein and Zafft, P.C. in St. Louis. Mr. Quicksilver holds a B.A. from Dartmouth College and a J.D. from the University of Michigan.

     Thomas E. Severson has served as Corporate Controller since January 1997. Prior to that time, Mr. Severson served as Assistant Controller of the Company since 1995. Prior to joining the Company, Mr. Severson held positions in the audit departments of KPMG Peat Marwick LLP and Deloitte & Touche LLP from 1991 to 1995. Mr. Severson is a graduate of the University of Baltimore and is a Certified Public Accountant.

     Michael E. Sileck has served as Vice President/Finance of SCI since completion of the River City Acquisition. Prior to that time he served as the Director of Finance for River City since 1993. Mr. Sileck joined River City in July 1990 as Director of Finance and Business Affairs for KDNL-TV. Mr. Sileck is an active member of the Broadcast Cable Financial Management Association ("BCFM") and was a Director of BCFM from 1993 to 1996. Mr. Sileck, a Certified Public Accountant, received a B.S. degree in Accounting from Wayne State University and an M.B.A. in Finance from Oklahoma City University.

     Robin A. Smith has served as Chief Financial Officer, SCI Radio since June 1996. From 1993 until joining the Company, Ms. Smith served as Vice President and Chief Financial Officer of the Park Lane Group of Menlo Park, California, which owned and operated small market radio stations. From 1982 to 1993, she served as Vice President and Treasurer of Edens Broadcasting, Inc. in Phoenix, Arizona, which owns and operates radio stations in major markets. Ms. Smith is a graduate of the Arizona State University and is a Certified Public Accountant.

     Patrick J. Talamantes has served as Director of Corporate Finance and Treasurer of SCI since completion of the River City Acquisition. Prior to that time, he served as Treasurer for River City since April 1995. From 1991 to 1995, he was a Vice President with Chemical Bank, where he completed financings for clients in the cable, broadcasting, publishing and entertainment industries. Mr. Talamantes holds a B.A. degree from Stanford University and an M.B.A. from the Wharton School at the University of Pennsylvania.

     Lawrence E. McCanna has served as a Director of the Company since July 1995. Mr. McCanna has been a partner of the accounting firm of Gross, Mendelsohn & Associates, P.A., since 1972 and has served as its managing partner since 1982. Mr. McCanna has served on various committees of the Maryland Association of Certified Public Accountants and was chairman of the Management of the Accounting Practice Committee. He is also a former member of the Management of an Accounting Practice Committee of the American Institute of Certified Public Accountants. Mr. McCanna is a member of the board of directors of Maryland Special Olympics.

     Basil A. Thomas has served as a Director of the Company since November 1993. He is of counsel to the Baltimore law firm of Thomas & Libowitz, P.A. and has been in the private practice of law since 1983. From 1961 to 1968, Judge Thomas served as an Associate Judge on the Municipal Court of Baltimore City and, from 1968 to 1983, he served as an Associate Judge of the Supreme Bench of Baltimore City. Judge Thomas is a trustee of the University of Baltimore and a member of the American Bar Association and the Maryland State Bar Association. Judge Thomas attended the College of William & Mary and received his L.L.B. from the University of Baltimore. Judge Thomas is the father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, counsel to the Company.

     Barry Baker has been the Chief Executive Officer of River City since 1989, and is the President of the corporate general partner of River City and Better Communications, Inc. ("BCI"). The principal business of both River City and BCI is television and radio broadcasting. In connection with the River City Acquisition, the Company agreed to appoint Mr. Baker Executive Vice President of the Company and to elect him as a Director at such time as he is eligible to hold those positions under applicable FCC regulations. He currently serves as a consultant to the Company.

     Kerby Confer served as a member of the Board of Representatives and Chief Executive Officer -- Keymarket Radio Division of River City since July 1995. Prior thereto, Mr. Confer served as Chairman of the Board and Chief Executive Officer of Keymarket since its founding in December 1981. Prior to engaging in the acquisition of various radio stations in 1975, Mr. Confer held a number of jobs in the broadcast business, including serving as Managing Partner of a radio station in Annapolis, Maryland from 1969 to 1975. From 1966 to 1969, he hosted a pop music television show on WBAL-TV (Baltimore) and WDCA-TV (Washington, D.C.). Prior thereto, Mr. Confer served as program director or producer/director for radio and television stations owned by Susquehanna Broadcasting and Plough Broadcasting Company, Inc. Mr. Confer currently provides services to the Company and is expected to become Chief Executive Officer of SCI Radio at such time as he is eligible to hold this position under applicable FCC regulations.

     Roy F. Coppedge, III is a general partner of the general partner of each of the Boston Ventures partnerships, limited partnerships primarily involved in the business of investments. Mr. Coppedge is a director of Continental Cablevision, Inc., and American Media, Inc. and a member of the Board of

Representatives of Falcon Holding Group, L.P. In connection with the River City Acquisition, the Company agreed to elect Mr. Coppedge as a Director at such time as he is eligible to hold that position under applicable FCC regulations.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with David D. Smith, President and Chief Executive Officer of the Company. David Smith's employment agreement has an initial term of three years and is renewable for additional one-year terms, unless either party gives notice of termination not less than 60 days prior to the expiration of the then current term. The Company's Compensation Committee has approved an increase in Mr. Smith's total compensation to $1,200,000. Mr. Smith is also entitled to participate in the Company's Executive Bonus Plan based upon the performance of the Company during the year. The employment agreement provides that the Company may terminate Mr. Smith's employment prior to expiration of the agreement's term as a result of
(i) a breach by Mr. Smith of any material covenant, promise or agreement contained in the employment agreement; (ii) a dissolution or winding up of the Company; (iii) the disability of Mr. Smith for more than 210 days in any twelve month period (as determined under the employment agreement); or (iv) for cause, which includes conviction of certain crimes, breach of a fiduciary duty to the Company or the stockholders, or repeated failure to exercise or undertake his duties as an officer of the Company (each, a "Termination Event").

     In June 1995, the Company entered into an employment agreement with Frederick G. Smith, Vice President of the Company. Frederick Smith's employment agreement has an initial term of three years and is renewable for additional one-year terms, unless either party gives notice of termination not less than 60 days prior to the expiration of the then current term. Under the agreement, Mr. Smith receives a base salary of $260,000 and is also entitled to participate in the Company's Executive Bonus Plan based upon the performance of the Company and Mr. Smith during the year. The employment agreement provides that the Company may terminate Mr. Smith's employment prior to expiration of the agreement's term as a result of a Termination Event.

     In June 1995,  the Company  entered into an  employment  agreement  with J.
Duncan Smith, Vice President and Secretary of the Company. J. Duncan Smith's employment agreement has an initial term of three years and is renewable for additional one-year terms, unless either party gives notice of termination not less than 60 days prior to the expiration of the then current term. Under the agreement, Mr. Smith receives a base salary of $270,000 and is also entitled to participate in the Company's Executive Bonus Plan based upon the performance of the Company and Mr. Smith during the year. The employment agreement provides that the Company may terminate Mr. Smith's employment prior to expiration of the agreement's term as a result of a Termination Event.

     In June 1995, the Company entered into an employment  agreement with Robert
E. Smith, Vice President and Treasurer of the Company. Robert E. Smith's employment agreement has an initial term of three years and is renewable for additional one-year terms, unless either party gives notice of termination not less than 60 days prior to the expiration of the then current term. Under the agreement, Mr. Smith receives a base salary of $250,000 and is also entitled to participate in the Company's Executive Bonus Plan based upon the performance of the Company and Mr. Smith during the year. The employment agreement provides that the Company may terminate Mr. Smith's employment prior to expiration of the agreement's term as a result of a Termination Event.

     In connection with the River City Acquisition, the Company entered into an employment agreement (the "Baker Employment Agreement") with Barry Baker pursuant to which Mr. Baker will become President and Chief Executive Officer of SCI and Executive Vice President of the Company at such time as Mr. Baker is able to hold those positions consistent with applicable FCC regulations. Until such time as Mr. Baker is able to become an officer of the Company, he serves as a consultant to the Company pursuant to a consulting agreement and receives compensation that he would be entitled to as an officer under the Baker Employment Agreement. While Mr. Baker acts as consultant to the Company he will not direct employees of Sinclair in the operation of its television stations and will not perform services relating to any shareholder, bank financing or regulatory compliance matters with respect to the Company. In addition, Mr. Baker will remain the Chief Executive Officer of River City and will devote a substantial amount of his business time
and  energies  to  those   services.   Mr.  Baker  receives  a  base  salary  of
approximately $1,135,200 per year, subject to annual increases of 7 1/2% on January 1 each year. Mr. Baker is also entitled to receive a bonus equal to 2% of the amount by which the Broadcast Cash Flow (as defined in the Baker Employment Agreement) of SCI for a year exceeds the Broadcast Cash Flow for the immediately preceding year. Mr. Baker has received options to acquire 1,382,435 shares of the Class A Common Stock (or 3.33% of the common equity of Sinclair determined on a fully diluted basis as of the date of the River City Acquisition). The option became exercisable with respect to 50% of the shares upon closing of the River City Acquisition, and became exercisable with respect to an additional 25% of the shares on the first anniversary of the closing of the River City Acquisition, and will become exercisable with respect to the remaining 25% on the second anniversary of the closing of the River City Acquisition. The exercise price of the option is approximately $30.11 per share. The term of the Baker Employment Agreement extends until May 31, 2001, and is automatically extended to the third anniversary of any Change of Control (as defined in the Baker Employment Agreement). If the Baker Employment Agreement is terminated as a result of a Series B Trigger Event (as defined below), then Mr. Baker shall be entitled to a termination payment equal to the amount that would have been paid in base salary for the remainder of the term of the agreement plus bonuses that would be paid for such period based on the average bonus paid to Mr. Baker for the previous three years, and all options shall vest immediately upon such termination. In addition, upon such a termination, Mr. Baker shall have the option to purchase from the Company for the fair market value thereof either (i) all broadcast operations of Sinclair in the St. Louis, Missouri DMA or (at the option of Mr. Baker) the Asheville, North Carolina/ Greenville/Spartanburg, South Carolina DMA or (ii) all of the Company's radio broadcast operations. Mr. Baker shall also have the right following such a termination to receive quarterly payments (which may be paid either in cash or, at the Company's option, in additional shares of Class A Common Stock) equal to 5.00% of the fair market value (on the date of each payment) of all stock options and common stock issued pursuant to the exercise of such stock options or pursuant to payments of this obligation in shares of Class A Common Stock and held by him at the time of such payment (except that the first such payment shall be 3.75% of such value). The fair market value of unexercised options for such purpose shall be equal to the market price of underlying shares less the exercise price of the options. Following termination of Mr. Baker's employment agreement, the Company shall have the option to purchase the options and shares from Mr. Baker at their market value. A "Series B Trigger Event" means the termination of Barry Baker's employment with the Company prior to the expiration of the initial five-year term of the Baker Employment Agreement (i) by the Company for any reason other than "for cause" (as defined in the Baker Employment Agreement) or (ii) by Barry Baker under certain circumstances, including (a) on 60 days' prior written notice given at any time within 180 days following a Change of Control; (b) if Mr. Baker is not elected (and continued) as a director of Sinclair or SCI, as President and Chief Executive Officer of SCI or as Executive Vice President of Sinclair, or Mr. Baker shall be removed from any such board or office; (c) upon a material breach by Sinclair or SCI of the Baker Employment Agreement which is not cured; (d) if there shall be a material diminution in Mr. Baker's authority or responsibility, or certain of his economic benefits are materially reduced, or Mr. Baker shall be required to work outside Baltimore; or (e) the effective date of his employment as contemplated by clause (b) shall not have occurred by August 31, 1997. Mr. Baker cannot be appointed to such positions with the Company or SCI until the Company or SCI takes certain actions with respect to WTTV and WTTK in Indianapolis and WTTE or WSYX in Columbus as described under "Risk Factors -- Dependence on Key Personnel; Employment Agreements with Key Personnel" in the accompanying Prospectuses. The Company has not taken these actions as of the date of this Prospectus Supplement and, accordingly, Mr. Baker is able to terminate the Baker Employment Agreement at any time.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

SCOPE AND LIMITATION

     The following is a general discussion of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of Class A Common Stock by a "Non-U.S. Holder" (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations each as in effect on the date hereof and changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein.

     This discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase Class A Common Stock. It does not discuss all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances. This discussion does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     Prospective purchasers should consult their own tax advisors as to the particular tax consequences of the purchase, ownership or disposition of Class A Common Stock, including the effects of applicable state, local, foreign, or other tax laws and possible changes in the tax laws.

     For purposes of this discussion, a "Non-U.S. Holder" means any individual or entity other than a holder of Class A Common Stock that is (i) a citizen or resident of the United States (including certain former citizens and former residents), (ii) a partnership, corporation (including an entity treated as a corporation or partnership for United States federal income tax purposes) or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof (other than any partnership treated as foreign under federal regulations), (iii) an estate the income of which is subject to United States federal income taxation regardless of source, or (iv) a trust with respect to the administration of which a court within the United States is able to exercise primary supervision and which has one or more United States persons, who have the authority to control all substantial decisions of the trust. The tax treatment of a Non-U.S. Holder may vary depending upon the particular situation of such holder.

     An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to United States federal tax as if they were United States citizens.

DIVIDENDS

     Subject to the discussion below, any dividends paid to a Non-U.S. Holder of Class A Common Stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under currently effective Treasury Regulations (the "Current Regulations"), for purposes of determining whether tax is to be withheld at a 30% rate or a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent definite knowledge that such presumption is not warranted. A Non-U.S. Holder that is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service. Under Treasury Regulations issued on October 6, 1997 (the "Final Regulations"), generally effective for payments made after December 31, 1998, a Non-U.S. Holder (including, in certain cases of Non-U.S. Holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

     If a  Non-U.S.  Holder is  engaged  in a trade or  business  in the  United
States, and if (i) dividends on the Class A Common Stock are effectively connected with the conduct of such trade or business or (ii) if a tax treaty applies, dividends are attributable to a United States permanent establishment of the Non-U.S. Holder, the Non-U.S. Holder will generally be subject to regular United States income tax on such effectively connected income in the same manner as if the Non-U.S. Holder were a United States resident. Such a Non-U.S. Holder will be required to provide the Company a properly executed United States Internal Revenue Service Form 4224 or successor form in order to claim an exemption from the 30% withholding tax.

     In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits, subject to certain adjustments, deemed to have been repatriated from the United States. For purposes of the branch profits tax, dividends on and any gain recognized on the sale, exchange or other disposition of the Class A Common Stock will be included in the effectively connected earnings and profits of such Non-U.S. Holder if such dividends or gain, as the case may be, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

OWNERSHIP AND SALE

     In general, a Non-U.S. Holder will not be subject to United States federal income tax with respect to any gain realized on a sale or other disposition of Class A Common Stock unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and either (a) such individual has a "tax home" (as defined in Code
Section 911(d)(3)) in the United States (unless such gain is attributable to a fixed place of business in a foreign country maintained by such individual and has been subject to foreign tax of at least 10%) or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States; (ii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States; or (iii) the Company is or has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period, and, with respect to any class of stock of the Company that is regularly traded on an established securities market within the meaning of the applicable Treasury Regulations, the Non-U.S. Holder held, directly or indirectly, at any time within the shorter of the periods described above more than 5% of such class. A corporation is generally a "United States real property holding corporation" if the fair market value of its "United States real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although the Company does not believe that it has been or is or will become a "United States real property holding corporation" in the foreseeable future, any such development could have adverse United States tax consequences for Non-U.S. Holders.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Under certain circumstances, the United States Internal Revenue Service requires information reporting and backup withholding of United States federal income tax at a rate of 31% with respect to payments to certain noncorporate Non-U.S. Holders (including individuals). Under the Current Regulations, information reporting and backup withholding will apply unless such noncorporate Non-U.S. Holders certify to the withholding agent that the beneficial owner of the Note is a Non-U.S. Holder. This certification requirement will generally be satisfied by the certification provided to avoid the 30% withholding tax (described above). Backup withholding and information reporting generally will apply, however, to dividends paid on shares of Class A Common Stock to a Non-U.S. Holder at an address in the United States, if such holder fails to establish an exemption or to provide certain other information to the payor.

     Under the Current Regulations, the payment of the proceeds of the disposition of Class A Common Stock by a holder to or through the United States office of a broker or through a non-United States branch of a United States broker generally will be subject to information reporting and backup with-holding at a rate of 31% unless the holder either certifies its status as a
Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a Non-U.S. Holder of Class A Common Stock to or through a non-United States office of a non-United States broker will not be subject to backup withholding or information reporting unless the non-United States broker has certain United States relationships.

     Under the Final Regulations, the payment of dividends or the payment of proceeds from the disposition of Class A Common Stock to a Non-U.S. Holder may be subject to information reporting and backup withholding unless such recipient satisfies applicable certification requirements or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded (or credited against the holder's United States federal income tax liability, if any) provided that the required information is furnished to the Internal Revenue Service.

FEDERAL ESTATE TAX

     Under the United States federal estate tax law, an individual Non-U.S. Holder who is treated as the owner of an interest in the Class A Common Stock will be required to include the value thereof in his gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

     Under the terms and subject to the conditions stated in the Underwriting Agreement dated the date of this Prospectus Supplement, each of the underwriters of the Offering named below (the "Underwriters"), for whom Smith Barney Inc., BT Alex. Brown Incorporated, Credit Suisse First Boston Corporation, Bear, Stearns & Co. Inc., Furman Selz LLC, Goldman, Sachs & Co., Lehman Brothers Inc. and NationsBanc Montgomery Securities LLC are acting as the representatives (the "Representatives"), has severally agreed to purchase, and the Company and the Selling Stockholders have agreed to sell to each Underwriter, the number of shares of Class A Common Stock set forth opposite the name of such Underwriter below:


                                                       NUMBER
     UNDERWRITERS                                    OF SHARES
     ------------                                   ----------
   Smith Barney Inc. ..............................
   BT Alex. Brown Incorporated ....................
   Credit Suisse First Boston Corporation .........
   Bear, Stearns & Co. Inc. .......................
   Furman Selz LLC ................................
   Goldman, Sachs & Co. ...........................
   Lehman Brothers Inc. ...........................
   NationsBanc Montgomery Securities LLC ..........
                                                    -----------
      Total ....................................... $ 8,032,563
                                                    ===========


     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Class A Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters for whom Smith Barney Inc., BT Alex. Brown Incorporated, Credit Suisse First Boston Corporation, Bear, Stearns & Co. Inc., Furman Selz LLC, Goldman, Sachs & Co., Lehman Brothers Inc. and NationsBanc Montgomery Securites LLC are acting as the Representatives, propose to offer part of the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and part of the shares to certain dealers at a price that represents a concession not in excess of $ per share below the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to the other Underwriters or to certain other dealers. After the initial offering of the shares to the public, the public offering price and such concessions may be changed by the Representatives.

     The Company and the Selling Stockholders have granted to the Underwriters options, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to an aggregate of 900,000 and 304,884 additional shares of Class A Common Stock at the public offering price set forth on the cover page of this Prospectus Supplement less underwriting discounts and commissions. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares of Class A Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares of Class A Common Stock listed in such table.

     The Company, its officers and directors and the holders of all of the shares of Class B Common Stock have agreed that, for a period of 90 days from the date of this Prospectus Supplement, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for, Common Stock of the Company.

     The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     In connection with this Offering and in compliance with applicable law, the Underwriters may overallot (i.e., sell more shares of Class A Common Stock than the total amount shown on the list of Underwriters which appears above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the shares of Class A Common Stock at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Class A Common Stock or effecting purchases of the Class A Common Stock for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock or for the purpose of reducing a syndicate short position created in connection with the Offering. A syndicate short position may be covered by exercise of the options described above in lieu of or in addition to open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby, if the Representatives purchase shares of Class A Common Stock in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the shares of Class A Common Stock in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

     Smith Barney Inc. and certain of the other Representatives have provided and may continue to provide investment banking services to the Company for which they have and may receive customary fees.

     Because more than 10% of the net proceeds of this Offering may be received by NASD members participating in this Offering or by affiliates of such members, this Offering is being conducted in accordance with NASD Conduct Rule 2710(c)(8).

                                  LEGAL MATTERS

     Certain matters will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. See "Legal Matters" in the accompanying Prospectuses for information regarding legal matters to be passed upon for the Company.

                            GLOSSARY OF DEFINED TERMS

     "ABC" means Capital Cities/ABC, Inc.

     "Adjusted EBITDA" means broadcast cash flow less corporate overhead expense and is a commonly used measure of performance for broadcast companies. Adjusted EBITDA does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

     "Adjusted EBITDA margin" means the Adjusted EBITDA divided by net broadcast revenues.

     "Amended   Certificate"   means  the  Amended  and  Restated   Articles  of
Incorporation of the Company as amended.

     "Arbitron" means Arbitron, Inc.

     "Bank Credit Agreement" means the Third Amended and Restated Credit Agreement, dated as of May 20, 1997, among the Company, the Subsidiaries, certain lenders named therein, and The Chase Manhattan Bank, as agent, as amended and as such agreement may be further amended, renewed, extended, refinanced, restructured, replaced or modified.

     "Broadcast cash flow margin" means broadcast cash flow divided by net broadcast revenues.

     "Broadcast  Cash Flow"  means  operating  income  plus  corporate  overhead
expenses,  special  bonuses  paid  to  executive  officers,   non-cash  deferred
compensation, depreciation and amortization, including both tangible and intangible assets and program rights, less cash payment for program rights. Cash program payments represent cash payments made for current program payables and sports rights and do not necessarily correspond to program usage. Special bonuses paid to executive officers are considered unusual and non-recurring. The Company has presented broadcast cash flow data, which the Company believes are comparable to the data provided by other companies in the industry, because such data are commonly used as a measure of performance for broadcast companies. However, broadcast cash flow (i) does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flow, (ii) is not a measure of financial performance under generally accepted accounting principles and (iii) should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

     "CBS" means CBS, Inc.

     "Class A Common Stock" means the Company's Class A Common Stock, par value $.01 per share.

     "Class B Common Stock" means the Company's Class B Common Stock, par value $.01 per share.

     "Columbus   Option"  means  the  Company's  option  to  purchase  both  the
Non-License Assets and the License Assets of WSYX-TV, Columbus, Ohio.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means the Class A Common Stock and the Class B Common Stock.

     "Communications Act" means the Communications Act of 1934, as amended.

     "Company" means Sinclair Broadcast Group, Inc. and its wholly owned subsidiaries.

     "Controlling Stockholders" means David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith.

     "DAB" means digital audio broadcasting.

     "Debt Repurchase" means the Company's repurchase of approximately $98.1 million principal amount of its 10% Senior Subordinated Notes due 2003 in December 1997.

     "December  1997 Notes  Issuance"  means the issuance of the  December  1997
Notes.

     "December 1997 Notes" means the Company's 8 3/4% Senior Subordinated Notes Due 2007.

     "DBS" means direct-to-home broadcast satellite television.

     "Designated Market Area" or "DMA" means one of the 211 generally-recognized television market areas according to Nielsen.

     "DOJ" means the United States Justice Department.

     "DTV" means digital television.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "FCC" means the Federal Communications Commission.

     "FCN" means the Fox Children's Network.

     "Flint Acquisition" means the Company's acquisition of the assets of WSMH-TV (Flint, Michigan).

     "Fox" means Fox Broadcasting Company.

     "Glencairn" means Glencairn, Ltd. and its subsidiaries.

     "Greenville Stations" means radio stations WFBC-FM, WORD-AM, WFBC-AM, WSPA-AM, WSPA-FM, WOLI-FM, and WOLT-FM located in the Greenville/Spartanburg, South Carolina area.

     "Heritage Acquisition" means the acquisition of license and non-license assets of the radio and television stations of Heritage Media Group, Inc.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "HYTOPS" means the Company's 11 5/8% High Yield Trust Offered Preferred Securities issued pursuant to the HYTOPS Issuance.

     "HYTOPS Issuance" means the Company's private placement of HYTOPS, in a liquidation amount of $200,000,000, on March 14, 1997.

     "Independent" means a station that is not affiliated with any of ABC, CBS, NBC, FOX, UPN or WB.

     "JSAs" means joint sales agreements pursuant to which an entity has the right, for a fee paid to the owner and operator of a station, to sell substantially all of the commercial advertising on the station.

     "July 1997 Note Issuance" means the issuance of the July 1997 Notes.

     "July 1997 Notes"  means the  Company's  9% Senior  Subordinated  Notes due
2007.

     "KSC" means Keymarket of South Carolina, Inc.

     "Lakeland Acquisition" means the acquisition of 100% of the capital stock of Lakeland Group Television, Inc.

     "License Assets" means the television and radio station assets essential for broadcasting a television or radio signal in compliance with regulatory guidelines, generally consisting of the FCC license, transmitter, transmission lines, technical equipment, call letters and trademarks, and certain furniture, fixtures and equipment.

     "License Assets Option" means the Company's option to purchase the License Assets of KDNL-TV, St. Louis, MO; KOVR-TV, Sacramento, CA; WTTV-TV and WTTK-TV, Indianapolis, IN; WLOS-TV, Asheville, NC; KABB-TV, San Antonio, TX; and KDSM-TV, Des Moines, IA.

     "LMAs" means program services agreements, time brokerage agreements or local marketing agreements pursuant to which an entity provides programming services to television or radio stations that are not owned by the entity.

     "Max Media Acquisition" means the acquisition of all of the equity interests of Max Media Properties, LLC.

     "Montecito Acquisition" means the acquisition of all of the capital stock of Montecito Broadcasting Corporation.

     "MSA" means the Metro Survey Area as defined by Arbitron.

     "MMDS" means multichannel multipoint distribution services.

     "NBC" means the National Broadcasting Company.

     "Nielsen" means the A.C. Nielsen Company Station Index dated May 1996.

     "1993 Notes" means the Company's 10% Senior Subordinated Notes due 2003.

     "1995 Notes" means the Company's 10% Senior Subordinated Notes due 2005.

     "1996 Acquisitions" means the 16 television and 33 radio stations that the Company acquired, obtained options to acquire, or obtained the right to program during 1996 for an aggregate consideration of approximately $1.2 billion.

     "1996 Act" means the Telecommunications Act of 1996.

     "1997 Common Stock Issuance" means the issuance of 5,645,000 shares of Class A Common Stock in September 1997.

     "1997 Preferred Stock Issuance" means the issuance of 3,450,000 shares of Series D Preferred Stock in September 1997.

     "1997 Financings" means the HYTOPS Issuance, the July 1997 Note Issuance, the 1997 Common Stock Issuance, the 1997 Preferred Stock Issuance, the December 1997 Note Issuance and the Debt Repurchase.

     "Non-License Assets" means the assets relating to operation of a television or radio station other than License Assets.

     "River City" means River City Broadcasting, L.P.

     "River City Acquisition" means the Company's acquisition from River City and the owner of KRRT of certain Non-License Assets, options to acquire certain License and Non-License Assets and rights to provide programming or sales and marketing for certain stations, which was completed May 31, 1996.

     "SCI" means Sinclair Communications, Inc., a wholly owned subsidiary of the Company that owns all of the capital stock of the operating subsidiaries of the Company.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Series A Preferred Stock" means the Company's Series A Exchangeable Preferred Stock, par value $.01 per share, each share of which has been exchanged for a share of the Company's Series B Convertible Preferred Stock.

     "Series B Preferred Stock" means the Company's Series B Convertible Preferred Stock, par value $.01 per share.

     "Series C Preferred Stock" means the Company's Series C Preferred Stock, par value $.01 per share.

     "Series D Preferred Stock" means the Company's Series D Preferred Stock, par value $.01 per share.

     "Significant Acquisitions" means the Heritage Acquisition, Max Media Acquisition and the Sullivan Acquisition.

     "Sinclair" means Sinclair Broadcast Group, Inc. and its wholly owned subsidiaries.

     "Sullivan Acquisition" means the acquisition of all of the capital stock of Sullivan Broadcast Holdings, Inc.

     "Superior Acquisition" means the Company's acquisition of the stock of Superior Communications, Inc.

     "Superior" means Superior Communications, Inc.

     "TBAs" means time brokerage agreements; see definition of "LMAs."

     "Traditional   Networks"   means  each  of  ABC,  CBS  or  NBC,  singly  or
collectively.

     "UHF" means ultra-high frequency.

     "UPN" means United Paramount Television Network Partnership.

     "VHF" means very-high frequency.

     "WB" and the "WB Network" mean The WB Television Network Partners.

P R O S P E C T U S

                                $1,000,000,000


                                 [SINCLAIR LOGO]



                              CLASS A COMMON STOCK
                                DEBT SECURITIES
                                PREFERRED STOCK
                              -----------------

     Sinclair Broadcast Group, Inc. ("Sinclair" or the "Company") may from time to time offer, together or separately, its (i) Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), (ii) debt securities (the "Debt Securities") which may be either senior debt securities (the "Senior Debt
Securities") or subordinated debt securities (the "Subordinated Debt Securities") and (iii) shares of its preferred stock, par value $.01 per share (the "Preferred Stock"), in amounts, at prices and on terms to be determined at the time of the offering. The Class A Common Stock, the Debt Securities and the Preferred Stock are collectively called the "Securities."

     The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to $1,000,000,000 in aggregate initial public offering price. Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in the Prospectus Supplement, including, where applicable, (i) in the case of Debt Securities, the specific title, aggregate principal amount, the denomination, maturity, premium, if any, the interest, if any (which may be at a fixed or variable rate), the time and method of calculating payment of interest, if any, the place or places where principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of the Company or the holder, any sinking fund provisions, terms for any conversion into Class A Common Stock, guarantees, if any, the initial public offering price, listing (if any) on a securities exchange or quotation (if any) on an automated quotation system, acceleration, if any, and other terms and (ii) in the case of Preferred Stock, the specific title, the aggregate number of shares offered, any dividend (including the method of calculating payment of dividends), liquidation, redemption, voting and other rights, any terms for any conversion or exchange into Class A Common Stock or Debt Securities, the initial public offering price, listing (if any) on a securities exchange or quotation (if any) on an automated quotation system and other terms. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

     Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities, when issued, will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities, when issued, will be subordinated in right of payment to all Senior Indebtedness (as defined in the applicable Prospectus Supplement) of the Company. Debt Securities may be guaranteed to the extent specified in the applicable Prospectus Supplement (the "Guarantees") by certain subsidiaries of the Company specified in the Prospectus Supplement (the "Guarantors").

     The Securities will be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Securities. See "Plan of Distribution" for possible indemnification arrangements with agents, dealers and underwriters.

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement relating to such Securities. Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in an accompanying Prospectus Supplement.

     The Prospectus Supplement will contain information concerning certain United States federal income tax considerations, if applicable to the Securities offered.

                                -----------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

                                -----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURI-
     TIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
        UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTA-
                  TION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is March 17, 1998

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 75 Park Place, Room 1228, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. at prescribed rates. Such reports and other information can also be reviewed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System ("EDGAR") which is publicly available though the Commission's Web site (http:// www.sec.gov).

     The Company has filed a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement") with the Commission in Washington, D.C., in accordance with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus and any accompanying Prospectus Supplement do not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto. Statements contained herein and in any accompanying Prospectus Supplement concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of the document so filed. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission or on EDGAR or copies thereof may be obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act are incorporated hereby by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, together with the report of Arthur Andersen LLP, independent certified public accountants (the "1997 Form 10-K"); and


          (b) The Company's Current Reports on Form 8-K and Form 8-K/A filed August 26, 1997, August 29, 1997, October 8, 1997, December 5, 1997, December 12, 1997 and March 17, 1998.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

     A copy of any and all of the documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference into any such document) will be provided without charge to any person to whom a copy of this Prospectus is delivered, upon written or oral request. Requests should be directed to:

                             Patrick J. Talamantes
                         Sinclair Broadcast Group, Inc.
                              2000 W. 41st Street
                           Baltimore, Maryland 21211


     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF SECURITIES OFFERED HEREBY TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

     IN CONNECTION WITH THE OFFERING OF SECURITIES PURSUANT TO THIS PROSPECTUS, THE UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE SECURITIES ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE EXCHANGE ACT. SEE "PLAN OF DISTRIBUTION."

     Unless the context otherwise indicates, as used herein, the "Company" or "Sinclair" means Sinclair Broadcast Group, Inc. and its direct and indirect wholly-owned subsidiaries (collectively, the "Subsidiaries").


                                  THE COMPANY

     The Company is a diversified broadcasting company that currently owns or programs pursuant to Local Marketing Agreements ("LMAs") 35 television stations and, upon consummation of all pending acquisitions and dispositions, will own or provide programming services pursuant to LMAs 56 television stations. The Company owns or programs pursuant to LMAs 52 radio stations, and upon consummation of all pending acquisitions and dispositions, the Company will own or program pursuant to LMAs 51 radio stations. The Company believes that upon completion of all pending acquisitions and dispositions it will be one of the top 10 radio groups in the United States, when measured by the total number of radio stations owned or programmed pursuant to LMAs by the Company.

     The Company is a Maryland corporation formed in 1986. The Company's principal offices are located at 2000 West 41st Street, Baltimore, Maryland 21211, and its telephone number is (410) 467-5005.


                                 RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should review carefully the following risks concerning the Company, the Securities and the broadcast industry before purchasing the Securities offered hereby.


SUBSTANTIAL LEVERAGE AND PREFERRED STOCK OUTSTANDING

     The Company has consolidated indebtedness that is substantial in relation to its total stockholders' equity. As of March 13, 1998, the Company had outstanding long-term indebtedness (including current installments) of approximately $1.4 billion and Sinclair Capital, a subsidiary trust of the Company (the "Trust"), had outstanding $200 million aggregate liquidation amount of 11 5/8% High Yield Trust Offered Preferred Securities (the "HYTOPS"), which are ultimately backed by $206.2 million liquidation amount of Series C Preferred Stock, par value $.01 per share, of the Company (the "Series C Preferred Stock") each of which must be redeemed in 2009. The Company may borrow additional amounts under a bank credit facility governed by the Third Amended and Restated Credit Agreement dated as of May 20, 1997 with The Chase Manhattan Bank, as agent (as amended from time to time, the "Bank Credit Agreement"), under which $637.6 million was outstanding as of March 13, 1998, and expects to do so to finance its pending acquisitions, including, without limitation, the acquisition of 100% of the stock of Lakeland Group Television, Inc., the acquisition (the "Max Media Acquisition"), directly or indirectly, of all of the equity interests of Max Media Properties, LLC and the acquisition (the "Sullivan Acquisition") of 100% of the stock of Sullivan Broadcasting Holdings, Inc. ("Sullivan"). The Company also had outstanding 976,380 shares of its Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), with an aggregate liquidation preference of $97.6 million as of March 13, 1998 and 3,450,000 shares of Series D Convertible Exchangeable Preferred Stock, par value $.01 per share (the "Series D Convertible Exchangeable Preferred Stock"), with an aggregate liquidation preference of approximately $172.5 million as of March 13, 1998, which is exchangeable at the option of the Company in certain circumstances for subordinated debentures of the Company with an aggregate principal amount of approximately $172.5 million as of March 13, 1998. The Company also has significant program contracts payable and commitments for future programming. Moreover, subject to the restrictions contained in its debt instruments and preferred stock, the Company may incur additional debt and issue additional preferred stock in the future.

     The Company and its Subsidiaries have and will continue to have significant payment obligations relating to the Bank Credit Agreement, the 10% Senior Subordinated Notes due 2003 (the "1993 Notes"), the 10% Senior Subordinated Notes due 2005 (the "1995 Notes"), the 9% Senior Subordinated Notes due 2007 (the "July 1997 Notes"), the 8 3/4% Senior Subordinated Notes due 2007 (the "December 1997 Notes" and, together with the 1993 Notes, the 1995 Notes and the July 1997 Notes, the "Existing Notes"), and the

HYTOPS, and a significant amount of the Company's cash flow will be required to service these obligations. In addition, the Company will be required to pay dividends on the Series D Convertible Exchangeable Preferred Stock, and may be required to pay dividends on the Series B Convertible Preferred Stock in certain circumstances. See "Description of Capital Stock -- Existing Preferred Stock." The Company, on a consolidated basis, reported interest expense of $117.0 million for the year ended December 31, 1997. After giving pro forma effect to acquisitions completed by the Company in 1997, the issuance of the HYTOPS, the issuance of the July 1997 Notes and the December 1997 Notes, the acquisition (the "Heritage Acquisition") of certain assets of Heritage Media Group, Inc. ("Heritage"), the Max Media Acquisition, the Sullivan Acquisition, and the Company's issuance in September 1997 of 4,345,000 shares (the "1997 Common Stock Issuance") of Class A Common Stock, and 3,450,000 shares of Series D Convertible Exchangeable Preferred Stock (the "1997 Preferred Stock Issuance") and the offering of 6,000,000 shares of Class A Common Stock the Company is making on or about the date of this Prospectus, as though each occurred on January 1, 1997, and the use of the net proceeds therefrom, the interest expense and subsidiary trust minority interest expense would have been $196.1 million for the year ended December 31, 1997. The weighted average interest rates on the Company's indebtedness under the Bank Credit Agreement during the year ended December 31, 1997 was 7.43%.

     The revolving credit facility available to the Company under the Bank Credit Agreement is subject to quarterly reductions with total availability as of March 13, 1998 of $659.9 million (subject to compliance with financial covenants), and $330.5 million outstanding as of March 13, 1998, and will mature on the last business day of December 2004. Payment of portions of the $325 million term loan under the Bank Credit Agreement began on September 30, 1997 and the term loan must be fully repaid by December 31, 2004. In addition, the Bank Credit Agreement provides for a Tranche C term loan in an amount up to $400 million which can be utilized upon approval by the agent bank and upon raising sufficient commitments to fund the additional loans. The 1993 Notes mature in 2003, the 1995 Notes mature in 2005 and the July 1997 Notes and the December 1997 Notes mature in 2007. The Series C Preferred Stock must be redeemed in 2009. Required repayment of indebtedness of the Company totaling approximately $939.2 million will occur at various dates through July 15, 2007.

     The Company's current and future debt service obligations and obligations to make distributions on and to redeem preferred stock could have adverse consequences to holders of the Securities, including the following: (i) the Company's ability to obtain financing for future working capital needs or additional acquisitions or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness and payments related to the HYTOPS, thereby reducing funds available for operations; (iii) the Company may be vulnerable to changes in interest rates under its credit facilities; and
(iv) the Company may be more vulnerable to adverse economic conditions than less leveraged competitors and, thus, may be limited in its ability to withstand competitive pressures. If the Company is unable to service or refinance its indebtedness or preferred stock, it may be required to sell one or more of its stations to reduce debt service obligations.

     The Company expects to be able to satisfy its future debt service and dividend and other payment obligations and other commitments with cash flow from operations. However, there can be no assurance that the future cash flow of the Company will be sufficient to meet such obligations and commitments. If the Company is unable to generate sufficient cash flow from operations in the future to service its indebtedness and to meet its other commitments, it may be required to refinance all or a portion of its existing indebtedness or to obtain additional financing. There can be no assurance that any such refinancing or additional financing could be obtained on acceptable terms. If the Company is unable to service or refinance its indebtedness, it may be required to sell one or more of its stations to reduce debt service obligations.


COVENANT RESTRICTIONS ON DIVIDENDS AND REDEMPTION

     Certain covenants under the indentures relating to the Existing Notes (the "Existing Indentures"), the Bank Credit Agreement and the Articles Supplementary relating to the Series C Preferred Stock restrict the amount of dividends and redemptions that may be declared and paid by the Company on its capital stock, which will include Preferred Stock offered pursuant to this Prospectus unless otherwise provided in the applicable Prospectus Supplement. Although the Company presently believes it will be able to pay dividends on any Preferred Stock offered hereunder as required, there can be no assurance that the Company will be permitted under such restrictions to declare dividends throughout the term of the Preferred Stock. The Company may make other restricted payments or the Company's consolidated operating performance may decline, either of which could limit the Company's ability to declare dividends. In addition, under the terms of the Bank Credit Agreement, the Company may not be able to pay full cash dividends on Preferred Stock throughout the term of any Preferred Stock unless the Company's Total Indebtedness Ratio (as defined in the Bank Credit Agreement) improves from the Company's pro forma Total Indebtedness Ratio. The Company must also satisfy other financial covenants to pay cash dividends under the Bank Credit Agreement.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The Existing Indentures and the Articles Supplementary relating to the Series C Preferred Stock restrict, among other things, the Company's and its Subsidiaries' (as defined in the Existing Indentures) ability to (i) incur additional indebtedness, (ii) pay dividends, make certain other restricted
payments  or  consummate   certain   asset  sales,   (iii)  enter  into  certain
transactions with affiliates, (iv) incur indebtedness that is subordinate in priority and in right of payment to any senior debt and senior in right of payment to the Existing Notes, (v) merge or consolidate with any other person, or (vi) sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Bank Credit Agreement contains certain other and more restrictive covenants, including restrictions on redemption of capital stock, a limitation on the aggregate size of future acquisitions undertaken without lender consent, a requirement that certain conditions be satisfied prior to consummation of future acquisitions, and a limitation on the amount of capital expenditures permitted by the Company in future years without lender consent. The Bank Credit Agreement also requires the Company to maintain specific financial ratios and to satisfy certain financial condition tests. In addition, any Debt Securities may have other and more restrictive covenants. The Company's ability to meet these financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. The breach of any of these covenants could result in a default under the Bank Credit
Agreement, the Existing Indentures and/or Debt Securities. In the event of a default under the Bank Credit Agreement, the Existing Indentures or any Debt Securities, the lenders and the noteholders could seek to declare all amounts outstanding under the Bank Credit Agreement, the Existing Notes or any Debt Securities, together with accrued and unpaid interest, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders under the Bank Credit Agreement could proceed against the collateral granted to them to secure that indebtedness. If the indebtedness under the Bank Credit Agreement or the Existing Notes were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company including Debt Securities. Substantially all of the assets of the Company and its Subsidiaries (other than the assets of KDSM, Inc. which ultimately back up the HYTOPS) are pledged as security under the Bank Credit Agreement. The Subsidiaries (with the exception of Cresap Enterprises, Inc., KDSM, Inc., the Trust and KDSM Licensee, Inc.) also guarantee the indebtedness under the Bank Credit Agreement and the Existing Indentures.

     In addition to a pledge of substantially all of the assets of the Company and its Subsidiaries, the Company's obligations under the Bank Credit Agreement are secured by mortgages on certain real property assets of certain non-Company entities (the "Stockholder Affiliates") owned and controlled by the Company's current majority stockholders (David D. Smith, Frederick G. Smith, J. Duncan
Smith and Robert E. Smith, collectively, the "Controlling Stockholders"), including Cunningham Communications, Inc. ("CCI"), Gerstell Development Corporation ("Gerstell"), Gerstell Development Limited Partnership ("Gerstell LP") and Keyser Investment Group, Inc. ("KIG"). If the Company were to seek to replace the Bank Credit Agreement, there can be no assurance that the assets of these Stockholder Affiliates would be available to provide additional security under a new credit agreement, or that a new credit agreement could be arranged on terms as favorable as the terms of the Bank Credit Agreement without a pledge of such Stockholder Affiliates' assets.

SUBORDINATION OF THE SUBORDINATED DEBT SECURITIES AND THE RELATED GUARANTEES; ASSET ENCUMBRANCES

     The payment of principal of, premium, if any, and interest on the Subordinated Debt Securities will be subordinated to the prior payment in full of Senior Indebtedness (as defined in the applicable Prospectus Supplement) of the Company, which, unless specified otherwise in the applicable Prospectus Supplement, will include, among other things, all indebtedness under the Bank Credit Agreement including obligations under interest rate agreements related thereto (the "Bank Interest Rate Agreements"). Therefore, in the event of the liquidation, dissolution, reorganization, or any similar proceeding regarding the Company, the assets of the Company will be available to pay obligations on the Subordinated Debt Securities only after Senior Indebtedness has been paid in full in cash or cash equivalents or in any other form acceptable to the holders of Senior Indebtedness, and there may not be sufficient assets to pay amounts due on all or any of the Subordinated Debt Securities. In addition, the Company may not pay principal of, premium, if any, interest on or any other amounts owing in respect of the Subordinated Debt Securities, make any deposit pursuant to defeasance provisions or purchase, redeem or otherwise retire the Subordinated Debt Securities, if any Designated Senior Indebtedness (as defined in the Supplemental Indenture relating to Subordinated Debt Securities) is not paid when due or any other default on Designated Senior Indebtedness occurs and the maturity of such indebtedness is accelerated in accordance with its terms unless, in either case, such default has been cured or waived, any such acceleration has been rescinded or such indebtedness has been repaid in full. Moreover, under certain circumstances, if any non-payment default exists with respect to Designated Senior Indebtedness, the Company may not make any payments on the Subordinated Debt Securities for a specified time, unless such default is cured or waived, any acceleration of such indebtedness has been rescinded or such indebtedness has been repaid in full. See "Description of Debt Securities -- Subordination." Unless otherwise specified in the applicable Prospectus Supplement, the Company's and the Subsidiaries' ability to incur additional indebtedness will also be restricted under the indenture relating to the Subordinated Debt Securities.

     If Subordinated Debt Securities are guaranteed (the "Guarantees") by all or some of the Company's Subsidiaries (the "Guarantors"), unless otherwise specified in the applicable Prospectus Supplement, the Guarantees by the Guarantors will be subordinated in right of payment to the guarantees by the Guarantors of the Company's obligations under the Bank Credit Agreement including, but not limited to the obligations under any Bank Interest Rate Agreement related thereto.

     Unless otherwise  specified in the applicable  Prospectus  Supplement,  the
Debt Securities will not be secured by any of the Company's assets. The obligations of the Company under the Bank Credit Agreement including, but not limited to any Bank Interest Rate Agreement, however, are secured, to the extent permitted by law, by a first priority security interest in substantially all of the Company's assets, including the assets of the substantially all of the Company's Subsidiaries. Moreover, the Company's obligations under certain other indebtedness (the "Founders' Notes") are secured on a second priority basis by substantially all of the Company's assets, including the assets of substantially all of the Company's Subsidiaries. If the Company becomes insolvent or is liquidated, or if payment under the Bank Credit Agreement, any Bank Interest Rate Agreement or the Founders' Notes is accelerated, the lenders under the Bank Credit Agreement, any Bank Interest Rate Agreement or the holders of the Founders' Notes would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such indebtedness. Accordingly, such lenders will have a prior claim on the Company's assets. In any such event, because the Debt Securities will not be secured by any of the Company's assets, it is possible that there would be no assets remaining from which claims of the holders of the Debt Securities could be satisfied or, if any such assets remained, such assets might be insufficient to satisfy such claims fully. See "Description of Debt Securities" and
"Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," and Notes to the Consolidated Financial Statements in the filings incorporated by reference herein. In addition, KDSM, Inc.'s 11 5/8% Senior Debentures due 2009 (the "KDSM Senior Debentures"), $206.2 million principal amount of which is outstanding, are secured by a first priority security interest in the Series C Preferred Stock.

DEPENDENCE UPON OPERATIONS OF SUBSIDIARIES; POSSIBLE INVALIDITY OF GUARANTEES

     The Debt Securities will be the obligations of the Company. Substantially all of the Company's operating assets are held by its Subsidiaries and substantially all of its income before provision or benefit for income taxes was derived from operations of its Subsidiaries. Therefore, the Company's ability to make interest and principal payments when due to holders of the Debt Securities is dependent, in part, upon the receipt of sufficient funds from its Subsidiaries.

     To the extent that a court were to find that: (i) any Guarantee of the Debt Securities was incurred by a Guarantor with intent to hinder, delay or defraud any present or future creditor or the Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others; or (ii) such Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and such Guarantor: (a) was insolvent; (b) was rendered insolvent by reason of the issuance of such Guarantee; (c) was engaged or about to engage in a business or transaction for which the remaining assets of such Guarantor constituted unreasonably small capital to carry on its business; or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Guarantee in favor of the Guarantor's other creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Guarantor as a result of the issuance by the Company of the Debt Securities. To the extent any Guarantee were to be avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Debt Securities would cease to have any claim in respect of such Guarantor and would be creditors solely of the Company and any Guarantor whose Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the Debt Securities against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Debt Securities relating to any voided Guarantee.


POTENTIAL RELEASE OF GUARANTEES

     Unless otherwise provided in the applicable Prospectus Supplement, any Guarantee of a Guarantor, if granted, may be released at any time upon any sale, exchange or transfer by the Company of the stock of such Guarantor or substantially all the assets of such Guarantor to a non-affiliate. Unless otherwise provided in the applicable Prospectus Supplement, under the Indentures, the net cash proceeds of any Asset Sale (as defined in the applicable Prospectus Supplement) will be required to be applied to the repayment of any Senior Indebtedness or to the purchase of properties and assets for use in the Company's businesses existing on the date of the Indenture or reasonably related thereto. Unless otherwise provided in the applicable Prospectus Supplement, any Guarantee of any of the Company's subsidiaries may also be released at such time as such subsidiary no longer guarantees any other debt of the Company.


CONFLICTS OF INTEREST

     In addition to their respective interests in the Company, the Controlling Stockholders have interests in various non-Company entities which are involved in businesses related to the business of the Company, including, among others, the operation of a television station in St. Petersburg, Florida since 1991 and a television station in Bloomington, Indiana since 1990. In addition, the Company leases certain real property and tower space from and engages in other transactions with the Stockholder Affiliates, which are controlled by the Controlling Stockholders. Although the Controlling Stockholders have agreed to divest interests in the Bloomington station that are attributable to them under applicable regulations of the Federal Communications Commission (the "FCC"), the Controlling Stockholders and the Stockholder Affiliates may continue to engage in the operation of the St. Petersburg, Florida station and other already existing businesses. However, under Maryland law, generally a corporate insider is precluded from acting on a business opportunity in his or her individual capacity if that opportunity is one which the corporation is financially able to undertake, is in the line of the corporation's business and of practical advantage to the corporation, and is one in which the corporation has an interest or reasonable expectancy. Accordingly, the Controlling Stock-
holders generally are required to engage in new business opportunities of the Company only through the Company unless a majority of the Company's disinterested directors decide under the standards discussed above, that it is not in the best interests of the Company to pursue such opportunities. Non-Company activities of the Controlling Stockholders such as those described above could, however, present conflicts of interest with the Company in the allocation of management time and resources of the Controlling Stockholders, a substantial majority of which is currently devoted to the business of the Company.

     In addition, there have been and will be transactions between the Company and Glencairn, Ltd. (with its subsidiaries, "Glencairn"), a corporation in which relatives of the Controlling Stockholders beneficially own a majority of the equity interests. Glencairn is the owner-operator and licensee of television stations WRDC in Raleigh/Durham, WVTV in Milwaukee, WNUV in Baltimore, WABM in Birmingham, KRRT in San Antonio, and WFBC in Asheville, North Carolina and Greenville/ Spartanburg/Anderson, South Carolina. The Company has also agreed to sell the assets essential for broadcasting a television signal in compliance with regulatory guidelines ("License Assets") relating to WTTE in Columbus, Ohio to Glencairn and to enter into an LMA with Glencairn pursuant to which the Company will provide programming services for this station after the acquisition of the License Assets by Glencairn. See "Business of Sinclair -- Broadcasting Acquisition Strategy" in the 1997 Form 10-K. The FCC has approved this transaction. However, the Company does not expect this transfer to occur unless the Company acquires the assets of WSYX in Columbus, Ohio. The Company also expects to enter into LMA's with Glencairn with respect to five television stations, the license assets of which Glencairn has the right to acquire through merger with Sullivan Broadcasting Company II, Inc.

     Two persons who are expected to become directors of the Company, Barry Baker (who is also expected to become an executive officer of the Company) and Roy F. Coppedge, III, have direct and indirect interests in River City Broadcasting, L.P. ("River City"), from which the Company purchased certain assets in 1996 (the "River City Acquisition"). In addition, in connection with the River City Acquisition, the Company has entered into various ongoing agreements with River City, including options to acquire assets that were not acquired at the time of the initial closing of the River City Acquisition, and an LMA relating to stations for which River City continues to own License Assets. See "Business -- Broadcasting Acquisition Strategy" in the 1997 Form 10-K. Messrs. Baker and Coppedge were not officers or directors of the Company at the time these agreements were entered into, but, upon their expected election to the Board of Directors of the Company and upon Mr. Baker's expected appointment as an executive officer of the Company, they may have conflicts of interest with respect to issues that arise under any continuing agreements and any other agreements with River City.

     The Bank Credit Agreement, the Existing Indentures and the Articles Supplementary relating to the Series C Preferred Stock provide (and the Debt Securities may provide) that transactions between the Company and its affiliates must be no less favorable to the Company than would be available in comparable transactions in arm's-length dealings with an unrelated third party. Moreover, the Existing Indentures provide (and the Debt Securities may provide) that any such transactions involving aggregate payments in excess of $1.0 million must be approved by a majority of the members of the Board of Directors of the Company and the Company's independent directors (or, in the event there is only one independent director, by such director), and, in the case of any such transactions involving aggregate payments in excess of $5.0 million, the Company is required to obtain an opinion as to the fairness of the transaction to the Company from a financial point of view issued by an investment banking or appraisal firm of national standing.


VOTING RIGHTS; CONTROL BY CONTROLLING STOCKHOLDERS;
POTENTIAL ANTI-TAKEOVER EFFECT OF DISPROPORTIONATE VOTING RIGHTS

     The Company's Common Stock has been divided into two classes, each with different voting rights. The Class A Common Stock entitles a holder to one vote per share on all matters submitted to a vote of the stockholders, whereas the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"), 100% of which is beneficially owned by the Controlling Stockholders, entitles a holder to ten votes per share, except for "going private" and certain other transactions for which the holder is entitled to one vote per share. The Class A Common Stock, the Class B Common Stock and the Series B Preferred Stock vote together as a single class (except as otherwise may be required by Maryland law) on all matters submitted to a vote of stockholders, with each share of Series B Preferred Stock entitled to 3.64 votes on all such matters. Holders of Class B Common Stock may at any time convert their shares into the same number of shares of Class A Common Stock and holders of Series B Convertible Preferred Stock may at any time convert each share of Series B Convertible Preferred Stock into approximately 3.64 Shares of Class A Common Stock.

     The Controlling Stockholders own in the aggregate approximately 60% of the outstanding voting capital stock (including the Series B Preferred Stock) of the Company and control over 90% of all voting rights associated with the Company's capital stock. As a result, any three of the Controlling Stockholders will be able to elect a majority of the members of the board of directors of Sinclair and, thus, will have the ability to maintain control over the operations and business of the Company.

     The Controlling Stockholders have entered into a stockholders' agreement (the "Stockholders' Agreement") pursuant to which they have agreed, for a period ending in 2005, to vote for each other as candidates for election to the board of directors of Sinclair. In addition, in connection with the River City Acquisition, the Controlling Stockholders and Barry Baker and Boston Ventures IV Limited Partnership and Boston Ventures IVA Limited Partnership (collectively, "Boston Ventures") have entered into a voting agreement (the "Voting Agreement") pursuant to which the Controlling Stockholders have agreed to vote in favor of certain specified matters including, but not limited to, the appointment of Mr. Baker and Mr. Coppedge (or another designee of Boston Ventures) to the Company's Board of Directors at such time as they are allowed to become directors pursuant to FCC rules. Mr. Baker and Boston Ventures, in turn, have agreed to vote in favor of the reappointment of each of the Controlling Stockholders to the Company's board of directors. The Voting Agreement will remain in effect with respect to Mr. Baker for as long as he is a director of the Company and will remain in effect with respect to Mr. Coppedge (or another designee of Boston Ventures) until the first to occur of (a) the later of (i) May 31, 2001 and (ii) the expiration of the initial five-year term of Mr. Baker's employment agreement and (b) such time as Boston Ventures no longer owns directly or indirectly through its interest in River City at least 721,115 shares of Class A Common Stock (including shares that may be obtained on conversion of the Series B Preferred Stock). See "Management -- Employment Agreements" in the 1997 Form 10-K.

     The disproportionate voting rights of the Class B Common Stock relative to the Class A Common Stock and the Stockholders' Agreement and the Voting Agreement may make the Company a less attractive target for a takeover than it otherwise might be or render more difficult or discourage a merger proposal, tender offer or other transaction involving an actual or potential change of control of the Company. In addition, the Company has the right to issue additional shares of preferred stock the terms of which could make it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company and accordingly may be used as an anti-takeover device.


DEPENDENCE UPON KEY PERSONNEL; EMPLOYMENT AGREEMENTS WITH KEY PERSONNEL

     The Company believes that its success will continue to be dependent upon its ability to attract and retain skilled managers and other personnel, including its present officers, regional directors and general managers. The loss of the services of any of the present officers, especially its President and Chief Executive Officer, David D. Smith, or Barry Baker, who is currently a consultant to the Company and is expected to become President and Chief Executive Officer of Sinclair Communications, Inc. (a wholly owned subsidiary of the Company that holds all of the broadcast operations of the Company, "SCI") and Executive Vice President and a director of the Company as soon as permissible under FCC rules, may have a material adverse effect on the operations of the Company. Each of the Controlling Stockholders has entered into an employment agreement with the Company, each of which terminates June 12, 1998, unless renewed for an additional one year period according to its terms, and Barry Baker has entered into an employment agreement that terminates in 2001. See "Management--Employment Agreements" in the 1997 Form 10-K. The Company has key-man life insurance for Mr. Baker, but does not currently maintain key personnel life insurance on any of its executive officers.

     Mr. Baker is Chief Executive Officer of River City and devotes a substantial amount of his business time and energies to those services. Mr. Baker cannot be appointed as an executive officer or director of the Company until such time as (i) either the Controlling Stockholders dispose of their attributable interests (as defined by applicable FCC rules) in a television station in the Indianapolis designated market area ("DMA") or Mr. Baker no longer has an attributable interest in WTTV or WTTK in Indianapolis; and (ii) either the Company disposes of its attributable interest in WTTE in Columbus or Mr. Baker no longer has an attributable interest in WSYX in Columbus. These events have not occurred as of the date of this Prospectus and, accordingly, Mr. Baker is able to terminate his employment agreement at any time. If Mr. Baker's employment agreement is terminated under certain specified circumstances, Mr. Baker will have the right to purchase from the Company at fair market value either (i) the Company's broadcast operations in either the St. Louis market or the Asheville, North Carolina/ Greenville/Spartanburg, South Carolina market or
(ii) all of the Company's radio operations, either of which may also have a material adverse effect on the operations of the Company.


RECENT RAPID GROWTH; ABILITY TO MANAGE GROWTH; FUTURE ACCESS TO CAPITAL

     The Company has undergone rapid and significant growth over the course of the last seven years primarily through acquisitions and the development of LMA arrangements. Since 1991, the Company has increased the number of stations it owns or provides programming services to from three television stations to 35 television stations and 52 radio stations. As the Company has grown, the size of acquisitions that the Company seeks to pursue has grown and the number of potentially attractive acquisitions has decreased, which may make it more difficult for the Company to locate attractive acquisitions. There can be no assurance that the Company will be able to continue to locate and complete acquisitions on the scale of past acquisitions or larger, or in general. In addition, acquisitions in the television and radio industry have come under increased scrutiny from the Department of Justice, the Federal Trade Commission and the FCC. See "Business of Sinclair--Federal Regulation of Television and Radio Broadcasting" in the 1997 Form 10-K. Accordingly, there is no assurance that the Company will be able to maintain its rate of growth or that the Company will continue to be able to integrate and successfully manage such expanded operations. Inherent in any acquisitions are certain risks such as increasing leverage and debt service requirements and combining company cultures and facilities which could have a material adverse effect on the Company's operating results, particularly during the period immediately following such acquisitions. Additional debt or capital may be required in order to complete future acquisitions, and there can be no assurance the Company will be able to obtain such financing or raise the required capital.

DEPENDENCE ON ADVERTISING REVENUES; EFFECT OF LOCAL, REGIONAL AND NATIONAL ECONOMIC CONDITIONS

     The Company's operating results are primarily dependent on advertising revenues which, in turn, depend on national and local economic conditions, the relative popularity of the Company's programming, the demographic characteristics of the Company's markets, the activities of competitors and other factors which are outside the Company's control. Both the television and radio industries are cyclical in nature, and the Company's revenues could be adversely affected by a future local, regional or national recessionary environment.

RELIANCE ON TELEVISION PROGRAMMING

     One of the Company's most significant operating cost components is television programming. There can be no assurance that the Company will not be exposed in the future to increased programming costs which may materially adversely affect the Company's operating results. Acquisitions of program rights are usually made two or three years in advance and may require multi-year commitments, making it difficult to accurately predict how a program will perform. In some instances, programs must be replaced before their costs have been fully amortized, resulting in write-offs that increase station operating costs.

CERTAIN NETWORK AFFILIATION AGREEMENTS

     All but one of the television stations owned or provided programming services by the Company are affiliated with a network. Under the affiliation agreements, the networks possess, under certain circumstances, the right to terminate the agreement on prior written notice generally ranging between 15 and 45 days, depending on the agreement.

     Eleven of the stations currently owned or programmed by the Company are affiliated with Fox and 36.0% of the Company's revenue in 1997 on a pro forma basis for all acquisitions completed in 1997 was from Fox-affiliated stations. WVTV, a station to which the Company provides programming services in Milwaukee, Wisconsin pursuant to an LMA, WTTO, a station owned by the Company in Birmingham, Alabama, and WDBB, a station to which the Company provides programming services in Tuscaloosa, Alabama pursuant to an LMA, each of which was previously affiliated with Fox, had their affiliation agreements with Fox terminated by Fox in December 1994, September 1996 and September 1996, respectively. WVTV, WTTO, WDBB, KLGT, WCWB, WNUV, WSTR, KRRT, KOCB, KUPN and WFGX are affiliates of The WB Television Network ("WB"). In addition, the Company has been notified by Fox of Fox's intention to terminate WLFL's affiliation with Fox in the Raleigh-Durham market and WTVZ's affiliation with Fox in the Norfolk market, effective August 31, 1998, and the Company has entered into an agreement with WB for those stations to become affiliated with WB at that time. On August 20, 1996, the Company entered into an agreement with Fox limiting Fox's rights to terminate the Company's affiliation agreements with Fox in other markets, but there can be no assurance that the Fox affiliation agreements will remain in place or that Fox will continue to provide programming to affiliates on the same basis that currently exists. See "Business of Sinclair--Television Broadcasting" in the 1997 Form 10-K. Two of the Company's UPN affiliation agreements expire in January 1999. The non-renewal or termination of affiliations with Fox or any other network could have a material adverse effect on the Company's operations.

     The affiliation agreements relating to television stations that have been acquired by the Company are terminable by the network upon transfer of the License Assets of the stations. The Company does not seek consents of the affected network to the transfer of License Assets in connection with its acquisitions. As of the date of this Prospectus, no network has terminated an affiliation agreement following transfer of License Assets to the Company. These stations are continuing to operate as network affiliates, but there can be no assurance that the affiliation agreements will be continued, or that they will be continued on terms favorable to the Company. If any affiliation agreements are terminated, the affected station could lose market share, may have difficulty obtaining alternative programming at an acceptable cost, and may otherwise be adversely affected.

     Two stations owned or programmed by the Company are affiliated with UPN, a network that began broadcasting in January 1995. Ten stations owned or programmed by the Company are operated as affiliates of WB, a network that began broadcasting in January 1995, and, pursuant to an agreement between the Company and WB, two of the Company's stations affiliated with UPN will become affiliated with WB when their current affiliations expire in January 1999. There can be no assurance as to the future success of UPN or WB programming or as to the continued operation of the UPN or WB networks. In connection with the change of affiliation of certain of the Company's stations from UPN to WB, in August 1997, UPN filed an action (the "California Action") in Los Angeles Superior Court against the Company, seeking declaratory relief and specific performance or, in the alternative, unspecified damages and alleging that neither the Company nor its affiliates provided proper notice of their intention not to extend the current UPN affiliations beyond January 15, 1998. The Company filed a cross complaint in the California Action seeking declaratory relief that the notice was effective to terminate the affiliations on January 15, 1998. UPN sought a preliminary injunction to prevent the termination of the affiliations on January 15, 1998. Also in August 1997, certain subsidiaries of the Company filed an action (the "Baltimore Action") in the Circuit Court for Baltimore City seeking declaratory relief that their notice was effective to terminate the affiliations on January 15, 1998. UPN responded to the Baltimore Action, and filed a counterclaim against the Company seeking the same remedies sought by UPN in the California Action. Both the Company and UPN filed motions for summary judgment in the Baltimore Action, and the court granted the Company's motion for summary judgment and denied UPN's motion, holding that the Company effectively terminated the affiliations as of January 15, 1998. Based on the decision in the Baltimore Action, the court in the California Action has stayed all proceedings in the California Action. Following an appeal by UPN, the court of Special Appeals of Maryland upheld the ruling in the Baltimore Action and UPN is seeking further appellate review by the Maryland Court of Appeals. If the court's decision is overturned on appeal and if judgment is ultimately awarded in favor of UPN, certain of the Company's current UPN affiliation agreements could be extended for an additional term of three years until January 15, 2001. If these affiliation agreements were extended, such stations would be unable to negotiate affiliations and compensation agreements with any network for three years. In addition, the Company could lose all or a portion of the cash consideration to be received by the Company under the WB Agreement and WB may assert that the Company is in breach of the WB Agreement and seek compensation for damages resulting from such breach. The UPN affiliation agreements currently do not, and if extended will not, require UPN to pay cash consideration to the Company in connection with the UPN affiliation of such stations. See "Business of Sinclair -- Legal Proceedings" in the 1997 Form 10-K. There can be no assurance that the Company and its subsidiaries will prevail in these proceedings or that the outcome of these proceedings, if adverse to the Company and its subsidiaries, will not have a material adverse effect on the Company.


COMPETITION

     The television and radio industries are highly competitive. Some of the stations and other businesses with which the Company's stations compete are subsidiaries of large, national or regional companies that may have greater resources than the Company. Technological innovation and the resulting proliferation of programming alternatives, such as cable television, wireless cable, in home satellite-to-home distribution services, pay-per-view and home video and entertainment systems have fractionalized television viewing audiences and have subjected free over-the-air television broadcast stations to new types of competition. The radio broadcasting industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems and by digital audio radio service ("DARS"). In October 1997, the FCC awarded two licenses for satellite DARS. DARS may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats to local and national audiences.

     The Company's stations face strong competition for market share and advertising revenues in their respective markets from other local free over-the-air radio and television broadcast stations, cable television and over-the-air wireless cable television as well as newspapers, periodicals and other entertainment media. Some competitors are part of larger companies with greater resources than the Company. In addition, the FCC has adopted rules which permit telephone companies to provide video services to homes on a common-carrier basis without owning or controlling the product being distributed, and proposed legislation could relax or repeal the telephone-cable cross-ownership prohibition for all systems. See "Business of Sinclair--Competition" in the 1997 Form 10-K.

     In February 1996, the Telecommunications Act of 1996 (the "1996 Act") was adopted by the Congress of the United States and signed into law by President Clinton. The 1996 Act contains a number of sweeping reforms that are having an impact on broadcasters, including the Company. While creating substantial opportunities for the Company, the increased regulatory flexibility afforded by the 1996 Act and the removal of previous station ownership limitations have sharply increased the competition for and prices of stations. The 1996 Act also frees telephone companies, cable companies and others from some of the restrictions which have previously precluded them from involvement in the provision of video services. The 1996 Act may also have other effects on the competition the Company faces, either in individual markets or in making acquisitions.


IMPACT OF NEW TECHNOLOGIES

     The FCC has taken a number of steps to implement digital television ("DTV") broadcasting service in the United States. In December 1996, the FCC adopted a DTV broadcast standard and, in April 1997, made decisions in several pending rulemaking proceedings that establish service rules and a plan for implementing DTV. The FCC adopted a DTV table of allotments that provides all authorized television stations with a second channel on which to broadcast a DTV signal. In February 1998, the FCC made slight revisions to the DTV rules and table of allotments in acting upon a number of appeals in the DTV proceeding. The FCC has attempted to provide DTV coverage areas that are comparable to stations' existing service areas. The FCC has ruled that television broadcast licensees may use their digital channels for a wide variety of services such as high-definition television ("HDTV"), multiple standard definition television programming, audio, data, and other types of communications, subject to the requirement that each broadcaster provide at least one free video channel equal in quality to the current technical standard.

     DTV channels will generally be located in the range of channels from channel 2 through channel 51. The FCC is requiring that affiliates of ABC, CBS, Fox and NBC in the top ten television markets begin digital broadcasting by May 1, 1999 (the stations affiliated with these networks in the top ten markets have voluntarily committed to begin digital broadcasting within 18 months), and that affiliates of these networks in markets 11 through 30 begin digital broadcasting by November 1999. The FCC's plan calls for the DTV transition period to end in the year 2006, at which time the FCC expects that television broadcasters will cease non-digital broadcasting and return one of their two channels to the government, allowing that spectrum to be recovered by the government for other uses. Under the Balanced Budget Act of 1997, however, the FCC is authorized to extend the December 31, 2006 deadline for reclamation of a television station's non-digital channel if, in any given case: (i) one or more television stations affiliated with one of ABC, CBS, NBC or Fox in a market is not broadcasting digitally, and the FCC determines that such stations have "exercised due diligence" in attempting to convert to digital broadcasting; or (ii) less than 85% of the television households in the market subscribe to a multichannel video service (cable, wireless cable or direct-to-home broadcast satellite television) that carries at least one digital channel from each of the local stations in that market, and less than 85% of the television households in the market can receive digital signals off the air using either a set-top converter box for an analog television set or a new digital television set. The Balanced Budget Act also directs the FCC to auction the non-digital channels by September 30, 2002 even though they are not to be reclaimed by the government until at least December 31, 2006. The Balanced Budget Act also permits broadcasters to bid on the non-digital channels in cities with populations greater than 400,000, provided the channels are used for DTV. Thus, it is possible a broadcaster could own two channels in a market. The FCC has concluded a separate proceeding in which it reallocated television channels 60 through 69 to other services while protecting existing television stations on those channels from interference during the DTV transition period. Additionally, the FCC will open a separate proceeding to consider to what extent the cable must-carry requirements will apply to DTV signals.

     Implementation of digital television will improve the technical quality of television signals received by viewers. Under certain circumstances, however, conversion to digital operation may reduce a station's geographic coverage area or result in increased interference. The FCC's DTV allotment plan allows present UHF stations that move to DTV channels considerably less signal power than present VHF stations that move to UHF DTV channels. Additionally, the DTV transmission standard adopted by the FCC may not allow certain stations to provide a DTV signal of adequate strength to be reliably received by certain viewers using inside television set antennas. Implementation of digital television will also impose substantial additional costs on television stations because of the need to replace equipment and because some stations will need to operate at higher utility costs and there can be no assurance that the Company's television stations will be able to increase revenue to offset such costs. The FCC is also considering imposing new public interest requirements on television licensees in exchange for their receipt of DTV channels. The Company is currently considering plans to provide HDTV, to provide multiple channels of television, including the provision of additional broadcast programming and transmitted data on a subscription basis, and to continue its current TV program channels on its allocated DTV channels. The 1996 Act allows the FCC to charge a spectrum fee to broadcasters who use the digital spectrum to offer subscription-based services. The FCC has opened a rulemaking to consider the spectrum fees to be charged to broadcasters for such use. In addition, Congress has held hearings on broadcasters' plans for the use of their digital spectrum. The Company cannot predict what future actions the FCC might take with respect to DTV, nor can it predict the effect of the FCC's present DTV implementation plan or such future actions on the Company's business.

     Further advances in technology may also increase competition for household audiences and advertisers. The video compression techniques now under development for use with current cable television channels or direct broadcast satellites which do not carry local television signals (some of which commenced operation in 1994) are expected to reduce the bandwidth which is required for television signal transmission. These compression techniques, as well as other technological developments, are applicable to all video delivery systems, including over-the-air broadcasting, and have the potential to provide vastly expanded programming to highly targeted audiences. Reduction in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increas-
ingly specialized "niche" programming. This ability to reach a very defined audience may alter the competitive dynamics for advertising expenditures. The Company is unable to predict the effect that technological changes will have on the broadcast television industry or the future results of the Company's operations. The radio broadcasting industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems and by DARS. DARS may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats to local and national audiences. The FCC has issued licenses for two satellite DARS systems. See "Business of Sinclair--Competition" in the 1997 Form 10-K.


GOVERNMENTAL REGULATIONS; NECESSITY OF MAINTAINING FCC LICENSES

     The broadcasting industry is subject to regulation by the FCC pursuant to the Communications Act. Approval by the FCC is required for the issuance, renewal and assignment of station operating licenses and the transfer of control of station licensees. In particular, the Company's business will be dependent upon its continuing to hold broadcast licenses from the FCC. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that the Company's licenses or the licenses owned by the owner-operators of the stations with which the Company has LMAs will be renewed at their expiration dates. A number of federal rules governing broadcasting have changed significantly in recent years and additional changes may occur, particularly with respect to the rules governing digital television, multiple ownership and attribution. The Company cannot predict the effect that these regulatory changes may ultimately have on the Company's operations. Additional information regarding governmental regulation is set forth under "Business of Sinclair--Federal Regulation of Television and Radio Broadcasting" in the 1997 Form 10-K.


MULTIPLE OWNERSHIP RULES AND EFFECT ON LMAS

     On a national level, FCC rules and regulations generally prevent an entity or individual from having attributable interests in television stations that reach in excess of 35% of all U.S. television households (for purposes of this calculation, UHF stations are credited with only 50% of the television households in their markets). Upon completion of all pending acquisitions and dispositions, the Company will reach approximately 14% of U.S. television households using the FCC's method of calculation. On a local level, the "duopoly" rule generally prohibits attributable interests in two or more television stations with overlapping service areas. There are no national limits on ownership of radio stations, but on a local level no entity or individual can have attributable interests in more than five to eight stations (depending on the total number of stations in the market), with no more than three to five stations (depending on the total allowed) broadcasting in the same band (AM or FM). There are limitations on the extent to which radio programming can be simulcast through LMA arrangements, and LMA arrangements in radio are counted in determining the number of stations that a single entity may control if the provider of programming under an LMA owns one or more radio stations in the same market. FCC rules also impose limitations on the ownership of a television and one or more radio stations in the same market, though such cross-ownership is presumptively permitted on a limited basis in larger markets.

     The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other entity. In the case of corporations holding broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's voting stock (or 10% or more of such stock in the case of insurance companies, certain regulated investment companies and bank trust departments that are passive investors) are generally deemed to be attributable, as are positions as an officer or director of a corporate parent of a broadcast licensee. The FCC has proposed changes to these attribution rules. See "Business of Sinclair--Federal Regulation of Television and Radio Broadcasting" in the 1997 Form 10-K.

     The FCC has initiated rulemaking proceedings to consider proposals to modify its television ownership restrictions, including proposals that may permit the ownership, in some circumstances, of two television stations with overlapping service areas. The FCC is also considering in these proceedings whether to adopt restrictions on television LMAs. The "duopoly" rule currently prevents the Company from acquiring the

FCC licenses of television stations with which it has LMAs in those markets where the Company owns a television station. In addition, if the FCC were to decide that the provider of programming services under a television LMA should be treated as the owner of the television station and if it did not relax the duopoly rule, or if the FCC were to adopt restrictions on LMAs without grandfathering existing arrangements, the Company could be required to modify or terminate certain of its LMAs. In such an event, the Company could be required to pay termination penalties under certain of its LMAs. The 1996 Act provides that nothing therein "shall be construed to prohibit the origination, continuation, or renewal of any television local marketing agreement that is in compliance with the regulations of the [FCC]." The legislative history of the 1996 Act reflects that this provision was intended to grandfather television LMAs that were in existence upon enactment of the 1996 Act, and to allow television LMAs consistent with the FCC's rules subsequent to enactment of the 1996 Act. In its pending rulemaking proceeding regarding the television duopoly rule, the FCC has proposed to adopt a grandfathering policy providing that, in the event that television LMAs become attributable interests, LMAs that are in compliance with existing FCC rules and policies and were entered into before November 5, 1996, would be permitted to continue in force until the original term of the LMA expires. Under the FCC's proposal, television LMAs that are entered into, renewed or assigned after November 5, 1996 would have to be terminated if LMAs are made attributable interests and the LMA in question resulted in a violation of the television multiple ownership rules. All but two of the Company's television LMAs were entered into prior to the 1996 Act: one was entered into after enactment of the 1996 Act but prior to November 5, 1996 (which LMA has a term expiring on May 31, 2006), and one (which will take effect upon termination of the HSR waiting period and will have a term expiring ten years after termination of such waiting period) was entered into subsequent to November 5, 1996. Moreover, rights under certain of the Company's LMAs were acquired by other parties either subsequent to enactment of the 1996 Act but prior to November 5, 1996, or subsequent to November 5, 1996. The Company cannot predict whether any or all of its LMAs will be grandfathered. See "Business of Sinclair--Federal Regulation of Television and Radio Broadcasting" in the 1997 Form 10-K. In connection with its pending acquisitions, the Company intends to enter into new LMAs with Sullivan. These LMAs would not be grandfathered under the FCC's pending proposal. Further, if the FCC were to find that the owners/licensees of the stations with which the Company has LMAs failed to maintain control over their operations as required by FCC rules and policies, the licensee of the LMA station and/or the Company could be fined or could be set for hearing, the outcome of which could be a fine or, under certain circumstances, loss of the applicable FCC license.

     A petition has been filed to deny the application to assign WTTV and WTTK in the Indianapolis DMA from River City to the Company. Although the petition to deny does not challenge the assignments of WTTV and WTTK to the Company, it alleges that station WIIB in the Indianapolis DMA should be deemed an attributable interest of the Controlling Stockholders (resulting in a violation of the FCC's local television ownership restrictions when coupled with the Company's acquisition of WTTV and WTTK) even though the Controlling Stockholders have agreed to transfer their voting stock in WIIB to a third party. The FCC, at the Company's request, has withheld action on the applications for the Company to acquire WTTV and WTTK, and for the Controlling Stockholders to transfer their voting stock in WIIB, pending the outcome of the FCC's rulemaking proceeding concerning the cross-interest policy. The petitioner has appealed the withholding of action on these applications.

     In addition, the FCC granted the assignment applications for the Company to acquire the License Assets of WLOS-TV and KABB-TV in the Asheville, North Carolina/Greenville/Spartanburg, South Carolina and San Antonio, Texas markets, respectively, and for Glencairn to acquire the License Assets of WFBC-TV and KRRT-TV in these two markets, respectively, subject to the outcome of the FCC's cross-interest policy rulemaking proceeding and certain other conditions relating to certain trusts that have non-voting ownership interests in Glencairn. The Company has acquired the License Assets of KABB-TV and WLOS-TV. Glencairn has acquired the License Assets of KRRT-TV and WFBC-TV and the Company provides programming services to KRRT-TV and WFBC-TV pursuant to LMAs. Applications for review have been filed by third parties which appeal the FCC's grants of: (i) the Company's application to acquire WLOS-TV in the Asheville, North Carolina and Greenville/ Spartanburg/Anderson, South Carolina market and Glencairn's application to acquire WFBC-TV in that market; and (ii) the Company's application to acquire KABB-TV in the San Antonio market. The Company has filed oppositions to both applications for review. The Company also has pending several requests for waivers of the FCC's radio-television cross-ownership, or "one to a market," rule, in connection with its applications to acquire radio stations in the Max Media Acquisition and other acquisitions in markets where the Company owns or proposes to own a television station. Certain waivers of the one to a market rule acquired by the Company in connection with the Heritage Acquisition are temporary and conditioned on the FCC's pending rulemaking proceeding to reexamine the one to a market rule. In addition, certain of the television stations to be acquired in the Max Media Acquisition and the Sullivan Acquisition have overlapping service areas with the Company's television stations and, therefore, the Company intends to request waivers from the FCC to complete the Max Media Acquisition and the Sullivan Acquisition. There can be no assurance that any or all of such waiver requests will be granted. Additionally, the Company's acquisition of the Heritage radio stations in the New Orleans market and the Company's acquisition of the Max Media radio stations in the Norfolk, Virginia market would violate FCC and DOJ restrictions on ownership of radio stations in those markets. Accordingly, the Company intends to divest one or more stations in these markets.

     The Company is unable to predict (i) the ultimate outcome of possible changes to the FCC's LMA and multiple ownership rules or the resolution of the above-described matters or (ii) the impact such factors may have upon the Company's broadcast operations. As a result of regulatory changes, the Company could be required to modify or terminate some or all of its LMAs, resulting in termination penalties and/or divestitures of broadcast properties. In addition, the Company's competitive position in certain markets could be materially adversely affected. Thus, no assurance can be given that changes to the FCC rules or the resolution of the above-described matters will not have a material adverse effect upon the Company.


LMAS--RIGHTS OF PREEMPTION AND TERMINATION

     All of the Company's LMAs allow, in accordance with FCC rules, regulations and policies, preemptions of the Company's programming by the owner-operator and FCC licensee of each station with which the Company has an LMA. In addition, each LMA provides that under certain limited circumstances the arrangement may be terminated by the FCC licensee. Accordingly, the Company cannot be assured that it will be able to air all of the programming expected to be aired on those stations with which it has an LMA or that the Company will receive the anticipated advertising revenue from the sale of advertising spots in such programming. Although the Company believes that the terms and conditions of each of its LMAs should enable the Company to air its programming and utilize the programming and other non-broadcast license assets acquired for use on the LMA stations, there can be no assurance that early terminations of the arrangements or unanticipated preemptions of all or a significant portion of the programming by the owner-operator and FCC licensee of such stations will not occur. An early termination of one of the Company's LMAs, or repeated and material preemptions of programming thereunder, could adversely affect the Company's operations. In addition, the Company's LMAs expire on various dates from the years 1999 to 2010, unless extended or earlier terminated. There can be no assurance that the Company will be able to negotiate extensions of its arrangements on terms satisfactory to the Company.

     In certain of its LMAs, the Company has agreed to indemnify the FCC licensee against certain claims (including trademark and copyright infringement, libel or slander and claims relating to certain FCC proceedings or investigations) that may arise against the FCC licensee as a result of the arrangement.


POTENTIAL EFFECT ON THE MARKET PRICE RESULTING FROM SHARES ELIGIBLE FOR FUTURE SALE

     Any shares of Class A Common Stock offered pursuant to this Prospectus will be freely tradeable in the United States without restriction or further registration unless purchased by affiliates of the Company. Shares of Class B Common Stock are convertible into Class A Common Stock on a share-for-share basis at any time at the option of the holder and are automatically converted into Class A Common Stock upon transfer, except for transfers to certain permitted transferees. The 25,166,432 shares of Class B Common Stock outstanding as of March 13, 1998 (and shares of Class A Common Stock into which they are convertible), all of which are beneficially owned by the Controlling Stockholders, are held by persons who may be deemed to be affiliates of the Company and are eligible for resale under Rule 144 under the Securities Act, subject to the volume limitations thereunder. As of the date of this Prospectus, options to acquire 3,504,786 shares of Class A Common Stock have been reserved for issuance to certain officers or employees of the Company under the Company's various stock option plans. Of the options granted, 1,265,743 have vested as of the date of this Prospectus. In addition, the Company issued 1,150,000 shares of Series B Preferred Stock to River City in connection with the River City Acquisition, of which 976,380 shares (which are convertible at any time at the option of the holders, into an aggregate of 3,550,484 shares of Class A Common Stock subject to certain adjustments) were issued and outstanding as of March 13, 1998. All such shares are registered under the Securities Act pursuant to a shelf registration statement and may be sold into the public market at any time. The Company has also registered under the Securities Act 1,382,435 shares of Class A Common Stock issuable upon exercise of stock options held by Barry Baker, and has registered an additional 2,159,238 shares issuable upon exercise of options issued or issuable pursuant to the Company's employee plans. Sale of substantial amounts of shares of Class A Common Stock, or the perception that such sales could occur, may materially adversely affect the market price of the Class A Common Stock.


NET LOSSES

     The Company has experienced a net loss in two of the last four years, including a net loss of $10.6 million in 1997. The losses include significant interest expense as well as substantial non-cash expenses such as depreciation, amortization and deferred compensation. Notwithstanding slight net income in 1995 and 1996, the Company expects to experience net losses in the future, principally as a result of interest expense, amortization of programming and intangibles and depreciation.


DIVIDEND RESTRICTIONS

     The terms of the Company's Bank Credit Agreement, the Existing Indentures and the other indebtedness of the Company restrict the Company from paying dividends on its Common Stock. The Company does not expect to pay dividends on its Common Stock in the foreseeable future.


ABSENCE OF PUBLIC TRADING MARKET

     There may be no public market for certain Securities at the time of their issuance. The Company may or may not apply for listing of such Securities on an exchange or for quotation on an automated interdealer quotation system. If the Company does apply for such listing, there is no assurance that such application will be granted. If the Securities are accepted for listing, no assurance can be given as to whether an active trading market for the Securities will develop and, if so, as to the liquidity of such trading market. If any active trading market does not develop or is not maintained, the market price of the Securities may be adversely affected.


TRADING CHARACTERISTICS OF FIXED INCOME SECURITIES

     Securities offered hereunder that constitute a fixed-income security are expected to trade at a price that takes into account the value, if any, of accrued and unpaid interest or distributions; thus, purchasers will not pay for, and sellers will not receive, any accrued and unpaid interest or distributions that are not included in the trading price of such Securities.

     The liquidation preference of any Preferred Stock offered pursuant to this Prospectus or the principal amount of any Debt Security offered pursuant to this Prospectus will not necessarily be indicative of the price at which such Securities will actually trade at or after the time of the issuance, and such Securities may trade at prices below their liquidation preference or principal amount, as applicable. The market price can be expected to fluctuate with changes in the fixed income markets and economic conditions, the financial condition and prospects of the Company and other factors that generally influence the market prices of debt and other fixed-income securities.

FORWARD-LOOKING STATEMENTS

     This Prospectus (including the documents or portions thereof incorporated herein by reference and any Prospectus Supplement) contains forward-looking statements. In addition, when used in this Prospectus, the words "intends to," "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the impact of changes in national and regional economies, successful integration of acquired television and radio stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, volatility in programming costs, the availability of suitable acquisitions on acceptable terms and the other risk factors set forth above and the matters set forth in this Prospectus generally. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company will use the net proceeds from the sale of the Securities for general corporate purposes including, without limitation, acquisitions and the repayment of outstanding indebtedness. Pursuant to the terms of the Bank Credit Agreement, all or a portion of the proceeds may be required to be used for reduction of indebtedness. Amounts repaid under the Bank Credit Agreement may be subsequently reborrowed. The Bank Credit Agreement matures on December 31, 2004 and the average interest rate thereunder as of March 13, 1998 was 6.34%.

          HISTORICAL AND PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

     The Company's consolidated ratios of earnings to fixed charges for each of the periods indicated are set forth below:

                                                                                    YEAR ENDED DECEMBER
                                                    YEAR ENDED DECEMBER 31,              31, 1997
                                            --------------------------------------- ------------------
                                                                                                PRO
                                               1993      1994      1995      1996    ACTUAL   FORMA(B)
                                            --------- --------- --------- --------- -------- ---------
Ratio of Earnings to Fixed Charges: ....... 1.1x           (a)  1.3x      1.1x      1.1x          (c)


----------
(a) Earnings were inadequate to cover fixed charges for the year ended December 31, 1994. Additional earnings of $3,387 would have been required to cover fixed charges in the year 1994.

(b) The pro forma information in this table reflects the pro forma effect of the completion of the issuance of the HYTOPS and the July 1997 Notes, the 1997 Common Stock Issuance, the 1997 Preferred Stock Issuance, the issuance of the December 1997 Notes and the repurchase of $98.1 million principal amount of the 1993 Notes by the Company, and the Heritage Acquisition, the Max Media Acquisition and the Sullivan Acquisition, as if such transactions had occurred on January 1, 1997 with respect to the pro forma information for the year ended December 31, 1997.

(c) Earnings were inadequate to cover fixed charges for the pro forma year ended December 31, 1997. Additional earnings of $531 would have been required to cover fixed charges for the pro forma year ended December 31, 1997.

                        DESCRIPTION OF DEBT SECURITIES

     Debt Securities may be issued from time to time in one or more series under one or more indentures, each dated as of a date on or prior to the issuance of the Debt Securities to which it relates. Senior Debt Securities and Subordinated Debt Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"), which may be the same Trustee, and in the form that will be filed as an exhibit to or incorporated by reference into the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "Indenture" and collectively as the "Indentures." Each Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA").

     The statements made hereunder relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable Indenture, including the definitions therein of certain terms and those terms made part of such Indenture by reference to the TIA, as in effect on the date of such Indenture, and to such Debt Securities. Copies of the forms of the Indentures will be filed as exhibits to or incorporated by reference into the Registration Statement of which this Prospectus is a part. See "Available Information." Certain capitalized terms used below and not defined have the respective meanings assigned to them in the applicable Indenture.


GENERAL

     The Debt Securities will be unsecured obligations of the Company unless otherwise specified in the Prospectus Supplement. The Senior Debt Securities will rank on a parity with all other unsecured and unsubordinated obligations of the Company. The Subordinated Debt Securities will be subordinate and junior in right of payment to the extent and in the manner set forth in the Subordinated Indenture to all Senior Indebtedness of the Company, including any Senior Debt Securities. See "-- Subordination." The Company is a holding company which presently conducts its business through its Subsidiaries. Most of the operating assets of the Company and its consolidated Subsidiaries are owned by such Subsidiaries and the Company relies primarily on dividends from such Subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. Accordingly, the Debt Securities will be effectively subordinated to all existing and future liabilities of the Company's Subsidiaries, and holders of Debt Securities should look only to the assets of the Company for payments on the Debt Securities unless the Debt Securities are guaranteed by the Company's Subsidiaries as described in any Prospectus Supplement. The Debt Securities may be guaranteed by some or all of the Company's Subsidiaries, in which case such Guarantees will, unless otherwise specified in the applicable Prospectus Supplement, (i) rank pari passu in right of payment with all other unsecured senior obligations of such Subsidiaries with respect to guarantees of Senior Debt Securities, and (ii) rank subordinate in right of payment to all unsecured senior obligations of such Subsidiaries and rank pari passu in right of payment to all subordinated obligations of such Subsidiaries with respect to Guarantees of Subordinated Debt Securities. The Guarantees will be effectively subordinated in right of payment to all secured Indebtedness of such Subsidiaries to the extent of the value of the assets securing such Indebtedness.

     The Indentures will not limit the aggregate amount of Debt Securities which may be issued thereunder. Except as otherwise provided in the applicable Prospectus Supplement, the Indentures, as they apply to any series of Debt Securities, will not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indentures, any other indenture that the Company may enter into in the future or otherwise.

     Reference is made to the applicable Prospectus Supplement which will accompany this Prospectus for a description of the specific series of Debt Securities being offered thereby, including:

       (1) the title of such Debt Securities;

       (2)  any  limit  upon  the  aggregate   principal  amount  of  such  Debt
Securities;

       (3) the date or dates on which the principal of and premium, if any, on such Debt Securities will mature or the method of determining such date or dates;

       (4) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates;

       (5) the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined;

       (6) the date or dates on which interest, if any, will be payable and the record date or dates therefor;

       (7) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable or at which Debt Securities may be surrendered for registration of transfer or exchange;

       (8) the period or periods within which, the price or prices at which, the currency or currencies if other than in United States dollars (including currency unit or units) in which, and the other terms and conditions upon which, such Debt Securities may be redeemed, in whole or in part, at the option of the Company;

       (9) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, the currency or currencies if other than in United States dollars (including currency unit or units) in which, and the other terms and conditions upon which, such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

       (10) the denominations in which such Debt Securities are authorized to be issued;

       (11) the currency or currency unit in which such Debt Securities may be denominated and/or the currency or currencies (including currency unit or units) in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable and whether the Company or the holders of any such Debt Securities may elect to receive payments in respect of such Debt Securities in a currency or currency unit other than that in which such Debt Securities are stated to be payable;

       (12) if the amount of principal of, or any premium or interest on, such Debt Securities may be determined with reference to an index or pursuant to a formula or other method, the manner in which such amounts will be determined;

       (13) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined;

       (14) provisions, if any, granting special rights to the holders of such Debt Securities upon the occurrence of such events as may be specified;

       (15) any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to such Debt Securities;

       (16) the circumstances, if any, under which the Company will pay additional amounts on such Debt Securities held by non-U.S. persons in respect of taxes, assessments or similar charges;

       (17) whether such Debt Securities will be issued in registered or bearer form or both;

       (18) the date as of which any bearer Securities of the series and any temporary global security representing outstanding securities shall be dated, if other than the original issuance date of the series of Debt Securities;

       (19) the forms of the Securities and interest coupons, if any, of the series;

       (20) if other than the Trustee, the identity of the Registrar and any Paying Agent;

       (21) the application, if any, of such means of defeasance or covenant defeasance as may be specified for such Debt Securities;

       (22) whether such Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary or its nominee, if any, for such global security or securities and the circumstances under which beneficial owners of interests in the global security may exchange such interests for certificated Debt Securities to be registered in the names of or to be held by such beneficial owners or their nominees;

       (23) if the Debt Securities of the series may be issued or delivered, or any installation of principal or interest payable, only upon receipt of certain certificates or other documents or satisfaction of other conditions in addition to those specified in the Indenture, the form of such certificates, documents or conditions;

       (24) if other than as provided in the applicable Indenture, the person to whom any interest on any registered security of the series shall be payable and the manner in which, or the person to whom, any interest on any bearer Securities of the series shall be payable;

       (25) any definition for Debt Securities of that series which are not to be as set forth in the Indenture, including, without limitation, the definition of "Unrestricted Subsidiary" to be used for such series;

       (26) in the case of the Subordinated Indenture, the relative degree to which Debt Securities of the series offered shall be senior to or be subordinated to other series of such Debt Securities, and to other indebtedness of the Company, in right of payment, whether such other series of Debt Securities and other indebtedness are outstanding or not;

       (27) whether such Debt Securities are guaranteed and, if so, the identity of the Guarantors and the terms of such Guarantees (including whether and the extent to which the Guarantees are subordinated to the other indebtedness of the Guarantors);

       (28) the terms, if any, upon which the Company may be able to redeem such Debt Securities prior to their maturity including the dates on which such redemptions may be made and the price at which such redemptions may be made;

       (29) the terms, if any, upon which such Debt Securities may be converted or exchanged into or for Common Stock, Preferred Stock or other securities or property of the Company;

       (30) any restrictions on the registration, transfer or exchange of such Debt Securities; and

       (31) any other terms not inconsistent with the terms of the Indentures pertaining to such Debt Securities or which may be required or advisable under the United States laws or regulations or advisable (as determined by the Company) in connection with marketing of securities of the series.

       The terms of each specific series of Debt Securities being offered in the Prospectus Supplements shall be established (i) by the resolution of the Board of Directors, (ii) by action taken pursuant to a resolution of the Board of Directors and set forth, or determined in a manner provided in, an Officer's Certificate (as defined in the applicable Prospectus Supplement) or (iii) in one or more supplemental indentures.

       Unless otherwise provided in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange.

       The number of shares of Common Stock or Preferred Stock that will be issuable upon the conversion or exchange of any Debt Securities issued with conversion or exchange provisions will be adjusted to prevent dilution resulting from stock splits, stock dividends or similar or other transactions, and the nature and amount of the securities, assets or other property to be received upon the conversion or exchange of such Debt Securities will be changed as necessary in the event of any consolidation, merger, combination or similar transaction. The specific provisions will be set forth in the applicable Prospectus Supplement.

       Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities in registered form will be issued in denominations of U.S. $1,000 or any integral multiples of U.S. $1,000, and Debt Securities in bearer form will be issued in denominations of U.S. $5,000 or any integral multiples of U.S. $5,000. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and material U.S. federal income tax considerations, applicable to any such Debt Securities and to payments in respect of and transfers and exchanges of such Debt Securities will be described in the applicable Prospectus Supplement. Debt Securities in bearer form will be transferable by delivery.

       Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Material U.S. federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

       If the purchase price of any of the Debt Securities is payable in one or more foreign currencies or currency units or if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, material U.S. federal income tax considerations and other information with respect to such issue of Debt Securities and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

       If any index is used to determine the amount of payments of principal of, premium, if any, or interest, if any, on any series of Debt Securities, material U.S. federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

       The general provisions of the Indentures will not afford holders of the Debt Securities protection in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving the Company that may adversely affect holders of the Debt Securities.


PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

       Unless otherwise provided in the applicable Prospectus Supplement, payments in respect of the Debt Securities will be made in the designated currency at such office or agency of the Company maintained for that purpose as the Company may designate from time to time, except that, at the option of the Company, interest payments, if any, on Debt Securities in registered form may be made (i) by checks mailed to the holders of Debt Securities entitled thereto at their registered addresses or (ii) by wire transfer to an account maintained by the holders of the Debt Securities entitled thereto as specified in the register (the "Register") for the applicable Debt Securities. Unless otherwise provided in the applicable Prospectus Supplement, each payment in respect of the Debt Securities shall be considered to have been made on the date such payment is due if there shall have been sent to the Trustee or paying agent by wire transfer (received by no later than the business day following such due date), or the Trustee or paying agent otherwise holds, on such due date sufficient funds to make such payment. Unless otherwise indicated in an applicable Prospectus Supplement, scheduled payments of any installment of interest on Debt Securities in registered form will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest.

       Payment in respect of Debt Securities in bearer form will be made in the currency and in the manner designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. The paying agents outside the United States, if any, initially appointed by the Company for a series of Debt Securities will be named in the Prospectus Supplement. Unless otherwise provided in the applicable Prospectus Supplement, the Company may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if Debt Securities of a series are issuable in registered form, the Company will be required to maintain at least one paying agent in each place of payment for such series and if Debt Securities of a series are issuable in bearer form, the Company will be required to maintain at least one paying agent in a place of payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment.

       Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities in registered form will be transferable or exchangeable at the agency of the Company maintained for such purpose as designated by the Company from time to time. Debt Securities may be transferred or exchanged without service charge, although the Company may require a holder to pay any tax or other governmental charge imposed in connection therewith.


GLOBAL DEBT SECURITIES

       The Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered global securities (a "Registered Global Security"). Each Registered Global Security will be registered in the name of a depositary (the "Depositary") or a nominee for the Depositary identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof and any such other matters as may be provided for pursuant to the applicable Indenture. In such a case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a Registered Global Security may not be transferred or exchanged except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary for such series or a nominee of such successor Depositary, or except in the circumstances described in the applicable Prospectus Supplement.

       The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the applicable Prospectus Supplement.

       Upon the issuance of any Registered Global Security, and the deposit of such Registered Global Security with or on behalf of the Depositary for such Registered Global Security, the Depositary will credit on its book-entry registration and transfer system the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of institutions ("Participants") that have accounts with the Depositary. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Registered Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in a Registered Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Registered Global Security or by its nominee. Ownership of beneficial interests in such Registered Global Security by persons who hold through Participants will be shown on, and the transfer of such beneficial interests within such Participants will be effected only through, records maintained by such Participants.

       So long as the Depositary for a Registered Global Security, or its nominee, is the owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Security represented by such Registered Global Security for all purposes under each Indenture. Accordingly, each person owning a beneficial interest in such Registered Global Security must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under such Indenture. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any instruction or action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such instruction or action, and such Participants would authorize beneficial owners owning through such Participants to give or take such instruction or action or would otherwise act upon the instructions of beneficial owners holding through them.

       Unless otherwise provided in the Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on the Debt Securities represented by a Registered Global Security registered in the name of the Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal or interest in respect of such Registered Global Security, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Registered Global Security as shown on the records of the Depositary. The Company also expects that payments by Participants to owners of beneficial interests in such Registered Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities in bearer form held for the accounts of customers or registered in "street name," and will be the responsibility of such Participants. None of the Company, the respective Trustees or any agent of the Company or the respective Trustees shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any Registered Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

       Unless otherwise provided in the applicable Prospectus Supplement, (i) if the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as depositary of such Registered Global Security and a successor depositary is not appointed by the Company within 90 days or (ii) there shall have occurred an Event of Default or an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the Debt Securities represented by such Registered Global Security and such Event of Default continues for a period of 90 days, the Company will issue Debt Securities in certificated form in exchange for such Registered Global Security. In addition, unless otherwise provided in the applicable Prospectus Supplement, the Company in its sole discretion may at any time determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in certificated form in exchange for all of the Registered Global Securities representing such series of Debt Securities. The Debt Securities of a series may also be issued in whole or in part in the form of one or more bearer global securities (a "Bearer Global Security") that will be deposited with a depositary, or with a nominee for such depositary, identified in the applicable Prospectus Supplement. Any such Bearer Global Securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of Debt Securities to be represented by one or more Bearer Global Securities will be described in the applicable Prospectus Supplement.


CERTAIN COVENANTS

       The applicable Prospectus Supplement will describe any material covenants in respect of any series of Debt Securities.


CONSOLIDATION, MERGER, SALE OF ASSETS

       Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any person or group of affiliated persons, or permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis to any other person or group of affiliated persons, unless at the time and after giving effect thereto:
(i) either (1) the Company shall be the continuing corporation or (2) the person (if other than the Company) formed by such consolidation or into which the Company is merged or the person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the applicable Debt Securities and the Indenture, and the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the consolidated net worth (as defined in the applicable Indenture) of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the consolidated net worth of the Company immediately prior to such transaction; (iv) immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional indebtedness under any applicable provisions of the Indenture limiting incurrence of indebtedness; (v) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its guarantee shall apply to such person's obligations under the Indenture and the Debt Securities; (vi) if any of the property or assets of the Company or any of its Subsidiaries would thereupon become subject to any lien, any provisions of the Indenture limiting liens are complied with; and (vii) the Company or the Surviving Entity shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, lease or other transaction and the supplemental indenture in respect thereto comply with the provisions of the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

       Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that any Guarantor will not, and the Company will not permit any such Guarantor to, in a single transaction or series of related transactions merge or consolidate with or into any other corporation (other than the Company or any other Guarantor) or other entity, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a consolidated basis to any entity (other than the Company or any other Guarantor) unless at the time and after giving effect thereto: (i) either (1) such Guarantor shall be the continuing corporation or
(2) the entity (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of such Guarantor shall be a corporation duly organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture, executed and delivered to the Trustee, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under the Debt Securities and the Indenture;
(ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) such Guarantor shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Indenture, and thereafter all obligations of the predecessor shall terminate.

EVENTS OF DEFAULT

       Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that an Event of Default with respect to the Debt Securities of a particular series will occur under the applicable Indenture if:

          (i) there shall be a default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and such default shall continue for a period of 30 days;

          (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Debt Security of that series at its maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

          (iii) (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (i) or
     (ii) or in clause (b) of this clause (iii)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the series; or (b) there shall be a default in the performance or breach of the provisions described in "-- Consolidation, Merger, Sale of Assets;"

          (iv) one or more defaults shall have occurred under any agreements, indentures or instruments under which the Company, any Guarantor or certain subsidiaries specified in the Indenture (a "Restricted Subsidiary") then has outstanding indebtedness in excess of an amount specified in the applicable Prospectus Supplement in the aggregate and, if not already matured at its final maturity in accordance with its terms, such indebtedness shall have been accelerated;

          (v) any Guarantee shall for any reason cease to be, or be asserted in writing by any Guarantor or the Company not to be, in full force and effect, enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

          (vi) one or more judgments, orders or decrees for the payment of money in excess of an amount specified in the applicable Prospectus Supplement, either individually or in the aggregate (net of amounts covered by insurance, bond, surety or similar instrument) shall be entered against the Company, any Guarantor or any Restricted Subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

          (vii) any holder or holders of at least an amount specified in the applicable Prospectus Supplement in aggregate principal amount of indebtedness of the Company, any Guarantor or any Restricted Subsidiary after a default under such indebtedness shall notify the Trustee of the intended sale or disposition of any assets of the Company, any Guarantor or any Restricted Subsidiary that have been pledged to or for the benefit of such holder or holders to secure such indebtedness or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such indebtedness or to collect on, seize, dispose of or apply in satisfaction of indebtedness, assets of the Company or any Restricted Subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements);

          (viii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company, any Guarantor or any Restricted Subsidiary in an involuntary case or proceeding under any applicable bankruptcy law or (b) a decree or order adjudging the Company, any Guarantor or any Restricted Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, any Guarantor or any
     Restricted Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company, any Guarantor or any Restricted Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

          (ix) (a) the  Company,  any  Guarantor  or any  Restricted  Subsidiary
     commences a voluntary case or proceeding under any applicable bankruptcy law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Company, any Guarantor or any Restricted Subsidiary consents to the entry of a decree or order for relief in respect of the Company, any Guarantor or such Restricted Subsidiary in an involuntary case or proceeding under any applicable bankruptcy law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) the Company, any Guarantor or any Restricted Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (d) the Company, any Guarantor or any Restricted Subsidiary (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Guarantor or such Restricted Subsidiary or of any substantial part of their respective property, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or (e) the Company, any Guarantor or any Restricted Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (ix).

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that if an Event of Default (other than as specified in clauses (viii) and (ix) of the prior paragraph) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of the applicable series outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on, all the Debt Securities of the applicable series to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by the holders of the Debt Securities of the applicable series); provided that so long as the Bank Credit Agreement is in effect, such declaration shall not become effective until the earlier of (a) five business days after receipt of such notice of acceleration from the holders or the Trustee by the agent under the Bank Credit Agreement or (b) acceleration of the indebtedness under the Bank Credit Agreement. Thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of the applicable Debt Securities by appropriate judicial proceeding. If an Event of Default specified in clause (viii) or (ix) of the prior paragraph occurs and is continuing, then all the Debt Securities of the applicable series shall ipso facto become and be immediately due and payable, in an amount equal to the principal amount of the Debt Securities of the applicable series, together with accrued and unpaid interest, if any, to the date the Debt Securities become due and payable, without any declaration or other act on the part of the Trustee or any holder. The Trustee or, if notice of acceleration is given by the holders of the Debt Securities of the applicable series, the holders of the Debt Securities of the applicable series shall give notice to the agent under the Bank Credit Agreement of such acceleration.

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide after a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the Debt Securities of the applicable series, by written notice to the Company and the Trustee, may rescind and annul such declaration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Debt Securities of the applicable series, (iii) the principal of and premium, if any, on any Debt Securities of the applicable series which have become due otherwise than by such declaration of acceleration and interest thereon at a rate borne by the Debt Securities and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Debt Securities; and (b) all Events of Default, other than the non-payment of principal of the Debt Securities which have become due solely by such declaration of acceleration, have been cured or waived.

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the holders of not less than a majority in aggregate principal amount of the Debt Securities of the applicable series outstanding may on behalf of the holders of all the Debt Securities of the applicable series waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Debt Security, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Debt Security outstanding.

     Unless specified otherwise in the applicable Prospectus Supplement, each Indenture will provide that the Company is also required to notify the Trustee within five business days of the occurrence of any Default. Unless otherwise provided in the applicable Prospectus Supplement, the Company is required to deliver to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any default has occurred. Unless otherwise provided in the applicable Prospectus Supplement, the Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Debt Securities unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

     The TIA contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

     Reference is made to the Prospectus Supplement relating to each series of Debt Securities that are Original Issue Discount Securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.


MODIFICATIONS AND AMENDMENTS

     Unless otherwise specified in the applicable Prospectus Supplement, modifications and amendments of the Indenture may be made by the Company, any Guarantor and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of all series affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security of all series affected by the modification or amendment affected thereby: (i) change the stated maturity of the principal of, or any installment of interest on, any Debt Security or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof (or in the case of redemption, on or after the redemption date); (ii) reduce the percentage in principal amount of outstanding Debt Securities of a series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture or certain defaults or with respect to any Guarantee; (iii) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage in principal amount of outstanding Debt Securities required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Debt Security affected thereby; (iv) except as otherwise permitted under "-- Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by the Company or any Guarantor of any of its rights and obligations under the Indenture; or (v) amend or modify any provisions of the Indenture relating to the subordination of the Debt Security or any guarantee in any manner adverse to the holders of the Debt Securities or any guarantee.

     Unless otherwise provided in the applicable Prospectus Supplement, modifications and amendments of each Indenture may be made by the Company, any Guarantor and the Trustee without the consent of the Holders to: (i) cause each Indenture to be qualified under the TIA or to add provisions expressly required under the TIA: (ii) evidence the succession of another person to the Company, any Guarantor or other obligor upon the Debt Securities and the assumption by any such successor of the covenants of the Company, any Guarantor or other obligor upon the Debt Securities under the Indenture and in the Debt Securities of any series; (iii) add to the covenants of the Company, any Guarantor or other obligor upon the Debt Securities for the benefit of the holders (and if such covenants are to be for the benefit of less than all series of Debt Securities, stating that such covenants are expressly being included solely for the benefit of such series) or an additional Event of Default to all or any series of Debt Securities, or surrender any right or power conferred upon the Company; (iv) to secure the Debt Securities of any series; (v) to add to or change any provisions to such extent as necessary to facilitate the issuance or administration of Debt Securities in bearer form or facilitate the issuance or administration of Debt Securities in global form; (vi) to change or eliminate any provision affecting only Debt Securities not yet issued; (vii) to establish the form or terms of Debt Securities and Guarantees of any series; (viii) to evidence and provide for successor Trustees or to add or change any provisions of such Indenture to such extent as necessary to permit or facilitate the appointment of a separate Trustee or Trustees for specific series of Debt Securities; (ix) to permit payment in respect of Debt Securities in bearer form in the United States to the extent allowed by law; (x) to make provision with respect to any conversion or exchange rights of holders not adverse to the holders of any Debt Securities of any series then outstanding with such conversion or exchange rights which provision directly affects any such series, including providing for the conversion or exchange of Debt Securities into Common Stock or Preferred Stock; (xi) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture; provided, however, that no such modification or amendment may adversely affect the interest of holders of Debt Securities of any series then outstanding in any material respect; or (xii) if a Debt Security of any series is guaranteed, to add a Guarantor pursuant to the requirements of the Indenture.

     The holders of a majority in aggregate principal amount of the Debt Securities of a series may waive compliance with certain restrictive covenants and provisions of the Indenture with respect to that series.


SUBORDINATION

     Unless otherwise provided in the applicable Prospectus Supplement, the payment of principal of, premium on, if any, and interest on any Subordinated Debt Securities will be subordinated in right of payment, as set forth in the applicable Subordinated Indenture, to the prior payment in full of all Senior Indebtedness (as defined in the applicable Prospectus Supplement), whether outstanding on the date of the Subordinated Indenture or thereafter incurred.

     Unless otherwise provided in the applicable Prospectus Supplement, during the continuance of any default in the payment of any Designated Senior Indebtedness (as such term is defined in the applicable Prospectus Supplement) no payment (other than payments previously made pursuant to the provisions described under "-- Defeasance or Covenant Defeasance of Indenture") or distribution of any assets of the Company of any kind or character (excluding certain permitted equity interests or subordinated securities) shall be made on account of the principal of, premium, if any, or interest on, the Subordinated Debt Securities or on account of the purchase, redemption, defeasance or other acquisition of, the Subordinated Debt Securities unless and until such default has been cured, waived or has ceased to exist or such Designated Senior Indebtedness (as such term is defined in the applicable Prospectus Supplement) shall have been discharged or paid in full in cash or cash equivalents or in any other form as acceptable to the holders of Senior Indebtedness after which the Company shall resume making any and all required payments in respect of the Subordinated Debt Securities, including any missed payments.

     Unless otherwise provided in the applicable Prospectus Supplement, during the continuance of any non-payment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and after the receipt by the Trustee and the Company from a representative of the holder of any Designated Senior Indebtedness of a written notice of such default, no payment (other than payments previously made pursuant to the provisions described under "-- Defeasance or Covenant Defeasance of Indenture") or distribution of any assets of the Company of any kind or character (excluding certain permitted equity or subordinated securities) may be made by the Company on account of the principal of, premium, if any, or interest on, the Subordinated Debt Securities or on account of the purchase, redemption, defeasance or other acquisition of, the Subordinated Debt Securities for the period specified below (the "Payment Blockage Period").

     Unless otherwise provided in the applicable Prospectus Supplement, the Payment Blockage Period shall commence upon the receipt of notice of the Non-payment Default by the Trustee from a representative of the holders of any Designated Senior Indebtedness and shall end on the earliest of (i) the first date on which more than 179 days shall have elapsed since the receipt of such written notice (provided such Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated), (ii) the date on which such Non-payment Default (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) are cured, waived or ceased to exist or on which such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents or in any other form as acceptable to the holders of Designated Senior Indebtedness or (iii) the date on which such Payment Blockage Period (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) shall have been terminated by written notice to the Company or the Trustee from the representative of holders of Designated Senior
Indebtedness or the holders of at least a majority of the Designated Senior Indebtedness initiating such Payment Blockage Period, after which, in the case of clauses (i), (ii) and (iii), the Company shall promptly resume making any and all required payments in respect of the Subordinated Debt Securities, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Company or the Trustee of the notice initiating such Payment Blockage Period (such 179-day period referred to as the "Initial Period"). Any number of notices of Non-payment Defaults may be given during the Initial Period; provided that during any 365-day consecutive period only one Payment Blockage Period during which payment of principal of, or interest on, the Subordinated Debt Securities may not be made may commence and the duration of the Payment Blockage Period may not exceed 179 days. No Non-payment Default with respect to Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days.

     Unless otherwise provided in the applicable Prospectus Supplement, if the Company fails to make any payment on Subordinated Debt Securities when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Subordinated Debt Securities to accelerate the maturity thereof. See "-- Events of Default."

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or its assets, or any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Company, all Senior Indebtedness must be paid in full in cash or cash equivalents or in any other manner acceptable to the holders of Senior Indebtedness, or provision made for such payment, before any payment or distribution (excluding distributions of certain permitted equity or subordinated securities) is made on account of the principal of, premium, if any, or interest on the Subordinated Debt Securities.

     By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Subordinated Debt Securities, and funds which would be otherwise payable to the holders of the Subordinated Debt Securities will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash or cash equivalents or in any other manner acceptable to the holders of Senior Indebtedness, and the Company may be unable to meet its obligations fully with respect to the Subordinated Debt Securities.

     To the extent provided in the applicable Prospectus Supplement, any Guarantee of Subordinated Debt Securities by a Guarantor will be an unsecured subordinated obligation of such Guarantor, ranking pari passu with, or senior in right of payment to, all other existing and future indebtedness of such Guarantor that is expressly subordinated to Guarantor Senior Indebtedness (as defined in the applicable Indenture). To the extent provided in the applicable Prospectus Supplement, indebtedness evidenced by the Guarantees will be subordinated to Guarantor Senior Indebtedness to the same extent as the Subordinated Debt Securities are subordinated to Senior Indebtedness and during any period when payment on the Subordinated Debt Securities is blocked by Designated Senior Indebtedness, payment on the Guarantees will be similarly blocked.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the Company may, at its option, at any time, elect to have the obligations of the Company, each of the Guarantors (if any) and any other obligor upon the Debt Securities discharged with respect to the outstanding Debt Securities of an applicable series ("defeasance"). Such defeasance means that the Company, each of the Guarantors (if any) and any other obligor under the Indenture shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Debt Securities of such series, except for (i) the rights of holders of outstanding Debt Securities to receive payments in respect of the principal of, premium, if any, and interest on such Debt Securities when such payments are due, (ii) the Company's obligations with respect to the Debt Securities concerning issuing temporary Debt Securities, registration of Debt Securities, mutilated, destroyed, lost or stolen Debt Securities, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, (iv) the defeasance provisions of the Indenture and (v) if the Debt Security is convertible, the right of the holder to convert the Debt Security pursuant to the terms of the Debt Security. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Debt Securities of the applicable series. In the event covenant defeasance occurs, certain events (not including non-payment, enforceability of any Guarantee, bankruptcy and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     Unless otherwise provided in the applicable Prospectus Supplement, in order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Debt Securities, cash in United States dollars, U.S. Government Obligations (as defined in the applicable Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm expressed in a written certification thereof delivered to the Trustee, to pay and discharge the principal of, premium, if any, and interest on the applicable Debt Securities on the stated maturity of such principal or installment of principal or interest (or on the "Defeasance Redemption Date" as defined in the applicable Prospectus Supplement), if when exercising either defeasance or covenant defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Debt Securities of the applicable series on the Defeasance Redemption Date; (ii) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of issuance of the applicable Debt Securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders of the outstanding Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the applicable Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (vii) or (viii) under the first paragraph under "-- Events of Default" are concerned, at any time during the period ending on the 91st day after the date of deposit; (v) such defeasance or covenant defeasance shall not cause the Trustee for the applicable Debt Securities to have a conflicting interest with respect to any securities of the Company or any Guarantor; (vi) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (vii) the Company shall have delivered to the Trustee an opinion of independent counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness or Guarantor Senior Indebtedness, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (viii) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Debt Securities or any guarantee over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others; (ix) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Debt Securities on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and (x) the Company shall have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.


NOTICES

     Unless otherwise provided in the applicable Prospectus Supplement, notices to holders of registered Debt Securities will be given by mail to the addresses of such holders as they may appear in the Register.


OWNER OF DEBT SECURITIES

     Unless otherwise provided in the applicable Prospectus Supplement relating to the Debt Securities of a particular series, the Company, the Trustees and any agent of the Company or the Trustees may treat the person in whose name a Debt Security in registered form is registered, and may treat the bearer of a Debt Security in bearer form, as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of receiving payment and for all other purposes.


GOVERNING LAW

     Unless otherwise provided in the applicable Prospectus Supplement, the Indenture, the Debt Securities and any guarantees will be governed by the laws of the State of New York.


THE TRUSTEE

     The Trustee for each series of Debt Securities will be identified in the applicable Prospectus Supplement. Each Indenture will contain certain limitations on the right of a Trustee thereunder, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

     The holders of a majority in principal amount of all outstanding Debt Securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee for such series.

     In case an Event of Default shall occur (and shall not be cured) under any Indenture relating to a series of Debt Securities and is known to the Trustee under such Indenture, such Trustee shall exercise such of the rights and powers vested in it by such Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, no Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request of any of the Holders of Debt Securities unless they shall have offered to such Trustee security and indemnity satisfactory to it.

                         DESCRIPTION OF CAPITAL STOCK


GENERAL

     The Company currently has two classes of Common Stock, each having a par value of $.01 per share, and three classes of issued and outstanding Preferred Stock, also with a par value of $.01 per share. Upon the issuance of all shares covered by this Prospectus, the Controlling Stockholders, by virtue of their beneficial ownership of 100% of the shares of the Class B Common Stock, with its super voting rights as described below, will retain control over the Company's business and operations.

     The following summary of the Company's capital stock does not purport to be complete and is subject to detailed provisions of, and is qualified in its entirety by reference to, the Company's Amended and Restated Articles of Incorporation (the "Amended Certificate"). The Amended Certificate is an exhibit to the Registration Statement of which this Prospectus is a part and is available as set forth under "Available Information."

     The Amended Certificate authorizes the Company to issue up to 100,000,000 shares of Class A Common Stock, par value $.01 per share, 35,000,000 shares of
Class B Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of March 13, 1998, 39,547,202 shares of Common Stock, consisting of 14,380,770 shares of Class A Common Stock and 25,166,432 shares of Class B Common Stock, were issued and outstanding, 976,380 shares of Series B Preferred Stock were issued and outstanding, 2,062,000 shares of Series C Preferred Stock were issued and outstanding and 3,450,000 shares of Series D Convertible Exchangeable Preferred Stock were issued and outstanding.


COMMON STOCK

     The rights of the holders of the Class A Common Stock and Class B Common Stock are substantially identical in all respects, except for voting rights and the right of Class B Common Stock to convert into Class A Common Stock. The holders of the Class A Common Stock are entitled to one vote per share. The holders of the Class B Common Stock are entitled to ten votes per share except as described below. The holders of all classes of Common Stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by the general corporation laws of the State of Maryland ("Maryland General Corporation Law"). Except for transfers to a "Permitted Transferee" (generally, related parties of a Controlling Stockholder), any transfer of shares of Class B Common Stock held by any of the Controlling Stockholders will cause such shares to be automatically converted to Class A Common Stock. In addition, if the total number of shares of Common Stock held by the Controlling Stockholders falls to below 10% of the total number of shares of Common Stock outstanding, all of the outstanding shares of Class B Common Stock automatically will be classified as Class A Common Stock. In any merger, consolidation or business combination, the consideration to be received per share by the holders of the Class A Common Stock must be identical to that received by the holders of the Class B Common Stock, except that in any such transaction in which shares of a third party's common stock are distributed in exchange for the Company's Common Stock, such shares may differ as to voting rights to the extent that such voting rights now differ among the classes of Common Stock.

     The holders of Class A Common Stock and Class B Common Stock will vote as a single class, with each share of each class entitled to one vote per share, with respect to any proposed (a) "Going Private" transaction; (b) sale or other disposition of all or substantially all of the Company's assets; (c) sale or transfer which would cause a fundamental change in the nature of the Company's business; or (d) merger or consolidation of the Company in which the holders of the Company's Common Stock will own less than 50% of the Common Stock following such transaction. A "Going Private" transaction is defined as any "Rule 13e-3 transaction," as such term is defined in Rule 13e-3 promulgated under the Exchange Act between the Company and (i) the Controlling Stockholders, (ii) any affiliate of the Controlling Stockholders, or (iii) any group of which the Controlling Stockholders are an affiliate or of which the Controlling
Stockholders are a member. An "affiliate" is defined as (i) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under the common control of the

Controlling Stockholders; (ii) any corporation or organization (other than the Company or a majority-owned subsidiary of the Company) of which any of the Controlling Stockholders is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities or in which any of the Controlling Stockholders has a substantial beneficial interest;
(iii) a voting trust or similar arrangement pursuant to which the Controlling Stockholders generally control the vote of the shares of Common Stock held by or subject to any such trust or arrangement; (iv) any other trust or estate in which any of the Controlling Stockholders has a substantial beneficial interest or as to which any of the Controlling Stockholders serves as a trustee or in a similar fiduciary capacity; or (v) any relative or spouse of the Controlling Stockholders or any relative of such spouse who has the same residence as any of the Controlling Stockholders.

     Under Maryland General Corporation Law, the holders of Common Stock are entitled to vote as a separate class with respect to any amendment of the Amended Certificate that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of such class so as to affect such class adversely.

     For a discussion of the effects of disproportionate voting rights upon the holders of the Class A Common Stock, see "Risk Factors -- Voting Rights; Control by Controlling Stockholders; Potential Anti-Takeover Effect of Disproportionate Voting Rights."

     Stockholders of the Company have no preemptive rights or other rights to subscribe for additional shares, except that the Class B Common Stock is convertible into Class A Common Stock by the holders thereof. Except as described in the prior sentence, no shares of any class of Common Stock have conversion rights or are subject to redemption. Subject to the rights of any outstanding preferred stock which may be hereafter classified and issued, holders of Common Stock are entitled to receive dividends, if any, as may be declared by the Company's Board of Directors out of funds legally available therefor and to share, regardless of class, equally on a share-for-share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of the Company. Under the Bank Credit Agreement, the Existing Indentures, the terms of the Series C Preferred Stock and certain other debt of the Company, the Company's ability to declare Common Stock dividends is restricted.


EXISTING PREFERRED STOCK

     Series B Preferred Stock. As partial consideration for the acquisition of assets from River City, the Company issued 1,150,000 shares of Series A Preferred Stock to River City which has since been converted into 1,150,000 shares of Series B Preferred Stock. Each share of Series B Preferred Stock has a liquidation preference of $100 and, after payment of this preference, is entitled to share in distributions made to holders of shares of (plus all accrued and unpaid dividends through the determination date) Common Stock. Each holder of a share of Series B Preferred Stock is entitled to receive the amount of liquidating distributions received with respect to approximately 3.64 shares of Common Stock (subject to adjustment) less the amount of the liquidation preference. The liquidation preference of Series B Preferred Stock is payable in preference to Common Stock of the Company, but may rank equal to or below other classes of capital stock of the Company. After a "Trigger Event" (as defined below), the Series B Preferred Stock ranks senior to all classes of capital stock of the Company as to liquidation preference, except that the Company may issue up to $400 million of capital stock ("Senior Securities"), as to which the Series B Preferred Stock will have the same rank. The Series C Preferred Stock are Senior Securities. The Prospectus Supplement for any Preferred Stock sold pursuant to this Prospectus that are to be designated Senior Securities will so indicate. A Trigger Event means the termination of Barry Baker's employment with the Company prior to the expiration of the initial five-year term of his employment agreement (1) by the Company for any reason other than for Cause (as defined in the employment agreement) or (2) by Barry Baker upon the occurrence of certain events described in the employment agreement.

     The holders of Series B Preferred Stock do not initially receive dividends, except to the extent that dividends are paid to the holders of Common Stock. A holder of shares of Series B Preferred Stock is entitled to share in any dividends paid to holders of Common Stock, with each share of Series B

Preferred  Stock  allocated the amount of dividends  allocated to  approximately
3.64 shares of Common Stock (subject to adjustment). In addition, after the occurrence of a Trigger Event, holders of shares of Series B Preferred Stock are entitled to quarterly dividends in the amount of $3.75 per share per quarter for the first year, and in the amount of $5.00 per share per quarter after the first year. Dividends are payable either in cash or in additional shares of Series B Preferred Stock at the rate of $100 per share. Dividends on Series B Preferred Stock are payable in preference to the holders of any other class of capital stock of the Company, except for Senior Securities, which will rank senior to the Series B Preferred Stock as to dividends until a Trigger Event, after which Senior Securities will have the same rank as Series B Preferred Stock as to dividends.

     The Company may redeem shares of Series B Preferred Stock for an amount equal to $100 per share plus any accrued and unpaid dividends at any time beginning 180 days after a Trigger Event, but holders have the right to retain their shares in which case the shares will automatically be converted into shares of Class A Common Stock on the proposed redemption date.

     Each share of Series B Preferred Stock is entitled to 3.64 votes (subject to adjustment) on all matters with respect to which Class A Common Stock has a vote, and the Series B Preferred Stock votes together with the Class A Common Stock as a single class, except that the Series B Preferred Stock is entitled to vote as a separate class (and approval of a majority of such votes is required) on certain matters, including changes in the authorized amount of Series B Preferred Stock and actions affecting the rights of holders of Series B Preferred Stock.

     Shares of Series B Preferred Stock are convertible at any time into shares of Class A Common Stock, with each share of Series B Preferred Stock convertible into approximately 3.64 shares of Class A Common Stock. The conversion rate is subject to adjustment if the Company undertakes a stock split, combination or stock dividend or distribution or if the Company issues Common Stock or securities convertible into Common Stock at a price less than $27.50 per share. Shares of Series B Preferred Stock issued as payment of dividends are not convertible into Class A Common Stock and become void at the time of conversion of a shareholder's other shares of Series B Preferred Stock. All shares of Series B Preferred Stock remaining outstanding on May 31, 2001 (other than shares issued as a dividend) automatically convert into Class A Common Stock on that date.

     Series C Preferred Stock. As of March 13, 1998, the Company has issued and outstanding 2,062,000 shares of Series C Preferred Stock, all of which shares are held by KDSM, Inc., a wholly-owned subsidiary of the Company. Each share of Series C Preferred Stock has a liquidation preference (the "Liquidation Amount") of $100 plus an amount equal to any accumulated and unpaid dividends (whether or not earned or declared) to the date of payment. KDSM, Inc. purchased the Series C Preferred Stock from the proceeds of $206,200,000 aggregate principal amount of KDSM Senior Debentures, all of which are held by the Trust, a trust all of the common securities of which are held by KDSM, Inc. The obligations of KDSM, Inc. under the KDSM Senior Debentures are secured by the Series C Preferred Stock. The Trust purchased the KDSM Senior Debentures from the proceeds of $200 million aggregate liquidation value of HYTOPS plus the proceeds of the issuance to KDSM, Inc. of $6.2 million of common securities of the Trust. Sinclair has guaranteed the obligations under the HYTOPS, on a junior subordinated basis in an amount equal to the lesser of (a) the full liquidation preference plus accumulated and unpaid dividends to which the holders of the HYTOPS are lawfully entitled, and (b) the amount of the Trust's legally available assets remaining after the satisfaction of all claims of other parties which, as a matter of law, are prior to those of the holders of the HYTOPS. Sinclair has also agreed to fully and unconditionally guarantee the payment of the KDSM Senior Debentures on a junior subordinated basis if and effective as of the time the KDSM Senior Debentures are distributed to holders of the HYTOPS in certain circumstances.

     The Series C Preferred Stock has a maturity date of March 15, 2009, and will be mandatorily redeemable on its maturity date. With respect to dividend rights and rights upon liquidation, winding-up and dissolution of Sinclair, the Series C Preferred Stock ranks senior to the Common Stock and the Series B Preferred Stock except that upon a Trigger Event the Series C Preferred Stock will rank pari passu with the Series B Preferred Stock in respect of dividend rights and rights upon liquidation, dissolution and winding-up of Sinclair.

     Dividends on the Series C Preferred Stock are payable quarterly at a rate per annum of 12 5/8% of the stated Liquidation Amount of $100 per share and cumulate from March 12, 1997. Dividends are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each a "Dividend Payment Date") to the holders of record on the March 1, June 1, September 1 and December 1 next preceding each Dividend Payment Date. Sinclair has the right, at any time and from time to time, to defer dividend payments for up to three consecutive quarters; provided that Sinclair will be required to pay all dividends due and owing on the Series C Preferred Stock at least once every four quarters and must pay all dividends due and owing on the Series C Preferred Stock on March 25, 2009. The remedy for the holders of the Series C Preferred Stock upon a failure by Sinclair to pay all dividends due and owing thereon at least once every four quarters (or for any other breaches under the Series C Preferred Stock) is the right to elect two directors to Sinclair's board of directors.

     Holders of the Series C Preferred Stock do not have any voting rights in ordinary circumstances. However, the vote of the holders of a majority in aggregate Liquidation Amount of outstanding Series C Preferred Stock (100% in certain circumstances) is required to approve any amendment to the Amended Certificate or the Articles Supplementary to the Amended Certificate that govern the Series C Preferred Stock (the "Series C Articles Supplementary") that would adversely affect the powers, preferences or special rights of the holders of the Series C Preferred Stock or cause the liquidation, dissolution or winding-up of Sinclair. In addition, the approval of the holders of a majority in aggregate Liquidation Amount of outstanding Series C Preferred Stock is required to approve the issuance of any preferred stock by Sinclair which is senior to the Series C Preferred Stock in right of payment. In addition, upon a Voting Rights Triggering Event (which is defined to include a failure to pay dividends as described above, a failure to make a Change of Control Offer (as defined), a failure to redeem the Series C Preferred Stock upon maturity and a breach of the covenants described below), the holders of a majority in aggregate Liquidation Amount of the outstanding Series C Preferred Stock have the right to elect two directors to the board of directors of Sinclair. KDSM, Inc., as the holder of the Series C Preferred Stock, has agreed not to take or consent to any actions or waive any rights under the Series C Preferred Stock or elect any directors without the approval of the holders of the majority in principal amount of the KDSM Senior Debentures. The Trust, as the holder of the KDSM Senior Debentures, has in turn agreed that it will not provide such approval without the approval of the holders of a majority in aggregate Liquidation Value of the outstanding Preferred Securities (100% in certain circumstances).

     The Series C Articles Supplementary contain certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on transactions with affiliates; (iv) limitation on sale of assets;
(v) limitation on unrestricted subsidiaries; (vi) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of the Company to another person; (vii) provision of financial statements; and (viii) limitation on the issuance of senior preferred stock. Violation of any of these covenants (after a grace period in certain circumstances) will be a Voting Rights Triggering Event.

     Upon a Change of Control of Sinclair (as defined), Sinclair is required to make an offer (a "Change of Control Offer") to redeem all or a portion of the shares of Series C Preferred Stock at 101% of such shares' aggregate Liquidation Amount, plus accrued and unpaid dividends, if any, to the date of redemption unless and for so long as such redemption is prohibited by the terms of the Bank Credit Agreement or the Existing Indentures. If Sinclair does not make and consummate a Change of Control Offer upon a Change of Control, the holders of the Series C Preferred Stock will have the right to elect two directors to the board of directors of Sinclair.

     The Company has the option (a) at any time on or after March 15, 2002 to redeem the Series C Preferred Stock, in whole or in part, in cash at redemption prices declining from 105.813% to 100% (in 2006) of the Liquidation Amount, and
(b) at any time on or prior to March 15, 2000 to redeem, in whole or in part, up to 33 1/3% of the aggregate Liquidation Amount of the Series C Preferred Stock, with the proceeds of one or more Public Equity Offerings (as defined), at a cash redemption price of 111.625% of the principal amount thereof, plus accrued dividends to the date of redemption; provided that after any such redemption at least 66 2/3% of the aggregate Liquidation Amount of the Series C Preferred Stock originally issued remain outstanding and that such redemption be made within 180 days of each such Public Equity Offering.

     Series D Convertible Exchangeable Preferred Stock. As of March 13, 1998, the Company had issued and outstanding 3,450,000 shares of Series D Convertible Exchangeable Preferred Stock. Each share of Series D Convertible Exchangeable Preferred Stock has a liquidation preference of $50 plus an amount equal to any accrued and unpaid dividends.

     With respect to dividends and amounts payable upon the liquidation, dissolution or winding up of the Company, the Series D Convertible Exchangeable Preferred Stock will rank (i) junior in right of payment to all indebtedness of the Company and its Subsidiaries, (ii) senior to the Class A Common Stock and the Class B Common Stock, (iii) pari passu with the Series C Preferred Stock and
(iv) senior to the Company's Series B Preferred Stock except that upon a Trigger Event the Series D Convertible Exchangeable Preferred Stock will rank pari passu with the Series B Preferred Stock in respect of dividends and distributions upon liquidation, dissolution and winding-up of the Company.

     Dividends on the Series D Convertible Exchangeable Preferred Stock are cumulative and accrue from September 23, 1997, the date of issuance, and are payable quarterly commencing on December 15, 1997, in the amount of $3.00 per share annually, when, as and if declared by the Board of Directors out of legally available funds.

     Holders of Convertible Exchangeable Preferred Stock do not have any voting rights in ordinary circumstances. In exercising any voting rights, each outstanding share of Series D Convertible Exchangeable Preferred Stock will be entitled to one vote. Whenever dividends on the Series D Convertible Exchangeable Preferred Stock are in arrears in an aggregate amount equal to at least six quarterly dividends (whether or not consecutive), the size of the Company's board of directors will be increased by two (or, if the size of the board of directors cannot be so increased, the Company shall cause the removal or resignation of a sufficient number of directors), and the holders of a majority of the Series D Convertible Exchangeable Preferred Stock, voting separately as a class, will be entitled to select two directors to the board of directors at (i) any annual meeting of stockholders at which directors are to be elected held during the period when the dividends remain in arrears or (ii) a special meeting of stockholders called by the Company at the request of the holders of the Series D Convertible Exchangeable Preferred Stock. These voting rights will terminate when all dividends in arrears and for the current quarterly period have been paid in full or declared and set apart for payment. The term of office of the additional directors so elected will terminate immediately upon that payment or provision for payment. Under certain circumstances, the Company may be required to pay additional dividends if it fails to provide for the board seats referred to above.

     In addition, so long as any Series D Convertible Exchangeable Preferred Stock is outstanding, the Company will not, without the affirmative vote or consent of the holders of at least 66 2/3% of all outstanding shares of Series D Convertible Exchangeable Preferred Stock (i) amend, alter or repeal (by merger or otherwise) any provision of the Amended Certificate, or the By-Laws of the Company so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series D Convertible Exchangeable Preferred Stock, (ii) authorize any new class of Senior Dividend Stock (as defined), any Senior Liquidation Stock (as defined) or any security convertible into Senior Dividend Stock or Senior Liquidation Stock, or (iii) effect any reclassification of the Series D Convertible Exchangeable Preferred Stock.

     The shares of Series D Convertible Exchangeable Preferred Stock are convertible at the option of the holder at any time, unless previously redeemed or exchanged, into Class A Common Stock of the Company, at a conversion price of $45.625 per share of Class A Common Stock (equivalent to a conversion rate of 1.0959 shares of Class A Common Stock per share of Series D Convertible Exchangeable Preferred Stock), subject to adjustment in certain events.

     Upon the occurrence of a Change of Control (as defined), each share of Series D Convertible Exchangeable Preferred Stock will be convertible at the option of its holder for a limited period into the number of shares of Class A Common Stock determined by dividing the $50 liquidation preference of such share, plus accrued and unpaid dividends, by the greater of (i) the average of the last reported sales price per share of the Class A Common Stock for the last five trading days before the Change of Control or (ii) $26.42, as adjusted for stock splits or combinations. Upon a Change of Control, the Company may elect to pay holders of the Series D Convertible Exchangeable Preferred Stock exercising their special conversion rights an amount in cash equal to the $50 liquidation preference of the Series D Convertible Exchangeable Preferred Stock plus any accrued and unpaid dividends, in which event no conversion pursuant to the exercise of the special conversion rights will occur, unless the Company defaults in payments of such amounts. A Change of Control will result in an event of default under the Bank Credit Agreement and could result in the acceleration of all indebtedness under the Bank Credit Agreement. Moreover, the Bank Credit Agreement prohibits the repurchase of the Series D Convertible Exchangeable Preferred Stock by the Company. A Change of Control will also require the Company to offer to redeem the Existing Notes and the Series C Preferred Stock.

     The Series D Convertible Exchangeable Preferred Stock is redeemable at the Company's option, in whole or from time to time in part, for cash at any time on or after September 20, 2000, initially at a price per share equal to 104.20% of the liquidation preference thereof, declining ratably on or after September 15 of each year thereafter to a redemption price equal to 100% of such liquidation preference per share on or after September 15, 2007 plus, in each case, accrued and unpaid dividends.

     Subject to certain conditions, the Company may, at its option, on any scheduled date for the payment of dividends on the Series D Convertible Exchangeable Preferred Stock commencing on December 15, 2000, exchange the Series D Convertible Exchangeable Preferred Stock, in whole but not in part, for the Company's 6% Convertible Subordinated Debentures due 2012 (the "Exchange Debentures"). Holders of Series D Convertible Exchangeable Preferred Stock so exchanged will be entitled to $1,000 principal amount of Exchange Debentures for each $1,000 of liquidation preference of Series D Convertible Exchangeable Preferred Stock held by such holders at the time of exchange plus an amount per share in cash equal to all accrued but unpaid dividends (whether or not declared) thereon to the date of exchange. The Exchange Debentures will bear interest payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on the first such payment date following the date of exchange. Beginning on December 15, 2000, at the Company's option, the Exchange Debentures will be redeemable, in whole or in part, at redemption prices beginning at 104.20% of the principal amount of the Exchange Debentures and decreasing to 100% of such principal amount on September 15, 2007, plus accrued and unpaid interest. Under certain circumstances involving a Change of Control, holders will have the right to require the Company to purchase their Exchange Debentures at a price equal to 100% of the principal amount thereof plus accrued interest. The Exchange Debentures will be convertible into Class A Common Stock on substantially the same terms as the Series D Convertible Exchangeable Preferred Stock is convertible into Class A Common Stock. The Exchange Debentures will be subordinated to all Senior Indebtedness.


NEW PREFERRED STOCK

     The particular terms of any series of Preferred Stock offered hereby will be set forth in the Prospectus Supplement relating thereto. The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption, retirement and sinking fund provisions and liquidation preferences, if any, of the Preferred Stock of each series offered hereby will be fixed or designated pursuant to Articles Supplementary adopted by the Board of Directors or a duly authorized committee thereof. The terms, if any, on which shares of any series of Preferred Stock offered hereby are convertible or exchangeable into Common Stock or Debt Securities will also be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the Company, in which case the number of shares of Common Stock to be received by the holders of Preferred Stock offered hereby would be calculated as of a time and in the manner stated in the applicable Prospectus Supplement. The description of the terms of a particular series of Preferred Stock offered hereby that will be set forth in the applicable Prospectus Supplement does not purport to be complete and is qualified in its entirety by reference to the Articles Supplementary relating to such series.


DEPOSITARY SHARES

     General. The Company may, at its option, elect to offer receipts for fractional interests ("Depositary Shares") in Preferred Stock, rather than full shares of Preferred Stock. In such event, receipts

("Depositary Receipts") for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock, will be issued as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a depositary to be named by the Company in a Prospectus Supplement (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights). The following summary of certain provisions of the Deposit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Deposit Agreement, including the definitions therein of certain terms. Copies of the forms of Deposit Agreement and Depositary Receipt will be filed as exhibits to or incorporated by reference into the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

     Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares in an equitable manner, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may sell such property and distribute the net proceeds from such sale to such holders. The amount distributed in any of the foregoing cases may be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes.

     Withdrawal of Preferred Stock. Upon surrender of Depositary Receipts at a designated office of the Depositary, the owner of the Depositary Shares evidenced thereby will be entitled to delivery at such office of certificates evidencing Preferred Stock (but only in whole shares of Preferred Stock) represented by such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

     Redemption of Depositary Shares. If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot, pro rata or by any other equitable method as may be determined by the Depositary.

     Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Stock.

     Amendment and Termination of the Deposit Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement will only terminate if
(i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock, including in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

     Resignation and Removal of Depositary. The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointments. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

     Charges of Depositary. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and issuance of Depositary Receipts, all withdrawals of shares of Preferred Stock by owners of the Depositary Shares and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as they are expressly provided in the Deposit Agreement to be for their accounts.

     Miscellaneous. The Depositary will forward all reports and communications from the Company which are delivered to the Depositary and which the Company is required or otherwise determines to furnish to the holders of the Preferred Stock.

     Neither the Depositary nor the Company will be liable under the Deposit Agreement to holders of Depositary Receipts other than for its gross negligence, willful misconduct or bad faith. Neither the Company nor the Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.


CERTAIN STATUTORY AND CHARTER PROVISIONS

     The following paragraphs summarize certain provisions of the Maryland General Corporation Law and the Company's Amended Certificate and By-Laws. The summary does not purport to be complete and reference is made to Maryland
General Corporation Law and the Company's Amended Certificate and By-Laws for complete information.

     Business Combinations. Under the Maryland General Corporation Law, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the corporation's stock (an "Interested Stockholder") must be (a) recommended by the corporation's board of directors; and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's common stockholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for his shares. In addition, an Interested Stock-holder or any affiliate thereof may not engage in a "business combination" with the corporation for a period of five (5) years following the date he becomes an Interested Stockholder. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of a Maryland corporation. It is anticipated that the Company's Board of Directors will exempt from the Maryland statute any business combination with the Controlling Stockholders, any present or future affiliate or associate of any of them, or any other person acting in concert or as a group with any of the foregoing persons.

     Control Share Acquisitions. The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" may not be voted except to the extent approved by a vote of two-thirds of the votes entitled to be cast by stockholders excluding shares owned by the acquirer, officers of the corporation and directors who are employees of the corporation. "Control shares" are shares which, if aggregated with all other shares previously acquired which the person is entitled to vote, would entitle the acquirer to vote (i) 20% or more but less than one-third of such shares, (ii) one-third or more but less than a majority of such shares, or
(iii) a majority of the outstanding shares. Control shares do not include shares the acquiring person is entitled to vote because stockholder approval has previously been obtained. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     Subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer is entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or excepted by or pursuant to the articles of incorporation or by-laws of the corporation.

     Effect of Business Combination and Control Share Acquisition Statutes. The business combination and control share acquisition statutes could have the effect of discouraging offers to acquire any such offer.

     Limitation on Liability of Directors and Officers. The Company's Amended Certificate provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages. The Maryland General Corporation Law provides that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In situations to which the Amended Certificate provision applies, the remedies available to the Company or a stockholder are limited to equitable remedies such as injunction or rescission. This provision would not, in the opinion of the Commission, eliminate or limit the liability of directors and officers under the federal securities laws.

     Indemnification. The Company's Amended Certificate and By-Laws provide that the Company may advance expenses to its currently acting and its former directors to the fullest extent permitted by Maryland General Corporation Law, and that the Company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Maryland General Corporation Law provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of an criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. The statute permits Maryland corporations to indemnify its officers, employees or agents to the same extent as its directors and to such further extent as is consistent with law.

     The Company has also entered into indemnification agreements with certain officers and directors which provide that the Company shall indemnify and advance expenses to such officers and directors to the fullest extent permitted by applicable law in effect on the date of the agreement, and to such greater extent as applicable law may thereafter from time to time permit. Such agreements provide for the advancement of expenses (subject to reimbursement if it is ultimately determined that the officer or director is not entitled to indemnification) prior to the final disposition of any claim or proceeding.


FOREIGN OWNERSHIP

     Under the Amended Certificate and to comply with FCC rules and regulations, the Company is not permitted to issue or transfer on its books any of its capital stock to or for the account of any Alien (as defined) if after giving effect to such issuance or transfer, the capital stock held by or for the account of any alien or Aliens would exceed, individually or in the aggregate, 25% of the Company's capital stock at any time outstanding. Pursuant to the Amended Certificate, the Company will have the right to repurchase alien-owned shares at their fair market value to the extent necessary, in the judgment of the Board of Directors, to comply with the alien ownership restrictions. Any issuance or transfer of capital stock in violation of such prohibition will be void and of no force and effect. The Amended Certificate also provides that no Alien or Aliens shall be entitled to vote, direct or control the vote of more than 25% of the total voting power of all the shares of capital stock of the Company outstanding and entitled to vote at any time and from time to time. Such percentage, however, is 20% in the case of the Company's subsidiaries which are direct holders of FCC licenses. In addition, the Amended Certificate provides that no Alien shall be qualified to act as an officer of the Company and no more than 25% of the total number of directors of the Company at any time may be Aliens. The Amended Certificate further gives the Board of Directors of the Company all power necessary to administer the above provisions.


TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Company's Class A Common Stock is The First National Bank of Boston. The Transfer Agent and Registrar for any Preferred Securities issued pursuant to this Prospectus will be specified in the applicable Prospectus Supplement.


                             PLAN OF DISTRIBUTION

     The Securities offered hereby may be sold by the Company or the Selling Stockholders on a negotiated or competitive bid basis through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate, dealers or agents designated from time to time, or directly to other purchasers. The distribution of the Securities offered hereby may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, any Prospectus Supplement with respect to the Securities will set forth the method of distribution of the offered Securities, of the offering and the proceeds to the Company from the sale thereof, any underwriting discounts, commission and other terms constituting compensation to underwriters and other items of price, and any discounts or concessions allowed or reallowed or paid to dealers. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are utilized, the Securities being sold to them will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. To the extent required, the underwriter or underwriters with respect to the Securities being offered by the Company or the Selling Stockholders will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Any underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent.

     Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. If a dealer is utilized in the sale of the Securities, the Company or the Selling Stockholders will sell the Securities to the dealer as principal. The dealer may then resell the Securities to the public at varying prices to be determined by the dealer at the time of sale. To the extent required, any dealer involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be set forth in the Prospectus Supplement.

     The  Securities  may be  sold  directly  by  the  Company  or  the  Selling
Stockholders or through agents designated by the Company or the Selling Stockholders from time to time. To the extent required, any agent involved in the offer or sale of the securities in respect of which this Prospectus is delivered will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. This Prospectus is not the exclusive means for resales of Class A Common Stock by the Selling Stockholders who may, for example, sell Class A Common Stock under Rule 144 under the Securities Act.

     Any underwriters, dealers and agents that participate in the distribution of the Securities may be deemed to be underwriters as the term is defined in the Securities Act and any discounts or commissions received by them from the Company or the Selling Stockholders and any profits on the resale of the Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements that may be entered into with the Company or the Selling Stockholders, to indemnification against or to contribution toward certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect of such liabilities.

     Underwriters, dealers and agents may engage in other transactions with or perform other services for the Company or the Selling Stockholders. To the extent required, any such relationships will be set forth in a Prospectus Supplement.


                                 LEGAL MATTERS

     The validity of the securities being offered hereby and certain other legal matters regarding the securities will be passed upon for the Company by Thomas & Libowitz, P.A., Baltimore, Maryland, counsel to the Company, and by Wilmer, Cutler & Pickering, Baltimore, Maryland, special securities counsel to the Company. Certain legal matters under the Communications Act of 1934, as amended and the rules and regulations promulgated thereunder by the FCC will be passed upon for the Company by Fisher Wayland Cooper Leader & Zaragoza L.L.P., Washington, D.C. Basil A. Thomas, a director of the Company, is of counsel to Thomas & Libowitz, P.A.

                                    EXPERTS

     The Consolidated Financial Statements and schedules of the Company as of December 31, 1996 and 1997 and for each of the years ended December 31, 1995, 1996 and 1997, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Heritage Media Services, Inc. -- Broadcasting Segment as of December 31, 1997 and 1996 and for each of the periods in the two year period ended December 31, 1997 incorporated by reference herein have been audited by Arthur Andersen, LLP, independent public accountants, as stated in their reports with respect thereto, and are incorporated herein in reliance on the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Max Media Properties LLC as of December 31, 1997 and 1996 and for each of the years in the two year period ended December 31, 1997 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Sullivan Broadcast Holdings, Inc. and Subsidiaries as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996 and for the period from inception (June 2, 1995) through December 31, 1995 and the financial statements of Sullivan Broadcasting Company, Inc. and Subsidiaries for the year ended December 31, 1995, incorporated in this Prospectus by reference to the Current Report on Form 8-K of Sinclair Broadcast Group, Inc., dated March 17, 1998, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firms as experts in auditing and accounting.

======================================   =======================================
     NO  DEALER,  SALESPERSON  OR  ANY
OTHER  PERSON HAS BEEN  AUTHORIZED  TO
GIVE  ANY  INFORMATION  OR TO MAKE ANY
REPRESENTATIONS   OTHER   THAN   THOSE
CONTAINED    IN    THIS     PROSPECTUS
SUPPLEMENT    OR   THE    ACCOMPANYING
PROSPECTUSES  IN  CONNECTION  WITH THE              8,032,563 SHARES
OFFER CONTAINED HEREIN,  AND, IF GIVEN
OR   MADE,    SUCH    INFORMATION   OR
REPRESENTATIONS  MUST  NOT  BE  RELIED
UPON AS HAVING BEEN  AUTHORIZED BY THE
COMPANY  OR ANY  OF THE  UNDERWRITERS.
THIS  PROSPECTUS  SUPPLEMENT  AND  THE
ACCOMPANYING   PROSPECTUSES   DO   NOT
CONSTITUTE AN OFFER OF ANY  SECURITIES
OTHER THAN THOSE TO WHICH THEY  RELATE             SINCLAIR BROADCAST
OR AN OFFER TO SELL, OR A SOLICITATION                 GROUP, INC.
OF AN  OFFER  TO BUY,  THOSE  TO WHICH
THEY RELATE IN ANY STATE TO ANY PERSON
TO WHOM IT IS NOT  LAWFUL TO MAKE SUCH
OFFER IN SUCH STATE.  THE  DELIVERY OF
THIS  PROSPECTUS  SUPPLEMENT  AND  THE
ACCOMPANYING  PROSPECTUSES AT ANY TIME
DO  NOT  IMPLY  THAT  THE  INFORMATION
HEREIN  IS  CORRECT  AS  OF  ANY  TIME            Class A Common Stock
SUBSEQUENT TO THEIR RESPECTIVE DATES.


      --------------------------

           TABLE OF CONTENTS


                                  PAGE               [SINCLAIR LOGO]
                                  ----
         PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary ....  S-1
Use of Proceeds ..................  S-10
Capitalization ...................  S-11
Pro Forma Consolidated Financial
  Information of Sinclair ........  S-12
Selling Stockholders .............  S-20       --------------------------
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations ......  S-21
Industry Overview ................  S-29 P R O S P E C T U S S U P P L E M E N T
Business of Sinclair .............  S-32
Management .......................  S-61
Certain United States Federal Tax
  Considerations for Non-U.S.                         MARCH , 1998
  Holders of Common Stock ........  S-68
Underwriting .....................  S-71
Glossary of Defined Terms ........  S-73
          COMPANY PROSPECTUS                   --------------------------
Available Information ............  1
Incorporation of Certain Documents
  by Reference ...................  1
The Company ......................  3
Risk Factors .....................  3
Use of Proceeds .................. 19
Historical and Pro Forma Ratio of
  Earnings to Fixed Charges ...... 20
Description of Debt Securities ... 21
Description of Capital Stock ..... 35             SALOMON SMITH BARNEY
Plan of Distribution ............. 44                BT ALEX. BROWN
Legal Matters .................... 45          CREDIT SUISSE FIRST BOSTON
Experts .......................... 46           BEAR, STEARNS & CO. INC.
           RESALE PROSPECTUS                           FURMAN SELZ
Available Information ............  1             GOLDMAN, SACHS & CO.
Incorporation of Certain Documents                   LEHMAN BROTHERS
   by Reference ..................  2     NATIONSBANC MONTGOMERY SECURITIES LLC
The Company ......................  3
Risk Factors .....................  3
Use of Proceeds .................. 16
Description of Capital Stock ..... 17
Selling Stockholders ............. 25
Plan of Distribution ............. 26
Legal Matters .................... 27
Experts .......................... 27
======================================   =======================================